PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-147557

949,703 Shares of Common Stock

Warrants to Purchase 949,703 Shares of Common Stock

This prospectus relates to the resale of up to 949,703 shares of our common stock and warrants to purchase up to 949,703 shares of our common stock, which may be sold from time to time by the selling securityholders named in this prospectus.   Each warrant entitles the holder thereof to purchase one (1) share of the our common stock at an exercise price of $2.40 per share, and may be converted at any time during the period commencing on November 15, 2007 and ending November 15, 2012.  The common stock and warrants registered hereunder represent common stock and warrants issuable upon the conversion of convertible promissory notes previously issued in private placement transactions described elsewhere in this prospectus.

The selling securityholders may sell the common stock and warrants from time to time in any principal market on which such securities are traded at the prevailing market price or in negotiated transactions. The selling securityholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock or warrants to purchase common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder.

Investing in our securities involves significant risks that are described in the "Risk Factors" beginning on page 6 of this prospectus, as well as those set forth in any prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our common stock is traded on the OTC Bulletin Board under the symbol "UWKI" (prior to our reincorporation and reverse stock split, "UWNK"). The last reported sale price on the OTC Bulletin Board on November 16, 2007 was $1.90. Our common stock has also been conditionally approved for listing under the symbol "UWW" on the American Stock Exchange, provided we are in compliance with all applicable listing standards, including a per share price of at least $3.00. We do not intend to apply for listing of the warrants on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and industry publications. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

This prospectus contains trademarks, tradenames, service marks and service names of uWink, Inc.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to stockholders and in our other filings with the Securities and Exchange Commission. Our actual results may differ significantly from the results discussed in the forward-looking statements, and the results shown herein are not necessarily indicative of the results to be expected in any future periods. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Business", "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Risk Factors". Readers can identify these forward-looking statements by the use of such terms as "may", "will", "would", "could", "should", "estimates", "projects", "potential", "expect", "anticipate", "believe", "intend", "plan" and "seek" or similar verbs or conjugations of such verbs. When reading any forward-looking statements, you should be mindful that all such statements are inherently uncertain as they are based on current assumptions and expectations concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including the following:

•	we have a limited history in the restaurant industry and have historically relied on other segments of our business to generate revenue;

•	we currently rely on a single restaurant location for all of our restaurant revenue;

•	our operating history is characterized by net losses, and we anticipate further losses and may never become profitable;

•	we operate in a highly competitive industry among competitors who have significantly greater resources than we have and we may not be able to compete effectively;

•	we may be unable to respond to changing consumer preferences, tastes and eating habits, increases in food and labor costs and national and local economic conditions;

•	our ability to comply with applicable governmental regulations;

•	our management of our intellectual property;

•
we may not be able to obtain necessary financing to fund our operations, generate revenue, or otherwise effectively implement our growth and business plans, including expansion of our restaurant operations;

•	we may not be able to identify, attract, or retain qualified franchisees; and

•	we may not be able to locate a sufficient number of new restaurant sites.

Forward-looking statements speak only as of the date on which they are made. We will not update any forward-looking statements to reflect future events, developments, or other information. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

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PROSPECTUS SUMMARY

The following summary may not contain all of the information that you should consider before investing in our securities and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this prospectus.

All references to "we", "our" or "our company" in this prospectus refer to uWink, Inc. and its consolidated subsidiaries.

In connection with our November 7, 2007 registered offering  and the implementation of our business plan, we recently re-incorporated our company as a Delaware corporation and effected a four-for-one reverse stock split, whereby our common stock was combined into one share for each four shares outstanding on July 26, 2007, the effective date of combination. In addition, we have amended our certificate of incorporation to increase the number of authorized shares of common stock that we may issue from 12,500,000 to 25,000,000, after giving effect to the four-for-one reverse stock split. We have given effect to such transactions where indicated in this prospectus and, unless indicated otherwise, all references to the shares of our common stock reflect the consummation of the four-for-one reverse stock split.

Our Business

We are a developer and operator of digital media entertainment software and an interactive restaurant concept named "uWink". Over the past three years, we have invested substantial time and capital in the development of our uWink Game Library, which comprises over 70 short-form video games and our proprietary "tabletop" touchscreen terminal, each of which we have incorporated into the development of our interactive restaurant concept.

The uWink restaurant concept was designed to create a fun, casual atmosphere where customers can enjoy freshly prepared, reasonably priced meals while interacting with our media, games and entertainment platform. Our intention is to define a new segment of the "casual dining" restaurant market by combining our tabletop interface with the best elements of the fast-casual and casual full-service dining segments. We endeavor to offer:

•	Food and drink ordering via our tabletop terminals running our proprietary ordering software;

•	A suite of engaging, interactive games delivered through our digital media interface;

•	A wide variety of freshly prepared dishes designed to appeal to a broad audience at attractive price points, with quick turnaround times;

•	Full bar, including extensive wine list;

•	Delivery, catering and take out capabilities, along with full-service private party and meeting facilities supported by customized entertainment and presentation options; and

•	Automated check in and check out for uWink restaurant affinity program members.

The centerpiece of our entertainment offering is our uWink Game Library of casual, "social" games aimed at all ages, particularly women ages 21-35 and families. We believe these demographics to be historically neglected, but growing and important, segments of the video game market. Our entertainment options, which include games from the uWink Game Library, movie trailers, horoscopes and other media, are designed to be used by customers while seated, to play alone, participate together, engage other tables and eventually interact with guests and tables at other uWink restaurants.

Our management team is led by our Chairman and Chief Executive Officer, Nolan Bushnell, the founder of both Atari and Chuck E. Cheese restaurants. Our restaurant operations are led by our Chief Restaurant and Development Officer, John Kaufman, former vice president of operations at California Pizza Kitchen, and our Director of Restaurant Operations, John Blake, formerly a regional director of operations for California Pizza Kitchen. We believe we have assembled a management team with the vision and experience to successfully execute on the uWink restaurant concept.

Our Growth Strategy

We believe we have proven our concept at our initial uWink restaurant in Woodland Hills, California, as evidenced by the revenue we have achieved in Woodland Hills following the grand opening of that restaurant in late November 2006. For the first nine months of 2007, the revenue in our Woodland Hills restaurant was approximately $1.9 million.

Leveraging this experience, our intent is to launch additional restaurants, both company-owned and franchised, throughout the United States and internationally. We are currently seeking to open three to four additional company-owned and/or managed restaurants within the next six to twelve months. In addition, we believe that our concept is well suited for specialized locations, including airports and schools, and are pursuing opportunities in these areas. We also believe that the software platforms and touchscreen terminals we have developed, and are continuing to develop, for our restaurant concept can be deployed in other restaurants, bars and mobile devices.  We are currently engaged in preliminary discussions and will continue to seek opportunities to employ these assets in some or all of these venues, although we have not entered into any definitive agreemetns to do so.  We have also begun to franchise our concept, focusing on multiple-unit area development agreements. We expect we will also generate additional revenue through the sale of our proprietary tabletop terminals and related software to franchisees. We are ultimately targeting a mix of one-third company-owned restaurants and two-thirds franchised restaurants. Please see "Recent Developments" below for more information on our progress regarding new locations.

Recent Developments

In May 2007, we signed letters of intent for restaurant space in two marquee locations: The Promenade at Howard Hughes Center in Los Angeles, and the Hollywood & Highland Center in Hollywood, California. Effective June 4, 2007, we and the landlord entered into a definitive lease agreement for the Howard Hughes location. In July 2007, we signed a letter of intent to open a third new location at the Galleria Dallas in Dallas, Texas. On October 25, 2007, we entered into a definitive agreement to acquire the leasehold interest and certain other assets of a currently operating restaurant in downtown Mountain View, California, which we intend to convert to the uWink concept and open by early 2008. We believe these high profile, high visibility locations will greatly increase the value and recognition of the uWink brand. We intend to use the proceeds of our November 7, 2007 registered equity offering (described below) to complete the development of these four new restaurant sites, and to continue implementing our growth strategy.

In connection with the implementation of our growth strategy to franchise the uWink concept, we have formed a subsidiary, uWink Franchise Corporation, which will enter into agreements with our franchisees. On June 8, 2007, uWink Franchise Corporation entered into an area development agreement with OCC Partners, LLC for our first planned franchised restaurants. This agreement contemplates the opening of three franchised uWink restaurants in Miami-Dade County, Florida.

In addition, we recently announced plans to establish a separate joint venture entity in Canada with Jefferson Partners, a leading Canadian venture capital firm, to develop the Canadian market for uWink restaurants and related uWink products and services.

On July 23, 2007 we held a special meeting of the holders of our common stock, at which our stockholders approved our reincorporation in the state of Delaware, a four-for-one reverse stock split and a net increase in the authorized number of shares of our common stock that we will have available for issuance in the future. We believe these changes in our corporate governance will provide us with greater flexibility and simplicity in our corporate transactions and increase the marketability of our securities.

We have undertaken certain of these corporate changes, as well as the changes to the operation of our board of directors as described in this prospectus, in part to support our application to list our common stock on the American Stock Exchange, which was conditionally approved on August 14, 2007, subject to our compliance with all applicable listing standards including a per share price for our common stock of at least $3.00.

On November 7, 2007, we completed an approximately $10.4 million registered equity offering.   Investors purchased approximately 5.2 million units at a purchase price of $2.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40. The warrants are immediately separable from the units, immediately exercisable and will expire on the fifth anniversary of the date of their issuance. The net proceeds were approximately $9.3 million after deducting placement agent fees and other offering expenses.  The proceeds of the raise will be used to fund new restaurant development and general working capital needs.

Our November 7, 2007 registered offering triggered the conversion rights in convertible promissory notes issued in previous debt financing transactions completed in April 2007 and June 2007.  Effective November 12, 2007 holders representing an aggregate of $1,497,500 in principal amount of these notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive amount of $316,568) elected to convert their notes into the same units issued in our November 7, 2007 registered offering.  Accordingly, we issued an aggregate 949,703 units to these investors at a purchase price of $2.00 per unit, in full satisfaction of our obligations under the notes.  Holders representing an aggregate of $338,885 in principal amount of convertible notes elected not to convert their notes.  Accordingly, we made an aggregate cash repayment of $459,335 (inclusive of $120,449 of accrued interest thereunder), in full satisfaction of these notes.

As a result of the conversions and issuances and the repayments described above, our obligations under our convertible promissory notes issued in April 2007 and June 2007 are now fully satisfied.  We are filing this registration statement to register for resale the common stock  and warrants issued upon conversion of our convertible promissory notes.

Company History

From 2004 through 2006, we derived our revenue from the sale of our SNAP! countertop video game platforms (and its predecessor platforms), which enable customers to play short form video games from our game library, our Bear Shop entertainment vending platform (also known as Boxter Bear), which dispenses products such as plush bears and related clothing through our entertainment vending platform, and software licensing fees. We did not generate material cash flow or profits under this business model.

In 2005, we began actively developing our new restaurant concept, and continue to focus our efforts on this business model. As a result of our strategic shift to our uWink restaurant concept, we have wound down our SNAP! and Bear Shop manufacturing and sales operations, and liquidated our inventory and product-related receivables. In addition, we have licensed our SNAP! and Bear Shop intellectual property to third party manufacturers in exchange for licensing fees. We do not expect material revenues in the future from these agreements.

Our Offices

Our executive offices are located at 16106 Hart Street, Van Nuys, CA 91406, and our telephone number at that address is 818-909-6030. Our website address is www.uwink.com. Information included or referred to on our website is not a part of this prospectus.

The Offering

Securities Offered by Selling Securityholders:
Common Stock	949,703 shares of common stock, par value $0.001 per share.
Warrants	Warrants to purchase 949,703 shares of common stock, par value $0.001 per share.

Description of Warrants
The warrants will be exercisable on or after November 15, 2007 through and including November 15, 2012 and will be exercisable at a price of $2.40 per share of common stock.  The warrants may be redeemed by us prior to their expiration, at a redemption  price of $0.05, at any time the last sale price of our common stock has been at least two hundred percent (200%) above the exercise price of the warrants on each of the twenty (20) consecutive trading days ending within three business days prior to the date on which notice of redemption is given.

Common Stock Outstanding	12,671,534 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock or warrants hereunder. See “Use of Proceeds” for a complete description.

Risk Factors	See "Risk Factors" beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock and/or warrants.

Current OTC Bulletin Board Symbol	"UWKI" (prior to our reincorporation and reverse stock split, "UWNK").

American Stock Exchange Symbol
"UWW". The listing of our common stock on the American Stock Exchange is conditional upon our compliance with all applicable listing standards, including a per share price of our common stock of at least $3.00.

Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock that will be outstanding after this offering does not include up to an aggregate of 9,338,184 shares comprised of:

•	5,491,450 shares reserved for issuance upon exercise of the warrants issued in connection with our November 7, 2007 registered public offering;

•
1,015,598 (4,062,392 pre-reverse stock split) shares reserved for issuance upon exercise of options outstanding as of November 19, 2007 with a weighted average exercise price of $3.94 ($0.98 pre-split), and 137,500 (550,000 pre-split) shares of restricted stock granted as of November 19, 2007 with a grant date weighted average fair value of $5.04 ($1.26 pre-split), that have been issued under our equity incentive plans; and

•
2,693,636 (10,774,544 pre-split) shares reserved for issuance upon exercise of warrants outstanding as of November 19, 2007 (other than those issued in our recently completed public offering) that we issued in connection with our prior financings in private placement transactions, and upon conversion of our convertible promissory notes as described elsewhere in this prospectus.

Except where otherwise indicated, the information in this prospectus includes appropriate adjustment in the number of shares of common stock authorized or issued and outstanding resulting from our four-for-one reverse stock split, pursuant to which our common stock was combined into one share for each four shares outstanding on July 26, 2007, the effective date of the combination.

SUMMARY FINANCIAL INFORMATION

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes, and the section entitled "Management's Discussion and Analysis and Plan of Operations", before making a decision to invest in our common stock and warrants. The information contained in the following summary for the nine months ended October 2, 2007 and September 30, 2006 and for the fiscal years ended January 2, 2007 and December 31, 2005 represents our consolidated financial information.

	Nine Months Ended		Fiscal Year Ended
	October 2, 2007	September 30, 2006	January 2, 2007	December 31, 2005
		(Restated)
Balance Sheet:
Cash and cash equivalents	$11,495	$876,569	$55,006	$23,759
Working capital	$(3,840,582)	$(7,365,021)	$(1,303,820)	$(1,248,178)
Total Assets	$1,008,356	$1,910,221	$1,103,109	$405,764
Total Liabilities	$3,962,048	$8,356,920	$1,477,512	$1,830,039
Stockholders' deficiency	$(2,953,692)	$(6,446,699)	$(374,403)	$(1,424,275)
Statement of Operations:
Revenue	$1,970,905	$145,771	$450,149	$682,604
Operating expenses	$5,046,382	$2,046,714	$3,690,921	$3,177,711
Net loss	$(4,118,023)	$(8,715,670)	$(10,361,065)	$(3,239,557)

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results or prospects. The market prices for our securities could decline if one or more or these risks and uncertainties develop into actual events and you could lose all or part of your investment.

Risks Related Our Business

We have incurred losses since our inception and cannot assure you that we will achieve profitability.

We have incurred cumulative losses of $39,251,638 from our inception through October 2, 2007. As of October 2, 2007, our working capital deficit was $3,840,582. For the first nine months of 2007, we incurred a net loss of approximately $4.1 million and for the fiscal year ended January 2, 2007, we incurred a net loss of approximately $10.4 million. In addition, we have wound down our SNAP! and Bear Shop manufacturing operation, which have been the source of our revenue for the last two years. Going forward, our strategy is to develop and operate an entertainment restaurant concept, but we do not expect to be cash flow positive based solely on projected revenue less operating and other costs for the restaurant concept for the foreseeable future. The extent of our future operating losses and the timing of profitability are highly uncertain and we may never achieve or sustain profitability. We cannot assure you that we will ever generate sufficient revenues from our restaurant operations to achieve profitability. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we may not ever achieve profitability and the value of your investment could decline significantly.

We have recently restated our previously issued financial statements for the fiscal year ended December 31, 2004 and the first three quarters of our fiscal years ended December 31, 2005 and 2006, respectively, due to certain incorrect accounting entries. Our failure to maintain effective internal control over financial reporting in the future could cause our financial statements to become materially misleading and adversely affect the trading price of our common stock.

In March 2006, following an internal investigation, we discovered certain accounting errors in our financial statements covering the fiscal year ended December 31, 2004, and continuing into the first three quarters of 2005. As a result of the errors, we concluded that these financial statements should no longer be relied upon and restated our consolidated financial statements for the fiscal year ended December 31, 2004, and for each of the first three quarters of 2005. In addition, we subsequently restated our financial statements covering the first three quarters of 2006 to correct accounting entries relating to the issuance of financing warrants in 2006. Although we have enhanced our internal controls over financial reporting in order to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud, we cannot assure you that the measures we have taken to remediate the weaknesses in our internal controls over financial reporting will prevent or detect misstatements because of inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Our failure to establish appropriate internal controls over financial reporting could result in misstatements to our financial statements that would not be prevented or detected.

We have a limited operating history in the restaurant industry on which to evaluate our potential and determine if we will be able to execute our business plan, and currently depend on a single restaurant to generate all of our restaurant revenues.

We currently own and operate one uWink restaurant in Woodland Hills, California, which we opened in October 2006, and, although we are in the process of identifying and opening new restaurant locations, we currently rely on our Woodland Hills location for all of our restaurant revenue. In addition, we have historically relied on revenues from the SNAP! and Bear Shop segments of our business. Consequently, our historical results of operations may not provide an accurate indication of our future operations or prospects. Investment in our securities should be considered in light of the risks and difficulties we will encounter as we attempt to penetrate the restaurant industry.

In addition, we cannot guarantee that we will be able to achieve our expansion goals or that new restaurants will generate sufficient revenues or be operated profitably. Our ability to expand will depend on a number of factors, many of which are beyond our control. These risks may include, but are not limited to:

•	locating suitable restaurant sites in new and existing markets;

•	obtaining acceptable financing for construction of new restaurants or negotiating acceptable lease terms;

•	recruiting, training and retaining qualified corporate and restaurant personnel and management;

•	attracting and retaining qualified franchisees;

•	cost effective and timely planning, design and build-out of restaurants;

•	obtaining and maintaining required local, state and federal governmental approvals and permits related to the construction of restaurant sites and the sale of food and alcoholic beverages;

•	creating guest awareness of our restaurants in new markets;

•	competition in our markets; and

•	general economic conditions.

If we are unable to expand our restaurant concept, our potential for growth and our results of operations could be harmed significantly.

A critical factor in our future viability will be our ability to expand our uWink restaurant concept. Our growth plans contemplate opening a number of additional company-owned or managed restaurants in future months and years, in addition to franchising, as described above. If we do not open and operate new restaurants, our growth and results of operations could be harmed significantly. Our ability to open new restaurants in a timely manner and operate them profitably depends upon a number of factors, many of which are beyond our control, including the following:

•	our ability to generate or raise the capital necessary to open new restaurants;

•
the availability and cost of suitable restaurant locations for development, our ability to compete effectively for those locations, and enter into purchase or long-term lease agreements for such locations on acceptable terms;

•	the timing of delivery of leased premises from our landlords so we can commence our build-out construction activities;

•	construction and development costs;

•	obtaining and maintaining required local, state and federal governmental approvals and permits related to the construction of restaurant sites and the sale of food and alcoholic beverages;

•	labor shortages or disputes experienced by our landlords or outside contractors; and

•	unforeseen engineering or environmental problems with the leased premises.

Our growth plans depend in large part on our ability to identify, attract and retain qualified franchisees and to manage our proposed franchise business.

We expect to grow our restaurant concept through the franchising of our restaurant concept. As a result, our future growth will depend on our ability to attract and retain qualified franchisees, the franchisees' ability to execute our concept and capitalize upon our brand recognition and marketing, and franchisees' ability to timely develop restaurants. We may not be able to recruit franchisees who have the business abilities or financial resources necessary to open restaurants on schedule, or at all, or who will conduct operations in a manner consistent with our concept and standards. Also, our franchisees may not be able to operate restaurants in a profitable manner.

In addition, a Federal Trade Commission rule requires us to furnish prospective franchisees with a franchise disclosure document containing prescribed information before entering into a binding agreement or accepting any payment for the franchise. Sixteen states also have state franchise sales or business opportunity laws which require us to add to the federal disclosure document additional state-specific disclosures and to register our offering with a state agency before we may offer uWink franchises for locations in the state or to state residents. We have completed our uniform disclosure documents and are currently authorized to sell uWink franchises in thirty-four states and the District of Columbia in the United States. We must complete the state registration process in those sixteen states requiring such additional registration, which include California, New York and Illinois. Applicable laws in these states vest state examiners with discretion to disapprove registration applications based on a number of factors. There can be no assurance that we will be successful in obtaining registration in all of these states or be able to continue to comply with these regulations, which could have a material adverse effect on our business and results of operations.

Finally, our franchise operations will be dependent upon our ability to:

•	develop, maintain and enhance the "uWink" brand;

•	maintain satisfactory relations with our franchisees who may, in certain instances, have interests adverse to our interests;

•	monitor and audit the reports and payments received from franchisees; and

•	comply with applicable franchising laws, rules and regulations.

The viability of our new business model is dependent on a number of factors that are not within our control.

The viability of our company-owned and potential franchised restaurant operations is, and will continue to be, subject to a number of factors that are not within our control, including:

•	changes in consumer tastes;

•	national, regional and local economic conditions;

•	traffic patterns in the venues in which we and our franchisees will operate;

•	discretionary spending priorities;

•	demographic trends;

•	consumer confidence in food quality, handling and safety;

•	consumer confidence in the venues in which we and our franchisees will operate;

•	weather conditions; and

•	the type, number and location of competing restaurants.

Our inability to manage our growth could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our business plan is to grow very rapidly by opening new restaurant locations, which will place strains on our management team and our other resources to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to train and manage the personnel necessary to implement those functions. We also will need to significantly expand our operations to implement our longer-term business plan and growth strategies.

In particular, we also expect to need to identify, develop and manage relationships with franchisees as part of our growth plans. This expansion and these expanded relationships will require us to:

•	significantly improve or replace our existing managerial, operational and financial systems, procedures and controls;

•	comply with complex rules and regulations relating to franchising;

•	manage the coordination between our various corporate functions, including accounting, legal, accounts payable and receivable, and marketing and development;

•	manage, train, motivate and maintain a growing employee base; and

•	manage our relationships with franchisees.

In addition, our expansion plans will likely require us to:

•	make significant capital investments;

•	devote significant management time and effort;

•	develop budgets for, and monitor, food, beverage, labor, occupancy and other costs at levels that will produce profitable operations; and

•	as applicable, budget and monitor the cost of construction of restaurants.

The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions.

Our ability to grow and generate meaningful revenue and profit will depend on our ability to locate a sufficient number of suitable new restaurant sites.

One of our biggest challenges in meeting our growth objectives will be to secure an adequate supply of suitable new restaurant sites. We may experience delays in opening restaurants in the future. There can be no assurance that we will be able to find sufficient suitable locations for our planned expansion in any future period. In the case we do find suitable locations, we may need to make significant investments in the properties so they conform to our specifications. Delays or failures in opening new restaurants could materially adversely affect our business, financial condition, operating results and/or cash flows.

Our expansion into new markets may present increased risks due to our unfamiliarity with the geographic area.

As a part of our expansion strategy, we expect we will be opening restaurants in markets in which we have no prior operating experience. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns. In addition, any new restaurants may take several months to reach budgeted operating levels due to problems associated with new restaurants, including lack of market awareness, inability to hire sufficient staff and other factors. Although we will attempt to mitigate these factors by paying careful attention to training and staffing needs, there can be no assurance that we will be able to operate new restaurants on a profitable basis.

We are highly dependent on our chief executive officer. Our inability to retain our chief executive officer could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends, to a critical extent, on the continued efforts and services of our Chief Executive Officer, Mr. Nolan Bushnell. Were we to lose the services of Mr. Bushnell, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for Mr. Bushnell at all, or on terms that would not be unduly expensive or burdensome to us. Although Mr. Bushnell has signed an employment agreement with us, this agreement is terminable by Mr. Bushnell on 30 days written notice and, in any event, does not preclude Mr. Bushnell from leaving us. We do not currently carry a key man life insurance policy on Mr. Bushnell which would assist us in recouping our costs in the event of the death or disability of Mr. Bushnell.

Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to execute our business plan. Should this occur, the value of your investment could be adversely affected, and you could even lose your entire investment.

We will most likely need to raise cash and additional working capital to cover the anticipated shortfall in our cash and working capital until such time as we become cash flow positive based solely on our projections for the sales of our restaurant concept less operating and other costs. Although we raised approximately $10,383,500 in gross proceeds from the sale of our equity securities in our November 2007 registered offering, $1,500,400 from the sale of our equity securities in September 2006, $857,000 from the sale of convertible promissory notes in April 2007 and $960,500 from the sale of additional convertible promissory notes in June 2007, we may require additional working capital in the future beyond that derived from our November 7, 2007 registered offering to fund our future operations and continue our growth strategy. We cannot give you any assurance that we will be able to secure any such additional working capital on favorable terms, if at all.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to our company, or which do not adversely affect your rights as a securityholder or the value of your investment, including substantial dilution of your investment in terms of your percentage ownership in our company, as well as the book value of your investment in our securities.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses for international franchise rights, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to us or disadvantageous to our existing stockholders. Any additional equity funding will dilute the interests of the current stockholders and the investors who purchase securities in this offering, and any additional debt funding may be secured by a pledge of our assets, which could be lost in the event of a default thereon. There is no assurance that we will be successful in raising additional debt or equity capital that will be required to fund our operating, development and marketing plans.

For example, our need for additional financing may require us to sell or issue:

•
securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features;

•	warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and/or

•	securities with associated registration rights with significant penalties for the failure to quickly register and associated imbedded derivative liabilities.

In addition, if we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor upon our default. We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

We may be unable to compete effectively in both our current Woodland Hills, California location and at those sites where we may establish and operate additional restaurants. Our inability to compete could adversely affect your investment.

The restaurant industry is intensely competitive and fragmented. We believe that we compete primarily with casual, fast-casual and quick-casual establishments. Many of our direct and indirect competitors in Woodland Hills, California, where our first restaurant is located, are well-established national, regional or local chains with a greater market presence than us. Further, virtually all these competitors have substantially greater financial, marketing and other resources than us, have been in business longer, have greater name recognition and are better established in the markets where our first restaurant is located and in those markets where our future restaurants are planned to be located.

We will be dependent on distributors or suppliers to provide our restaurant with food and beverage. If our distributors or suppliers do not provide food and beverages to us in a timely fashion, we may experience short-term supply shortages and increased food and beverage costs.

Our restaurant operations will be dependent on distributors or suppliers for food and beverage products. We have entered into standard arrangements with a number of such distributors or suppliers. If those distributors or suppliers cease doing business with us, we could experience short-term supply shortages in our restaurant and could be required to purchase food and beverage products at higher prices until we are able to secure an alternative supply source. In addition, any delay in replacing our suppliers or distributors on acceptable terms could, in extreme cases, require us to remove temporarily items from our menu.

Increases in the minimum wage may have a material adverse effect on our business and financial results.

A number of the employees we have hired and intend to hire will be subject to various minimum wage requirements. The federal minimum wage has remained at $5.15 per hour since September 1, 1997. However, we are located in California where employees receive compensation equal to the California minimum wage, which rose from $6.25 per hour effective January 1, 2001 to $7.50 per hour effective January 1, 2007 and is slated to increase to $8.00 per hour effective January 1, 2008. The possibility exists that the federal or California state minimum wage will be further increased in the future. These minimum wage increases may have a material adverse effect on our business, financial condition, results of operations and/or cash flows.

We may have difficulty in attracting and retaining management and outside independent members of our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly-held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these concerns, directors and management are also becoming increasingly concerned with the availability of directors and officers' liability insurance to pay on a timely basis the costs incurred in defending stockholder claims. Directors and officers liability insurance has recently become much more expensive and difficult to obtain than it had been. If we are unable to continue to maintain our directors and officer's liability insurance at affordable rates, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Risks Relating to the Restaurant Industry

Other restaurants may copy or duplicate the game-centric design concept of our uWink restaurants.

Although we believe that we have taken reasonable steps to protect our proprietary concepts and other intellectual property, we cannot assure you that third parties will not attempt to copy or duplicate our restaurant concept, which could have a material adverse affect on our business, results of operation or financial condition.

Negative publicity surrounding our restaurant or the consumption of beef, seafood, poultry, or produce generally, or shifts in consumer tastes, could negatively impact the popularity of our restaurant and our results of operations.

We expect that the popularity of our restaurants in general, and our menu offerings in particular, will be key factors to the success of our operations. Negative publicity resulting from poor food quality, illness, injury, or other health concerns, whether related to our restaurant or to the beef, seafood, poultry, or produce industries in general (such as negative publicity concerning the accumulation of carcinogens in seafood, e-coli, Hepatitis A, and outbreaks of "mad cow", "foot-and-mouth" or "bird flu" disease), or operating problems related to our restaurant, could make our brand and menu offerings less appealing to consumers. In addition, other shifts in consumer preferences away from the kinds of food we offer, whether because of dietary or other health concerns or otherwise, would make our restaurant less appealing and adversely affect our sales and results of operations.

Fluctuations in the cost, availability and quality of our raw ingredients and natural resources such as energy affect our results of operations.

The cost, availability and quality of the ingredients that we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in economic and political conditions, weather and demand could adversely affect the cost of our ingredients. We have limited control over these changes in the price and quality of commodities, since we typically do not enter into long-term pricing agreements for our ingredients. We may not be able to pass through any future cost increases by increasing menu prices. We and our potential franchisees are and will be dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. Additionally, in the event of massive culling of specific animals such as chickens or turkeys to prevent the spread of disease, the supply and availability of ingredients may become limited. This could dramatically increase the price of certain menu items which could decrease sales of those items or could force us to eliminate those items from our menus entirely. All of these factors could adversely affect our business, reputation and financial results.

Government regulations affecting the operation of our restaurant could increase our operating costs and restrict our ability to grow.

We must obtain licenses from regulatory authorities allowing us to sell liquor, beer and wine, and we must obtain a food service license from local health authorities for our restaurant. Our liquor license must be renewed annually and may be revoked at any time for cause, including violation by us or our employees of any laws and regulations relating to the minimum drinking age, advertising, wholesale purchasing, and inventory control. In California, for example, where we have our first restaurant and where we are planning to open additional restaurants, the number of liquor licenses available is limited and licenses are traded at market prices. We expect that liquor, beer and wine sales will comprise a significant portion of our sales. Therefore, obtaining and maintaining licenses will be an important component of our restaurants' operations, and the failure to obtain or maintain food and liquor licenses and other required licenses, permits and approvals would adversely impact our first restaurant and our growth strategy.

In addition, we are subject to federal regulation and state laws that regulate the offer and sale of franchises and substantive aspects of a franchisor-franchisee relationship. We are also subject to various other federal, state and local laws, rules and regulations affecting our business, and our franchisees will be subject to these laws, rules and regulations as well. Each of our restaurants and those owned by our franchisees will be subject to a variety of licensing and governmental regulatory provisions relating to wholesomeness of food, sanitation, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Furthermore, there can be no assurance that we will remain in compliance with applicable laws or licenses that we have or will obtain, the failure of which by a restaurant could result in our loss of the restaurant's license and even the closing of the restaurant.

Litigation concerning our food quality, our employment practices, liquor liability, and other issues could result in significant expenses to us and could divert resources from our operations.

Like other restaurants, we expect we may receive complaints or litigation from, and potential liability to, our guests involving food-borne illness or injury or other operational issues. We may also be subject to complaints or allegations from, and potential liability to, our former, existing, or prospective employees involving our restaurant employment practices and procedures. In addition, we will be subject to state "dram shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under "dram shop" statutes. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, our sales may be adversely affected by publicity resulting from such claims. Such claims may also be expensive to defend and may divert time and money away from our operations and adversely affect our financial condition and results of operations.

Labor shortages or increases in labor costs could restrict our ability to grow or adversely affect our results of operations.

We expect that our success will depend in part on our ability to attract, motivate, and retain a sufficient number of qualified restaurant employees, including restaurant general managers and kitchen managers, necessary to build and grow our operations. If we are unable to identity, and attract a sufficient number of qualified employees, we will be unable to open and operate the locations called for by our development plans. Competition for qualified restaurant employees could require us to pay higher wages and benefits, which could result in higher labor costs. In addition, we may have hourly employees who are paid the federal or state minimum wage and who rely on tips for a significant portion of their income. Government-mandated increases in minimum wages, overtime pay, paid leaves of absence, or health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements, could increase our labor costs and reduce our operating margins.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our brand and our competitive position. Accordingly, we devote substantial resources to the development and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent infringement or other unauthorized use of our trademarks and other proprietary rights by others, which may thereby dilute our trademarks in the marketplace and/or diminish the value of such proprietary rights. We may also be unable to prevent others from claiming infringement or other unauthorized use of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our rights to our trademarks may in some cases be subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to both the date of our registration and our first use of such trademarks in the relevant territory. We cannot assure you that third parties will not assert claims against our trademarks and other proprietary rights or that we will be able to successfully resolve such claims which could result in our inability to use certain trademarks or other proprietary rights in certain jurisdictions or in connection with certain goods or services. Future actions by third parties may diminish the strength of our trademarks or other proprietary rights, injure the goodwill associated with our business and decrease our competitive strength and performance. We could also incur substantial costs to defend or pursue legal actions relating to the use of our trademarks and other proprietary rights, which could have a material adverse affect on our business, results of operation or financial condition.

Risks Relating to an Investment in Our Securities

The concentration of ownership of our common stock gives a few individuals significant control over important policy and operating decisions and could delay or prevent changes in control.

As of November 19, 2007, our executive officers and directors beneficially owned approximately 16.3%, on a post-split basis, of the issued and outstanding shares of our common stock, as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. As a result, these persons have the ability to exert significant control over matters that could include the election of directors, changes in the size and composition of the board of directors, mergers and other business combinations involving our company, and operating decisions affecting us. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. In addition, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our securities lower than in the absence of such a perception.

Our shares of common stock are thinly-traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock is sporadically or "thinly" traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float and limited operating history. As a result, the price at which you purchase our securities may not be indicative of the prices that will prevail in the trading market and you may be unable to sell your shares or warrants at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors.

First, as noted above, our common stock is sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our restaurant concept. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors may add to the volatility in the price of our common stock:

•	actual or anticipated variations in our quarterly or annual operating results;

•	market acceptance of our restaurant concept;

•	government regulations;

•	announcements of significant acquisitions, strategic partnerships or joint ventures;

•	our capital commitments; and

•	additions or departures of our key personnel.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect, if any, that the sale of shares or the availability of shares of our common stock for sale at any time will have on the prevailing market price.

We may fail to meet the conditions set forth in the conditional acceptance letter from the American Stock Exchange for listing our securities, and the American Stock Exchange may in the future delist our securities from quotation on its exchange, which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

We have received conditional approval for initial listing of our common stock on the American Stock Exchange, or the AMEX, provided we are in compliance with all applicable listing standards, including a per share price for our common stock of at least $3.00. We cannot assure you that we will be able to satisfy the conditions for listing our common stock on the AMEX or, if listed, that we will continue to be so listed in the future. If AMEX rescinds our conditional approval or in the future delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our common stock;

•
a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered by the selling securityholders in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

As a public company, we incur significant additional costs to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC. Assuming our common stock is listed on the AMEX, we will have to comply with additional and similar regulations. In addition, we will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act effective with the end of our 2008 fiscal year. Compliance with Section 404 of the Sarbanes-Oxley Act relating to our internal controls over financial reporting, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments, and other requirements for public companies, as well as compliance with AMEX regulations, requires, and will continue to require, us to incur significant costs and require significant management resources. We have already identified certain material weaknesses in our internal controls which must be remedied in order for us to comply with the certification requirements.

If we are unable to complete the required Section 404 assessment as to the adequacy of our internal controls over financial reporting, or if we fail to maintain or implement adequate controls resulting in the identification and disclosure of material weaknesses as of the date of our first Form 10-KSB for which compliance with Section 404 is required, or if we are unable to comply with AMEX regulatory requirements, our reputation, stock price and ability to obtain additional financing could be impaired.

During the past several years, various public companies, when first providing internal control reports, disclosed significant deficiencies or material weaknesses in their internal control over financial reporting. When we become subject to SEC requirements under Section 404, if our internal control reports disclose significant deficiencies or material weaknesses, our stockholders and third parties could lose confidence in our financial reporting, which would likely harm the trading price of our stock, our access to additional capital and our liquidity.

Anti-takeover provisions in our charter and by-laws, as well as applicable laws, may discourage or prevent a change of control, may make it difficult for you to change our management and may also make a takeover difficult.

As part of our reincorporation in Delaware effective July 23, 2007, we became subject to the General Corporation Law of the state of Delaware. In addition, our certificate of incorporation and bylaws include, among other things, provisions which could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions will include:

•
authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and resist a takeover attempt;

•	limiting the ability of stockholders to call special meetings of stockholders; and

•	legal restrictions pursuant to state law on business combinations with certain stockholders.

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. From June 1, 2006 through November 16, 2007 the closing price of our common stock has ranged between $0.25 (pre-split) and $10.88 (post-split) per share. Although our four-for-one reverse stock split, effected as of July 26, 2007, has had the effect of increasing the value of our stock on a per-share basis, there can be no assurance that such increase will raise the trading price of our shares above $5 per share on a consistent basis. The closing price of our common stock since the effective date of our reverse stock split has ranged between $1.88 and $5.05 per share. The closing price of our common stock on November 16, 2007 was $1.90 per share.

The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

As of November 19, 2007, we have warrants outstanding that are exercisable for the purchase of an aggregate of 8,185,086 shares of our common stock (giving effect to our four-for-one reverse stock split), including those warrants being offered under this prospectus, and as of November 19, 2007, we had outstanding options that are exercisable for the purchase of an aggregate of 1,015,598 (4,062,392 pre-split) shares of our common stock, as well as 137,500 (550,000 pre-split) shares of restricted stock, the restrictions on which will lapse over the next two to three years.   If, and to the extent, outstanding options or warrants are exercised, you will experience dilution to your holdings.

In addition, we have issued (excluding the shares of common stock and warrants offereby hereby) approximately 212,145 (848,579 pre-split) shares of unregistered common stock over the last 12 months that will become eligible for resale under Rule 144 following this offering. Approximately 150,364 (601,456 pre-split) of these shares were issued to our officers and directors in prior financings and will be subject to the lock-ups described below. Our officers, directors, certain of their family members, a certain principal securityholder and certain holders of shares issued upon conversion of our convertible promissory notes have entered into lock-up agreements with the placement agents in the recently completed public offering of our equity securities, pursuant to which they agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days, in the case of our officers and directors, and 90 days, in the case of our securityholder and noteholders, after November 7, 2007, the closing date of such offering. After this lock-up period, however, these securityholders may sell their shares. We cannot predict whether following the date of this prospectus substantial amounts of our common stock and/or warrants will be sold in the open market in anticipation of, or following, any future divestiture of our shares by these or other of our officers, directors or securityholders. In addition, after giving effect to the net increase in the number of shares of common stock we may issue pursuant to the reverse stock split and our amended certificate of incorporation, we will have approximately 2.5 million shares of our common stock authorized and not yet issued or reserved against. In general, we may issue all of these shares, as well as 5,000,000 shares of preferred stock which may have rights and preferences superior to that of our common stock, without any action or approval by our securityholders. If a large number of shares of our common stock are sold in the open market after the date of this prospectus, or if the market perceives that such sales will occur as a result of any of the foregoing, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock.

Failure to maintain a current prospectus relating to the common stock underlying the warrants issued in our previous equity offerings or purchased pursuant to this prospectus may deprive the warrants of any value and the market for the warrants may be limited.

The warrants and shares of common stock issued upon the exercise of warrants purchased from the selling securityholders pursuant to this prospectus will not be freely tradeable unless a prospectus relating to such warrants and underlying common stock is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that, even if the funds are legally available, the dividends will be paid.

We may be unable to fully utilize the state and federal net operating loss carryforwards generated by our subsidiary, uWink California, Inc., as a result of our December 2003 acquisition of uWink California, Inc.

From its inception in 1999 through December 31, 2003, our now wholly owned subsidiary, uWink California, Inc., generated approximately $13,000,000 each of federal and state net operating loss carryforwards, or NOLs, relating to its operating losses during that period. We do not believe our acquisition of uWink California, Inc. in December 2003 constituted a "change in control" of uWink California, Inc., because the former stockholders of uWink California, Inc. became our majority stockholders following the acquisition. However, despite our belief that we will be able to utilize these NOLs against income generated by uWink California, Inc. if we comply with certain Internal Revenue Service regulations, our utilization of these NOLs may be limited by the IRS under its change in control rules. In addition, a portion of these NOLs may expire before they can be fully utilized, and our ability to utilize federal NOLs may vary significantly from our ability to utilize state NOLs.

USE OF PROCEEDS

All of the common stock covered by this prospectus is being sold by the selling securityholders.  We will not receive any of the proceeds from those sales.

If all of the 949,703 warrrants whose underlying shares are being registered from resale are exercised at their current exercise price of $2.40, we will receive net proceeds from such exercise of approximately $2,279,287.  The proceeds from the exercise of these warrants would be used for new restaurant development, working capital, and other general corporate purposes.

DIVIDEND POLICY

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, but instead we currently plan to retain any earnings to finance the growth of our business. Payment of any cash dividends in the future, however, is within the discretion of our board of directors and will depend on our financial condition, results of operations and capital and legal requirements, as well as other factors deemed relevant by our board of directors.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the OTC Bulletin Board under the symbol "UWKI" (prior to our reincorporation and reverse split, "UWNK"). The following table sets forth the high and low bid information for our common stock, as reported by the OTC Bulletin Board, for our first, second and third fiscal quarters of 2007 and for each fiscal quarter of 2006, 2005 and 2004 on an actual and, as applicable, "as adjusted" basis to give effect to our four-for-one reverse stock split, which was effective as of July 26, 2007. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. We consider our common stock to be thinly-traded and, accordingly, reported sale prices may not be a true market-based valuation of our common stock.

Quarter ended:	High	Low	High	Low
			(as adjusted)
October 2, 2007	$5.02	$0.50	$5.02	$2.00
July 3, 2007	$1.75	$1.14	$7.00	$4.56
April 3, 2007	$2.33	$0.97	$9.32	$3.88

Quarter ended:	High	Low	High	Low
			(as adjusted)
March 31, 2006	$0.37	$0.21	$1.48	$0.84
June 30, 2006	$0.30	$0.18	$1.20	$0.72
September 30, 2006	$1.78	$0.20	$7.11	$0.80
January 3, 2007	$2.70	$1.10	$10.00	$4.40

Quarter ended:	High	Low	High	Low
			(as adjusted)
March 31, 2005	$1.45	$0.70	$5.80	$2.80
June 30, 2005	$1.00	$0.42	$4.00	$1.68
September 30, 2005	$0.65	$0.33	$2.60	$1.32
December 31, 2005	$0.58	$0.27	$2.32	$1.08

Quarter ended:	High	Low	High	Low
			(as adjusted)
March 31, 2004	$5.00	$1.05	$20.00	$4.20
June 30, 2004	$2.45	$1.60	$9.80	$6.40
September 30, 2004	$3.15	$1.85	$12.60	$7.40
December 31, 2004	$2.75	$1.15	$11.00	$4.60

As of November 19, 2007, there were approximately 584 record holders of our common stock.

CAPITALIZATION

The following table sets forth our capitalization, as of October 2, 2007:

•
on an actual basis, giving effect to our four-for-one reverse stock and amendment to our certificate of incorporation to increase our authorized shares of common stock from 12,500,000 to 25,000,000 (after giving effect to the reverse stock split), and

•
on a pro forma adjusted basis to give effect to (1) the reverse stock split and amendment to our certificate of incorporation, (2) the sale of 5,191,750 units  (each consisting of one share of common stock and one warrant to purchase a share of common stock at $2.40 per share) in our November 7, 2007 equity offering and the receipt and application of the net proceeds from that offering of approximately $9,284,300, after deducting the placement agents' commissions and expenses and other estimated offering costs, (3) the conversion $1,497,500 in principal amount of convertible notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive of $316,568) into 949,703 of the same units issued in our November 7, 2007 offering and (4) the cash repayment of a total of $459,335 of convertible notes (inclusive of accrued interest).

This table should be read in conjunction with "Management's Discussion and Analysis and Plan of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of October 2, 2007
	Actual(1)	Pro Forma(2)
Stockholders' Equity:
Shares of common stock, $0.001 par value, 25,000,000 shares authorized, 6,513,486 shares issued and outstanding actual, 12,671,534 pro forma	6,514	12,671
Additional paid-in capital	36,276,835	47,137,833
Deficit accumulated during the development stage	(39,251,638)	(39,251,638)
Shares to be issued	14,598	14,598
Total stockholder equity (deficiency)	(2,953,692)	7,913,464
Total capitalization	1,008,356	9,852,942

The above table does not give effect to:

•
1,015,598 (4,062,392 pre-split) shares reserved for issuance upon exercise of options, and 137,500 (550,000 pre-split) shares of restricted stock, outstanding as of November 16, 2007, that have been granted under our equity incentive plans;

•
7,235,382 (28,941,530 pre-split) shares reserved for issuance upon exercise of warrants outstanding as of November 19, 2007 that we issued in connection with our prior financings, including in connection with our November 7, 2007 registered offering; and

•	shares that may be issued upon the exercise of 949,703 warrants issued pursuant to the note conversions and offered hereby.

(1)           Giving effect to our four-for-one reverse stock split and amendment to our certificate of incorporation increasing our authorized common stock from 12,500,000 to 25,000,000 (after giving effect to the reverse stock split.)

(2)           Giving effect to our four-for-one reverse stock split and amendment to our certificate of incorporation, the sale of 5,191,750 units and application of proceeds of $9,284,300, net of the cost described above, and the conversion and repayment of convertible notes described above.

SELLING SECURITYHOLDERS

We are registering up to 949,703 shares of our common stock and warrants to purchase up to 949,703 shares of our common stock, which may be sold from time to time by the selling securityholders named in this prospectus.   Each warrant entitles the holder thereof to purchase one (1) share of the our common stock at an exercise price of $2.40 per share, and may be converted at any time during the period commencing on November 15, 2007 and ending November 15, 2012.  The common stock and warrants registered hereunder represent common stock and warrants issuable upon the conversion of convertible promissory notes issued in a private placement transaction.  This table also includes up to 1,279,736 shares of our common stock previously registered for resale by the selling securityholders named in our Registration Statement on Form SB-2/A filed on February 14, 2007 (File No. 333-137661) and remaining unsold as of November 19, 2007.  We will not receive any of the proceeds from the sale of any of the securities being sold by the selling securityholders. The selling securityholders may sell their shares in sales in the open market or in privately negotiated transactions.

All costs, expenses and fees in connection with the registration of the selling securityholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling securityholders will be borne by selling securityholders.

The following table sets forth information regarding the beneficial ownership of our common stock by the selling securityholders. In the table below, the percentage ownership after the offering is based upon the assumed sale by the selling securityholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possess sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. The percentages for each selling securityholder are calculated based upon 12,671,534 shares issued and outstanding, as of November 19, 2007. The shares offered by this combined prospectus shall be deemed to include shares offered by any pledge, donee, transferee  or other successor in interest of any of the selling securityholders below, provided that this combined prospectus is amended or supplemented as required by applicable law. None of the selling securityholders has held any position or office with us, except as specified in the following table.  Other than the relationships described below, none of the selling securityholders had or have any material relationship with us. Information in this table is based upon information provided by each respective selling securityholder.

	Shares of Common Stock
	Beneficially Owned	Number of	Shares Beneficially Owned
Selling Securityholders	Prior to Offering (1)	Shares Being Offered	After Completion of Offering (1),(2),(3)

Pursuant to the registration statement of which this prospectus is a part (File No. 333-147557):			Number	Percent

Arnstrom, Peter (4)	97,238	38,238	59,000	*
AZ, LLC (5)	23,293	15,418	7,875	*
Blackwood, Stephen F. (6)	250,784	250,784	-	*
Nancy and Nolan Bushnell as Trustees of the Bushnell Living Trust estab. 2/10/2000 (7)	974,167	156,452	817,715	6.0%
Casey, Brian & Joann (8)	12,516	12,516	-	*
Chaturvedula, Durga (9)	81,780	81,780	-	*
Cleveland, Arthur Barton (10)	217,663	32,244	185,419	1.4%
Coleman, Dan (11)	237,520	166,270	71,250	*
Crowder, Matthew (12)	50,101	37,904	12,197	*
Davis, Robert L. (13)	191,880	188,630	3,250	*
Edwards, Walt & Kristin (14)	69,725	64,225	5,500	*
Henry, Marc J. (15)	31,364	31,364	-	*
Huff, Georgie (16)	161,721	64,010	97,711	*
Kassim, Feroze H. (17)	31,866	31,866	-	*
Kellen, Bryan (18)	12,865	12,865	-	*
Lindquist, Chris F. (19)	47,204	25,328	21,876	*
Liu, Brian (20)	100,755	63,880	36,875	*
Nicholson, Phil (21)	19,048	19,048	-	*
Phillips, Silas (22)	18,918	18,918	-	*
Princeton Fund II LLC (23)	126,580	126,580	-	*
Silver Strand Absolute Return Fund LP (24)	330,568	238,118	92,450	*
Weiss, Michael H. (25)	290,694	191,194	99,500	*
Wilkniss, Peter (26)	277,611	31,776	245,835	1.9%

Shares of Common Stock
	Beneficially Owned	Number of	Shares Beneficially Owned
Selling Securityholders	Prior to Offering (1)	Shares Being Offered	After Completion of Offering (1),(2),(3)

Pursuant to our registration statement on Form SB-2/A filed on February 14, 2007 (File No. 333 137661):			Number	Percent

7663 Partners Limited (27)	125,000	83,334	41,667	*
Ajir, Kasra	1,083	1,083	-	*
Braunstein, Marilyn and William	18,750	12,500	6,250	*
Caterina, Gerald A.	12,750	8,500	4,250	*
Chais, Robert T.	18,750	12,500	6,250	*
Cleveland, Arthur Barton III	217,663	43,750	173,913	1.3%
Clews, David	35,341	16,667	18,674	*
Clifford, Michael and Geraldine	12,500	8,333	4,167	*
Cody Management Ltd. (28)	43,542	18,333	25,208	*
Coleman, Daniel D.	237,520	47,500	190,020	1.5%
Coleman, William D.	2,500	2,500	-	*
Della Ripa, Tony L.	18,750	12,500	6,250	*
Dietrich, Patricia A.	9,375	6,250	3,125	*
Dovico, Cathy J.	14,583	8,333	6,250	*
Dyke, Edward R.	9,583	8,333	1,250	*
Eckelberry, Marc	6,250	4,167	2,083	*
Farrage, Tom, Jr.	12,500	8,333	4,167	*
Gardner Living Trust (29)	13,250	8,500	4,750	*
Grandury, Valerie	18,750	12,500	6,250	*
Hamberg, Per	128,125	43,750	84,375	*
Hardesty, James W.	15,625	10,417	5,208	*
Heller, Elizabeth J. (30)	25,000	12,500	12,500	*
Hennessy, Thomas G.	41,667	41,667	-	*
Huff, Georgie K.	161,721	31,250	130,471	1.0%
Jurisson, Ila S.	31,250	20,833	10,417	*
Kling, Lars	128,125	43,750	84,375	*
Kraner, Yarrow J.	43,750	29,167	14,583	*
Levine, George H.	9,375	6,250	3,125	*
Lindquist, Chris F.	47,204	14,583	32,621	*
Lindquist, Laurie	8,750	5,833	2,917	*
Lins, Marianne	6,250	4,167	2,083	*
Liquori, James M.	7,500	7,500	-	*
Liu, Brian	100,755	21,250	79,505	*
Meyer, Jason L.	33,750	22,500	11,250	*
Moghadam, Mehdi Amini/Amini, Pantea Eliz.	42,500	42,500	-	*
Nauert, Peter	87,800	25,000	62,800	*
Nino, Dennis M. (31)	110,875	31,250	79,625	*
Nino, Robert (32)	164,171	62,500	101,671	*
Oye, Randall L.	48,750	25,000	23,750	*
Pierce, Thomas	12,750	6,500	6,250	*
Rosenthal, Alan D.	7,500	5,000	2,500	*
Shah, Pankaj	12,500	12,500	-	*
Silver Strand Absolute Return Fund LP (33)	330,568	47,450	283,118	2.2%
Somerville, Philip D.	62,500	41,667	20,833	*
Stiver, Thomas M.	12,500	8,333	4,167	*
Storch, Maurice (34)	46,875	20,833	26,042	*
Tallac Corporation and John Lee (35)	313,973	105,640	208,333	1.6%
Tauro Limited Partnership (36)	125,000	83,334	41,667	*
The Francisco Trust (37)	62,500	41,667	20,833	*
Villere, Inc. (38)	93,750	52,083	41,667	*
Wales, Diane L.	20,250	8,583	11,667	*
Wilkes, Ruth	9,000	5,000	4,000	*
Word, Julie F.	62,500	15,563	46,937	*

(1) For purpose of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a selling securityholder is deemed to have beneficial owenrship of any shares of common stock that such securityholder has the right to acquire within 60 days of November 19, 2007.

(2)  Based upon 12,671,534 shares of common stock outstanding as of November 19, 2007, which does not include up to an aggregate of 8,388,480  shares of common stock reserved for issuance upon the exercise of options, warrants and lapse of restrictions on restricted stock (excluding the warrants offered hereby).  For purposes of computing the percentage of outstanding shares of common stock held by each selling securityholder named above, any share such securityholder has the right to acquire within 60 days of November 19, 2007, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any othe selling securityholder.

(3)  Assumes that all shares of common stock being offered and registered under this prospectus are sold, although the selling securityholders are not obligated to sell any such shares.

(4) Includes 19,119 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(5) Includes 7,709 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.  Alan Rosenthal exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the Selling Securityholder.

(6) Includes 125,392 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(7) The Selling Securityholder is our Chairman and CEO, Nolan Bushnell.   Includes 78,226 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.  Nancy Bushnell, wife of our Chairman and CEO, exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the Selling Securityholder.

(8) Includes 6,258 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(9) Includes 40,890 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(10) Includes 16,122 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(11) Includes 83,135 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(12) Includes 18,952 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(13) Includes 94,315 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(14) Includes 32,112 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(15) Includes 15,682 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(16) Includes 32,005 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(17) Includes 15,933 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(18) Includes 6,432 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(19) Includes 12,664 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(20) Includes 31,940 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(21) Includes 9,524 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(22) Includes 9,459 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(23) Includes 63,290 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note. Joseph W. Henry exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the Selling Securityholder.

(24) Includes 119,059 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note. John Garcia exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the Selling Securityholder.

(25) Includes 95,597 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(26) The Selling Securityholder is our Chief Financial Officer.   Includes 15,888 shares of common stock issuable upon exercise of a warrant issued to the Selling Securityholder in connection with the conversion in November 2007 of a convertible promissory note.

(27) Tony and Arlette Policastro exercise on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(28) Mark Lubchenco exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(29) Cynthia S. Gardner and Robert A. Gardner exercise on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(30)  The Selling Securityholder became a member of our board of directors in April 2007.

(31) The Selling Securityholder is the brother-in-law of our Chairman and CEO, Nolan Bushnell.

(32) The Selling Securityholder is the brother-in-law of our Chairman and CEO, Nolan Bushnell.

 (33) John Garcia exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(34) 8,750 shares of common stock beneficially owned by the Selling Securityholder that are not registered hereunder are held by UBS Financial Services Custodian FBO Maurice Storch IRA.

(35) John E. Lee exercises on behalf of Tallac Corporation voting and dispositive power with respect to the shares of common stock registered for the account of Tallac Corporation.

(36) Juan Policastro exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(37) Alexander Lloyd exercises on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

(38) Michael Wright and Kathy Wright exercise on behalf of the Selling Securityholder voting and dispositive power with respect to the shares of common stock registered for the account of the Selling Securityholder.

BUSINESS

Introduction

We are a developer and operator of digital media entertainment software and an interactive restaurant concept named uWink. Over the past three years, we have invested substantial time and capital in the development of the uWink Game Library comprising over 70 short-form video games, our proprietary "tabletop" touchscreen terminal and most recently, the development of our interactive restaurant concept.

The uWink restaurant concept was designed to create a fun, casual atmosphere where customers can enjoy freshly prepared, reasonably priced meals while interacting with our tabletop media, games and entertainment platform. Our intention is to define a new segment of the "casual dining" restaurant market by combining our proprietary tabletop food ordering and game/media delivery interface with the best elements of the fast-casual and casual full-service dining segments, including:

•	A wide variety of freshly prepared dishes designed to appeal to a broad audience, from health-conscious to sinful, at attractive price points, with quick turnaround times;

•	Full bar, including extensive wine list; and

•	Delivery, catering and take out capabilities, along with full-service private party and meeting facilities supported by customized entertainment and presentation options.

In 2005, we made a strategic decision to reposition ourselves as an entertainment restaurant company. As a result, we wound down our SNAP! and Bear Shop manufacturing and sales operations and we did not enter the 2006 marketing cycle of tradeshows and advertising for SNAP! and Bear Shop. This decision also allowed us to liquidate inventory and product-related receivables. Given our perception of the market opportunity in combining dining with short form, social video gaming/entertainment and our management team's experience in the digital entertainment and restaurant industries, we believe that the restaurant project is the most cost effective way to monetize our investment in technology. As a result, we have licensed our SNAP! and the Bear Shop intellectual property to third party manufacturers in exchange for licensing fees.

Going forward, our strategy is to leverage our network and entertainment software assets, including our uWink Game Library, to develop and operate the uWink interactive entertainment restaurant concept. The uWink concept is designed to allow customers to order food, drinks, games from the uWink Game Library and other digital media at the table through proprietary software and touchscreen terminals. This concept integrates food and our interactive entertainment software to provide what we believe to be a new entertainment dining experience. We believe that the software platforms and touchscreen terminals we have developed, and are continuing to develop, for our restaurant concept can be deployed in other restaurants, bars and mobile devices. We are currently engaged in preliminary discussions and will continue to seek opportunities to employ these assets in some or all of these other venues, although we have not entered into any definitive agreements to do so.

We opened our first uWink restaurant in Woodland Hills, California in the Westfield Promenade Shopping Center at 6100 Topanga Canyon Boulevard, Woodland Hills, California 91367 on October 16, 2006. In May 2007, we signed letters of intent to open two new restaurant locations at the Promenade at Howard Hughes Center in Los Angeles and the Hollywood & Highland Center in Hollywood, California. Effective June 4, 2007, we and the landlord entered into a definitive lease agreement for the Howard Hughes location. In July 2007, we signed a letter of intent to open a new location at the Galleria Dallas in Dallas, Texas. Subject to the negotiation and execution of definitive lease agreements for Hollywood & Highland and Galleria Dallas, we expect these locations to open in early 2008. On October 25, 2007, we entered into a definitive agreement to acquire the leasehold interest and certain other assets of a currently operating restaurant in downtown Mountain View, California, which we intend to convert to the uWink concept and open by early 2008.

In June 2007, our subsidiary, uWink Franchise Corporation, entered into an area development agreement with OCC Partners, LLC for our first three planned franchised restaurants to be built in Miami-Dade County, Florida, over the next four years. See "Growth Strategy—uWink Franchising" below for more information on this agreement.

Also in June 2007, we announced plans to establish a joint venture in Canada with Jefferson Partners, a leading Canadian venture capital firm, to develop the Canadian market for uWink restaurants and related uWink products and services. We expect that the Canadian joint venture, in which we will have an initial 50% equity interest, will be independently funded in Canada and be managed in conjunction with an experienced Canadian restaurant operator to be selected by us and Jefferson Partners. Subject to prompt negotiation and execution of definitive agreements, we expect the first Canadian uWink to open mid-2008.

Restaurant Industry Overview

Studies show that, over the past 50 years, people in the United States have relatively steadily shifted toward purchasing food away from home, instead of preparing and eating food at home. The National Restaurant Association estimates that the U.S. industry's sales in 2007 will reach $537 billion (about 4% of the U.S. gross domestic product) at 955,000 locations nationwide. The National Restaurant Association further predicts that, by 2010, food purchased away from home will represent more than half of all consumer food purchases, and that the number of restaurants around the country will grow to more than a million locations.

We believe that there are many reasons that the restaurant industry is expanding and eating out is becoming increasingly popular. A growing population means more customers for restaurants to draw from, higher income levels mean more discretionary income to spend eating out, and busier lifestyles mean people have less time to prepare food at home. As a result, more people are willing to pay for the convenience of quality food made by others. As the restaurant industry adapts to consumer trends, restaurants have increasingly made available the higher-quality food that people want, as illustrated by the proliferation of premium coffee shops, specialty supermarkets and the like.

We believe that consumer demand for food that's made to order with higher-quality ingredients in a comfortable atmosphere, together with accessibility, value-oriented prices and portions and faster service will continue and that we are poised to capitalize on these trends.

uWink Restaurant Concept

We have developed and are continuing to refine our entertainment restaurant concept. uWink is designed to allow customers to order food, drinks and games/media at the table through touchscreen terminals. The concept is further designed to integrate high quality food and our interactive entertainment software to provide what we believe is a new entertainment dining experience that encourages social interaction, group play and fun.

Prominent features of our concept include:

•
Tabletop Touchscreen Ordering.  We offer our guests the ability to order food and drinks via tabletop touchscreens, rather than from a waitperson. Orders from the table go straight to the kitchen and, as the food is ready, it is delivered by runners directly from the kitchen to the table.

•	At-The-Table Entertainment. We provide our guests with at-the-table entertainment, including games from the uWink Game Library, horoscopes and film trailers, via our tabletop terminals.

•
Distinctive Dining Experience And Value Proposition.  We believe our concept combines the best elements of the fast-casual and casual full-service dining markets, including freshly prepared food with generous portions at attractive price points and quick turnaround times, with innovative touchscreen ordering and entertainment to create a new experience for casual dining patrons. We expect our average check to be $14 to $18 per guest, including alcoholic beverages; at this price point we believe that we provide an attractive and entertaining value proposition for casual diners.

Led by Nolan Bushnell, our Chairman and Chief Executive Officer and the founder of both Atari and Chuck E. Cheese restaurants, and our Chief Restaurant and Development Officer, John Kaufman, who helped build California Pizza Kitchen from a single restaurant into one of the country's leading restaurant chains, and who also served as Chief Operating Officer of Rosti restaurants and President and Chief Operating Officer of the Koo Koo Roo restaurant chain, we believe we have assembled a management team with the vision and experience to successfully execute on the uWink restaurant concept. Mr. Kaufman is responsible for all facets of our restaurant operations and food and menu development.

Restaurant Operations

Our Menu.  Our menu features a selection of appetizers, entrees, pizzas, burgers, salads, pastas and desserts. We are targeting menu prices from $4.95 to $9.75 for appetizers and soups, $6.25 to $11.95 for salads, $8.95 to $11.95 for sandwiches and lunch entrees and $14.95 to $24.95 for dinner entrees. We believe our average guest check for lunch will be $10.00 to $14.00, and for dinner will be $12.00 to $18.00, including alcoholic beverages.

Décor and Atmosphere.  We currently utilize a combination of warm earth tones, rich wood finishes and brushed metals to juxtapose the technology features of our restaurant. We use a variety of lighting to deliver a warm glow throughout our restaurant and expect to be able to adjust our dining atmosphere throughout the day by adjusting the lighting, music, and the computer-driven images that are projected on our walls.

Marketing and Advertising.  We expect that our ongoing marketing strategy will consist of various public relations activities, direct mail, email campaigns and word-of-mouth recommendations. We believe that public relations and word-of-mouth recommendations will likely be key components in driving guest trial and usage. We have implemented a coordinated public relations effort in conjunction with the opening of the Woodland Hills location. This effort may be supplemented by radio, print advertisements, direct mail campaigns, and other marketing efforts. In addition, we will use our website, www.uwink.com, to help increase our brand awareness.

Restaurant Unit Economics.  We believe that our concept has the ability to reach annual revenue of $3.5 million in the Woodland Hills location, equating to approximately $650 per square foot. Comparable restaurants, such as California Pizza Kitchen, generate average unit revenues of anywhere between $500 and $700 per square foot. We also believe that our touchscreen ordering feature, which eliminates the need for wait staff, will allow us to achieve labor costs savings, and, together with high margin per play gaming revenue, will help us generate higher annual per unit free cash flow than comparable restaurant concepts.

As we develop additional company-owned restaurants as well as franchised restaurants, we expect our concept to generate average per square foot unit revenue of $500 to $700, with technology-related labor cost savings and high margin gaming revenue continuing to result in higher free cash flow than comparable restaurant concepts.

Game/Media Content and Strategy

We offer a mix of free, prized "pay-per-play" and non-prized pay-per-play short form casual video games and other digital media through our tabletop terminals. Our lineup of games features both single and multi-player games and includes a selection of trivia games, games of perception, memory games and puzzles.

Our non-prized pay-per-play games range from $0.25 per play to $9.99 per play for our wine tasting challenge games, which come with a three-glass set of wines. Prized pay-per-play games range from $0.25 per play to $2.00 per play, depending on the prizes offered, which range from candy bars to portable MP3 players.

When we opened our prototype restaurant in October 2006, our games were almost exclusively free. Recently, we have accelerated our testing of customer acceptance of our pay-per-play games and, based on the results of those tests, plan to significantly increase the scope of our pay-per-play game offering, particularly prized games. While we plan to continue to offer a number of free games on our terminals, our strategy going forward is to increase the relative number of pay-per-play games offered, because game revenue generally generates higher margins at the unit level than food or drink revenue.

In addition, we offer other forms of digital media including movie trailers, horoscopes and fortunes, and "panoramic views" of various well-known cities and places. Some of this content is provided by third parties at no cost to us in exchange for promotion on our terminals. We do not currently plan on paying material amounts to third parties for this type of content.

We plan to use our tabletop terminals to deliver various forms of advertising, including product placement on our menu and game sponsorship. We currently have advertising pilot programs with Evian water, Red Bull energy drinks and Stockholm vodka. While these pilot programs do not currently generate material revenue, we believe that advertising will represent a meaningful revenue stream in the future as we open additional restaurants and, consequently, can offer scale to advertisers.

Growth Strategy

uWink Restaurants.  Our near term strategy is open three to four additional company-owned and/or managed restaurants within the next six to twelve months. We estimate that we will have to expend between $1,000,000 and $2,500,000 (net of any landlord tenant improvement allowances) to construct, staff and open each new restaurant, excluding rent. Our build-out cost of new restaurants will vary depending on a number of factors, including the size of the location, whether we are converting an existing restaurant space, as we did with our Woodland Hills location, or moving into a "build to suit" location constructed from a building shell, typically with a monetary contribution (also typically referred to as a tenant improvement allowance) from the landlord. While the latter development model generally involves greater costs (depending on the level of landlord contribution) and time to open (because the permitting process is typically significantly longer), we believe that positioning our restaurants in popular, "marquee" locations (which typically operate on the "build to suit" model) will greatly increase public awareness and recognition of the uWink brand, which we believe is critical to our continued growth. We have recently entered into letters of intent to secure three such sites for new uWink restaurants, at the Promenade at Howard Hughes Center in Los Angeles, at the Hollywood & Highland Center in Hollywood, California, and at Galleria Dallas in Dallas, Texas. Effective June 4, 2007, we and the landlord entered into a definitive lease agreement for the Howard Hughes location. On October 25, 2007, we entered into a definitive agreement to acquire the leasehold interest and certain other assets of a currently operating restaurant in downtown Mountain View, California, which we intend to convert to the uWink concept and open by early 2008. We intend to utilize a mix of these two development models in the near term and to cluster company-owned stores in markets that we enter to achieve operational efficiencies.

Our longer term growth strategy is to open additional company-owned and /or company-managed restaurants in new markets and to franchise our concept, focusing on multiple-unit area development agreements with experienced operators. We are ultimately targeting a mix of one-third company-owned restaurants and two-thirds franchised restaurants. We expect we will also seek to generate additional revenue through the sale of our proprietary tabletop terminals and related software to our franchisees. In addition, we believe that our concept is well suited for specialized locations, including airports and schools, and are pursuing opportunities in these areas.

We are targeting 6,000 to 10,000 square foot locations in high traffic areas as the sites for future restaurants.

uWink Franchising.  In addition to our company-owned restaurants, we believe we can efficiently grow our operations through franchising to qualified area developers. In order to offer to sell franchises to operate a uWink restaurant, Federal Trade Commission rules require us to first provide prospective franchisees with a disclosure document called a Uniform Franchise Offering Circular, or UFOC, which includes, among other things, our various franchise agreements. In addition, before we can offer our franchises in certain states that have enacted state franchise or business opportunity laws, we must add certain state-specific disclosures to our UFOC, and register our offer with a state agency. We have now completed our UFOC for the uWink brand and are authorized to sell uWink franchises and may engage in discussions with prospective franchisees in every state in the United States and the District of Columbia, except in the following states where we must complete the state registration process: California, Connecticut, Hawaii, Illinois, Indiana, Maine, Maryland, Minnesota, New York, North Dakota, Rhode Island, South Carolina, South Dakota, Virginia, Washington and Wisconsin. Many of these states evaluate franchisor financial condition as part of the registration process. We believe that the proceeds from our November 7, 2007 registered offering will significantly improve the likelihood that we will be approved to franchise in these states.

In January 2007, we began to actively market uWink franchise rights. Over the next several months following completion of our November 7, 2007 registered offering, we will begin the registration process in most of the states that require registration. We have received a significant number of inquiries from prospective franchisees and are now in the process of opening discussions with candidates in the states that do not require registration of franchise offers. Once the registration process is complete in the states that require registration, we intend to begin discussions with candidates in those states. We have also received franchise inquiries from other countries and have begun preparing the necessary documents and filings to be able to offer franchises in certain foreign countries. At this point, even though we have received a number of inquiries from potential franchises and have entered into our first area development agreement, we cannot guarantee that we will be able to franchise our concept at all, or that we will be able to do so on acceptable terms.

We plan to utilize a franchise area development model for uWink in which we will assign exclusive rights to develop restaurants within a defined geographic region within a specified period of time. We are targeting franchise area developers who have the existing infrastructure, operational experience and financial strength to develop several restaurants in a designated market. We currently contemplate requiring each of our franchisees to pay us an up-front fee of $50,000 for the first restaurant in a development area and $40,000 for each additional restaurant in a development area, and a 4% basic royalty, together with a 2% software royalty, each based on gross sales. We expect that these terms will be included in the majority of any final agreements with franchisees, but we may modify the terms of individual agreements based on market conditions and franchisee resources and qualifications.

We intend to enter into franchise area development agreements in geographic markets where we currently do not have uWink restaurants or in markets that can be segmented so that a franchised restaurant does not compete with a company-owned restaurant. In markets where we have limited market penetration, we may in the future consider selling existing uWink restaurants to a franchise area developer. In these instances, we plan to require the franchise area developer to open a minimum number of additional restaurants in a designated period of time.

In June 2007, our subsidiary, uWink Franchise Corporation, entered into an area development agreement with OCC Partners, LLC for our first three planned franchised restaurants, to be built in Miami-Dade County, Florida over the next four years.

Pursuant to our area development agreement with OCC Partners, we have granted to OCC Partners the right to develop three franchised uWink restaurant, each of which will be subject to OCC Partners' meeting certain development deadlines and entering into definitive franchise agreements. OCC Partners has paid us $40,000 to secure the development rights granted in the area development agreement, $20,000 of which was deposited into escrow and is refundable until the first franchise agreement is signed, which is contemplated to occur following the selection of location for the first unit. We anticipate that these franchise agreements will include terms providing for a $20,000 upfront franchise fee for the second and third franchised units, after netting out the $20,000 development fee already paid by OCC Partners in respect of those units. We have agreed to waive the $50,000 up-front fee for the first unit. In addition, the form of franchise agreement provides that we will receive a $100,000 software fee (we have agreed to discount this fee by 50% for the first unit) and, in exchange for our delivery of our proprietary touchscreen terminals, a hardware fee of $3,125 per restaurant seat (we have agreed to discount this hardware fee by 20% for the first unit). Recurring royalty fees are set at a 4% basic royalty, together with a 2% software royalty, each based on gross sales. We have filed a copy of the area development agreement, including the form of franchise agreement, as an exhibit to our registration statement filed with the SEC on June 25, 2007.

Company History

We were originally incorporated as "Prologue" under the laws of the State of Utah on October 14, 1982, and were engaged in the petroleum sales and marketing business until 1994. From 1994 until December 4, 2003, we had no operations or employees and owned no real estate. In December 2003, we merged with uWink, Inc., a Delaware corporation (now our renamed, wholly-owned subsidiary uWink California, Inc.), and changed our name to "uWink, Inc". Via the acquisition of uWink we assumed, and continued to engage in, uWink's historical business of developing interactive entertainment software and platforms. From 2004 through 2006, we derived our revenue from the sale of SNAP! countertop video game platforms (and its predecessor platforms), which enable customers to play short form video games from our game library, our Bear Shop entertainment vending platform (also known as Boxter Bear), which dispenses products such as plush bears and related clothing through our entertainment vending platform, and software licensing fees. We did not generate material cash flow or profits under this business model.

As a result of our decision to reposition ourselves as an entertainment restaurant company, we wound down our SNAP! and Bear Shop manufacturing and sales operations and did not enter the 2006 marketing cycle of tradeshows and advertising for SNAP! and Bear Shop. In addition, we have licensed our SNAP! and Bear Shop intellectual property to third party manufacturers in exchange for licensing fees and largely sold our remaining Bear Shop inventory. We do not anticipate material revenues to be generated under these agreements.

SNAP! is a web-enabled, network-capable, coin-operated touchscreen entertainment terminal that delivers over 70 proprietary and customizable short-form video games, including trivia, sports contests, strategy, card games and other hand-eye challenges. Typical locations for SNAP! include traditional amusement venues such as bars and arcades, as well as non-traditional public spaces, such as airport lounges, chain restaurants, coffee houses and hotels.

Bear Shop is a vending machine that allows purchasers to design their own "stuffed toy bear" characters with attractive colors, clothing and accessories. Bear Shop offers a packaging solution that allows the user to see the stuffed animal grow right before his or her own eyes. Typical locations for Bear Shop include traditional amusement venues, such as arcades and amusement parks, as well as shopping centers and supermarkets.

On February 3, 2005, we signed a three-year manufacturing and exclusive distribution agreement with Bell-Fruit Games, Ltd., the leading designer and manufacturer of gaming and amusement machines in the United Kingdom, pursuant to which we granted Bell-Fruit Games a license to manufacture our Bear Shop machine and exclusive marketing and distribution rights for Bear Shop in the United Kingdom, Germany, Italy and Spain in exchange for per-unit royalties for each machine sold. However, we did not perform certain modifications to our software required to initiate the term of the agreement and as of the date of this prospectus, have not received any payment or sales reports from Bell-Fruit Games. Therefore, we believe that the initial term of the agreement did not commence and that the agreement is no longer effective. We have recorded no revenue under this agreement through the date of this prospectus.

Effective September 15, 2006, we entered into a license agreement with SNAP Leisure LLC, a company owned and operated by our former vice president of marketing pursuant to which we licensed our SNAP intellectual property, including the games featured on SNAP in the form they currently run on SNAP (we have made significant enhancements to our games for display in our restaurant and SNAP Leisure LLC has no right to those enhancements or any future enhancements or new games we develop), to SNAP Leisure LLC for use in the "pay to play" amusements market worldwide (the "pay to play" amusements market is generally considered to be the coin operated video game machine market). The agreement provides that we are to receive royalties calculated per SNAP machine sold ($200 royalty per machine for the first 300 machines sold; $80 per machine royalty for the next 700 machines; and $50 per machine royalty for any additional machines sold thereafter). The agreement further provides that SNAP Leisure LLC cannot affix the name "uWink" to any new product sold under the license following the first anniversary of the agreement and must remove all references to uWink from all products sold under the agreement within a five-year period. We have no obligation to provide any support or software maintenance, upgrades or enhancements under this agreement.

On January 26, 2007, we entered into an inventory purchase agreement, a license agreement and a non-competition agreement with Interactive Vending Corporation, or IVC, pursuant to which we agreed to sell our remaining Bear Shop machine inventory (at $2,000 per complete machine, payable in two installments) and accessories inventory (at our cost) to IVC. In addition, we granted IVC an exclusive, worldwide license to our Bear Shop intellectual property (excluding any intellectual property relating to the name "uWink" or any derivation thereof), including US Patent # 6,957,125 (except that we retain the right of use in the restaurant industry subject to the limitations in the non-competition agreement) in exchange for royalties based on the revenue generated by IVC from the licensed intellectual property, ranging from 5% of revenue in the first year of the agreement to 3% of revenue in years seven, eight, nine and ten, respectively, of the agreement. We have no obligation to provide any support or software maintenance, upgrades or enhancements under these agreements. We also entered into a non-competition agreement with IVC pursuant to which we agreed not to engage in the business of interactive vending, other than in the restaurant industry to the extent the interactive vending is integrated into the operations of the restaurant, for as long as IVC is obligated to make royalty payments under the license agreement.

In July 2007, we changed our state of incorporation from Utah to Delaware by merging with a Delaware corporation that was initially a wholly-owned subsidiary of us. Also, effective as of July 26, 2007, we effected a reverse split of our common stock pursuant to which every four shares of our issued and outstanding common stock was combined into one share. At the same time, we amended our certificate of incorporation to increase the amount of common stock we are authorized to issue to from 12,500,000 (post-split) to 25,000,000 (post-split). We believe these changes in our corporate domicile and capital structure will provide greater flexibility in corporate transactions, increase the marketability of our securities, and facilitate the listing of our common stock on a national exchange.

Intellectual Property and Proprietary Rights

We regard our trademarks, service marks, copyrights, patents, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to the implementation of our new business plan, and we rely on trademark, copyright and patent law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights. We have registered a number of domain names, and have filed U.S. and international patent applications covering certain of our proprietary technology.

We generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information will be difficult.

Government Regulation

Our restaurant operations will be subject to licensing and regulation by state and local departments and bureaus of alcohol control, health, sanitation, zoning and fire, and to periodic review by the state and municipal authorities for areas in which the restaurants are located. In addition, we will be subject to local land use, zoning, building, planning and traffic ordinances and regulations in the selection and acquisition of suitable sites for developing new restaurants. Delays in obtaining, or denials of, or revocation or temporary suspension of, necessary licenses or approvals could have a material adverse impact on our development of restaurants.

Our restaurant operations will also be subject to regulation under the Fair Labor Standards Act, which governs such matters as working conditions and minimum wages. An increase in the minimum wage rate or the cost of workers' compensation insurance, or changes in tip-credit provisions, employee benefit costs (including costs associated with mandated health insurance coverage), or other costs associated with employees could adversely affect our company.

In addition, our restaurant operations will be subject to the Americans with Disabilities Act of 1990. The ADA may require us to make certain installations in our planned restaurants to meet federally and state mandated requirements.

In addition, we will be subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship, and which are described in more detail elsewhere in this prospectus. In general, these laws and regulations impose specific disclosure and registration requirements prior to the sale and marketing of franchises and regulate certain aspects of the relationship between franchisor and franchisee. The Federal Trade Commission's Trade Regulation Rule on Franchising requires us to furnish to prospective franchisees a franchise offering circular containing information prescribed by this rule. We have prepared our Uniform Franchise Offering Circular and are authorized to offer and sell franchises in every state and the District of Columbia, except the following states which require additional state registrations: California, Connecticut, Hawaii, Illinois, Indiana, Maine, Maryland, Minnesota, New York, North Dakota, Rhode Island, South Carolina, South Dakota, Virginia, Washington and Wisconsin. We intend to begin the registration process in most of the states that require registration over the next several months.

Although certain state laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and a repurchase of inventory or other compensation, we do not believe these provisions will have a significant effect on our franchise operations. We are not aware of any pending franchise legislation which in our view is likely to significantly affect our operations or franchise marketing plans, and we believe our operations will comply in all material respects with rules and the applicable state franchise laws.

Research and Development

During the first three fiscal quarters of 2007 and the fiscal years 2006 and 2005, we did not have any significant research and development expenses. In 2005, we spent $151,542 on research and development activities related to the uWink restaurant concept, new games, kiosks and amusement products in general. We do not anticipate significant research and development expenses going forward.

Competition

The fast-casual and casual full-service dining segments of the restaurant industry are highly competitive and fragmented. In addition, fast-casual and casual full-service restaurants compete against other segments of the restaurant industry, including quick-service restaurants. The number, size and strength of competitors vary by region. All of these restaurants compete based on a number of factors, including taste, quickness of service, value, name recognition, restaurant location and customer service. Competition within the fast-casual and casual full-service restaurant segments, however, focuses primarily on taste, quality and the freshness of the menu items and the ambience and condition of each restaurant.

We expect to compete with national and regional fast-casual, quick-service and casual full-service dining restaurants, as well as a variety of locally owned restaurants and the deli sections and in-restaurant cafes of several major grocery restaurant chains. Certain of our menu offerings, price points, restaurant décor and other aspects of our restaurants may be similar to those of our competitors, including California Pizza Kitchen and BJ's Restaurant and Brewhouse. In addition, there are restaurant companies, such as Dave & Busters, that offer away-from-the-table electronic games as part of the experience. Many bars and restaurants also offer some form of trivia game (both electronic and paper and pencil) and some quick-service restaurants have experimented with electronic kiosk ordering. We believe, however, our combination of tabletop self-service touchscreen ordering, well-prepared, reasonably priced meals and at-the-table entertainment, including a large variety of games, table-to-table interaction, "edutainment", videos and more will offer an entertaining dining experience that is unique in the marketplace. We are aware that many of our competitors have greater financial and other resources, have been in business longer, have greater name recognition and are better established in the markets where our first restaurant is located and where our future restaurants are planned to be located. Although we believe that our restaurant concept offers features and advantages not currently available elsewhere, and we have taken reasonable steps to adequately protect our proprietary concepts and other intellectual property, we cannot assure you that our competitors will not seek to copy aspects of our restaurant concept, or develop similar or competing features, in the future. See "Risk Factors—Risks Relating to Our Business".

Legal Proceedings

In the ordinary course of business, we are generally subject to claims, complaints, and legal actions. Currently, we are not a party to any action which would have a material impact on our financial condition, operations, or cash flows.

Employees

As of the date of this prospectus, we employ 18 people on a full-time basis, seven of whom are corporate management and staff, five of whom are engineering staff and six of whom are operations staff. We are currently outsourcing, and plan to continue to outsource, certain software engineering personnel.

In addition, to staff the restaurant, we employ an executive chef, six managers and 64 full-time and part-time non-managerial restaurant staff.

None of our employees are covered by an ongoing collective bargaining agreement with us and we believe that our relationship with our employees is good. Competition for qualified personnel in our industry is intense, particularly for software engineers, computer scientists and other technical staff, as well as restaurant management and operations personnel. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Facilities

Effective as of April 10, 2006, we secured an approximately ten-year lease on the location for our first uWink restaurant in Woodland Hills, California, located at 6100 Topanga Canyon Boulevard, Woodland Hills, California 91367. The underlying lease agreement between Nolan Bushnell, our CEO, in his personal capacity, and Promenade LP, the landlord, is as of February 3, 2006. Effective as of April 10, 2006, we, Mr. Bushnell and Promenade L.P. entered into an assignment agreement pursuant to which Mr. Bushnell assigned his rights under the lease to us (but without relieving Mr. Bushnell of his liability for the performance of the lease). In connection with this assignment, we agreed with Mr. Bushnell that, should we fail to perform under the lease and Mr. Bushnell becomes obligated under the lease as a result, Mr. Bushnell will have the right to operate the leased premises in order to satisfy his obligations under the lease.

This location consists of 5,340 square feet. The minimum annual rent payment under the lease is $176,220 through January 31, 2009; increasing in each successive year to $216,728 by the last year of this lease, which expires on January 31, 2016.

If our gross sales from this location exceed certain annual thresholds, we are obligated to pay additional percentage rent over and above the minimum annual rent described above. Our percentage rent obligation is equal to 5% of gross sales in excess of $3,524,400 through January 31, 2009, increasing in specified annual increments to $4,334,567 in the last year of this lease.

Effective June 1, 2006, we entered into a lease agreement relating to our new corporate offices at 16106 Hart Street, Van Nuys, California 91406. This property consists of approximately 2,200 square feet of office and warehouse space at the base rental rate of $2,300 per month. Concurrently, we terminated the lease agreement at our former corporate offices at 12536 Beatrice Street, Los Angeles, California 90066. In consideration for the early termination of the lease, we agreed to allow the landlord to retain $20,000 of the security deposit held by the landlord under the lease.

On June 4, 2007, we entered into a lease agreement relating to our planned uWink restaurant location at the Promenade at Howard Hughes Center located at 6081 Center Drive, Los Angeles, California 90045. On October 25, 2007, we entered into a definitive agreement to acquire the leasehold interest of a currently operating restaurant in Mountain View, California.

MANAGEMENT

Executive Officers, Significant Employees and Directors

Set forth below is certain information as of the date of this prospectus concerning each of our directors and executive officers and certain significant employees. Each of the individuals listed below as a director shall serve as a director until the next annual meeting of our stockholders and until their successors have been elected and qualified, or until their resignation, death or removal.

Name	Age	Position or Capacity
Nolan K. Bushnell	64	Chief Executive Officer and Chairman of the Board of Directors
Peter F. Wilkniss	42	Chief Financial Officer and Secretary
John S. Kaufman	45	Chief Restaurant and Development Officer
John H. Blake	43	Director of Restaurant Operations
Elizabeth J. Heller	49	Director
Kevin W. McLeod	51	Director
Bradley N. Rotter	51	Director

Nolan K. Bushnell has been the Chairman of our Board of Directors, and Chief Executive Officer since December 4, 2003 following our acquisition of uWink California. Mr. Bushnell founded uWink California and has acted as its Chairman, Chief Executive Officer and President since 1999. Mr. Bushnell is best known as the founder of Atari Corporation and Chuck E. Cheese Pizza Time Theater. In 1980, Mr. Bushnell founded Catalyst Technologies, an incubator which spawned more than 20 companies, including Etak, ACTV, Androbot, Axlon, Magnum Microwave, Irata and ByVideo. Mr. Bushnell holds several patents on some of the basic technologies for many of the early video games developed and is also the inventor or co-inventor of numerous patents in various other fields and industries. Mr. Bushnell received his B.S. in Electrical Engineering from the University of Utah, where he is a "Distinguished Fellow", and later attended Stanford University Graduate School. Mr. Bushnell is also currently a director of Wave Systems Corp and is chairman of the board of NeoEdge Networks.

Peter F. Wilkniss has been our Chief Financial Officer and Secretary since August 29, 2005. Mr. Wilkniss has over 12 years experience in operational and financial leadership in entrepreneurial technology-driven arenas. His areas of expertise include corporate finance and financial reporting, M&A, business development and strategic planning. From June 2004 to April 2005, Mr. Wilkniss was Chief Operating Officer of Juriscape, Inc., an early stage ecommerce company. From January 2003 to May 2004, Mr. Wilkniss was a private investor and business consultant. From 2000 to 2002, Mr. Wilkniss was Managing Director and CFO of the Helfant Group, Inc. (now Jefferies Execution Services, Inc.) subsidiary of Jefferies Group, Inc. (NYSE: JEF). From 1998 to 2000, Mr. Wilkniss was a corporate attorney at Wachtell, Lipton, Rosen & Katz. Mr. Wilkniss holds an MBA from Columbia Business School and a JD from Columbia Law School (with highest honors). He received his BA from the University of Virginia.

John S. Kaufman became employed by us as our Director of Restaurant Operations on September 22, 2006 and was promoted to Chief Restaurant and Development Officer in May 2007. Prior to joining our company as an officer, Mr. Kaufman acted as our Director of Restaurant Operations on a consulting basis. Mr. Kaufman has over 20 years of restaurant experience, specializing in operations. For the past four years, Mr. Kaufman has been principal of JSK Management, LLC, a restaurant operations and strategic planning consultancy. From 1999 to 2002, Mr. Kaufman was principal of Concepts Etc., Inc., a restaurant management and consultancy specializing in joint ventures, franchise and operating contracts with new and existing restaurants. From 1996 to 1998, Mr. Kaufman was President and Chief Operating Officer of Koo Koo Roo, Inc., where he was responsible for reversing company losses into gains, opening 34 new locations in multiple states, and assisted in a merger with Family Restaurants. From 1995 to 1996, Mr. Kaufman was Chief Operating Officer of Rosti, where he helped develop the prototype restaurant concept, participated in raising $5,000,000 for expansion, and managed the opening of three new restaurants in the Los Angeles market. In 1986, Mr. Kaufman joined California Pizza Kitchen, where he stayed until 1994, as he helped build the company from a single location to more than 68 locations. At California Pizza Kitchen, Mr. Kaufman eventually supervised more than 3,000 employees including 250 managers and 12 area supervisors and two regional vice-presidents of operations.

John H. Blake became employed by us as our Director of Restaurant Operation in May 2007. Prior to joining our company, Mr. Blake served as Vice President of Operations of Wood Ranch BBQ and Grill and before that, as Regional Director of Operations at California Pizza Kitchen, where he was responsible for the Los Angeles, Hawaii and Seattle territories. In his tenure at California Pizza Kitchen, Mr. Blake was responsible for opening over 20 new restaurant locations, ensuring operational success in the areas of exceptional food quality, guest satisfaction and store profitability. Mr. Blake was also responsible for the opening of the first free standing, franchised CPK ASAP, working directly with the franchisee to ensure quality, systems and success.

Elizabeth J. Heller has been a director since April 2007 and serves on our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee. Ms. Heller is the founder of and has served as CEO of Buzztone, Inc., a marketing company that combines online and offline word-of-mouth marketing techniques, since 1999. Prior to founding Buzztone, Ms. Heller served as Executive Vice President of Capitol Records from 1994 to 1999, where she developed such award winning websites as Hollywoodandvine.com and Bluenote.com, and oversaw Capitol's soundtrack department, executive producing several hit records. Ms. Heller has also served as VP of Artist Development for MCA Records after starting her career at Epic Records. Ms. Heller currently resides in Los Angeles. She received her B.A. from University of California, Los Angeles.

Kevin W. McLeod has been a director since March 2004 and serves on our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee. Since 1998, Mr. McLeod has been the Managing Director of Aircool Engineering, Ltd. of Somerset England. Aircool Engineering is one of the United Kingdom's largest mechanical and electrical contractors. Mr. McLeod is a native of New Zealand currently residing in London.

Bradley N. Rotter has been a director since November 11, 2005 and serves as the chair of our Audit Committee, and as a member of our Compensation Committee and our Nominating and Corporate Governance Committee. From 1988 to the present Mr. Rotter has served as Managing Member of the Echelon Group, a private specialty finance company. From 2003 to 2004 Mr. Rotter was Chief Executive Officer of MR3 Systems, Inc. (OTCBB: MRMR), an SEC reporting company. From 1985 to 2004, Mr. Rotter served as President of Presage Corporation, a private investment company. From 1993 to 2003, Mr. Rotter was Chairman of Point West Capital Corporation (OTCBB: PWCC). From 1999 to 2001, Mr. Rotter served on the board of directors of Homeseekers.com Inc., at the time an SEC reporting company and now called Realigent, a private company. Mr. Rotter currently serves on the boards of directors of Sequella, Inc., AirPatrol Corporation and Authentisure, all private companies. Mr. Rotter attended the United States Military Academy at West Point and holds an MBA from the University of Chicago.

Board Committees

Our Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Bradley Rotter is the chair of our Audit Committee, with Kevin McLeod and Elizabeth Heller serving as the additional members. Bradley Rotter, Kevin McLeod and Elizabeth Heller serve as the members of our Compensation Committee and Nominating and Corporate Governance Committee. The Board has adopted written charters for each of the Board committees.

Audit Committee.  Our Audit Committee consists of three directors, each of whom meet the independence standards set forth in The American Stock Exchange, or AMEX, listing standards and SEC regulations. In addition, the Board has determined that Mr. Rotter, the chair of the Audit Committee, is "financially sophisticated" within the meaning set forth in the AMEX listing standards. For more information on Mr. Rotter's experience, see "Management—Executive Officers, Significant Employees and Directors" above.

Pursuant to the terms of the Audit Committee charter, adopted by our Board on July 20, 2007, our Audit Committee is required to consist of at least three "independent" directors, as defined in the listing standards of the AMEX and by the rules and regulations promulgated by the SEC, and each of whom are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The primary duties and responsibilities of the Audit Committee consist of, among other things:

•	overseeing the integrity of our financial statements and systems of internal controls regarding finance, accounting, and legal compliance;

•
exercising primary responsibility for the appointment, compensation, and retention of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and our subsidiaries and assistance in oversight of such auditor's qualifications, independence, and performance;

•	assisting the Board in oversight of the performance of our internal audit function;

•	assisting the Board in oversight of our compliance with legal and regulatory requirements; and

•
preparing the reports required by the rules of the SEC to be included in our annual report and proxy statement, for so long we remain subject to the reporting requirements under the Securities Exchange Act of 1934, as amended; and

•
establishing procedures for the receipt, retention and treatment of complaints regarding accounting internal accounting control, or auditing matters, and the confidential, anonymous submission by our employees regarding and questionable accounting or auditing matters.

A copy of the charter of our Audit Committee is available on our website at www.uwink.com.

Compensation Committee.  Our Compensation Committee consists of three directors, each of whom meet the independence standards set forth in the AMEX listing standards and SEC regulations. Pursuant to the Compensation Committee Charter, adopted by our Board on July 20, 2007, the primary duties and responsibilities of the Compensation Committee consist of, among other things:

•	exercising primary responsibility for the structure, award and public disclosure of all elements of the compensation paid to our chief executive and other executive officers;

•	establishing the goals and objectives of our executive compensation program and each element of executive compensation;

•	establishing policies and procedures for the evaluation, award and public disclosure of executive compensation;

•	administering and/or overseeing the administration of our stock plans and our other material employee benefit plans, including the granting of stock options, restricted stock and other equity awards;

•	preparing an annual Compensation Committee report for inclusion in our annual report and meeting proxy statement; and

•	exercising, in its discretion, the powers granted to it in our bylaws.

A copy of the charter of our Compensation Committee is available on our website at www.uwink.com.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of three directors, each of whom meet the independence standards set forth in the AMEX listing standards and SEC regulations. Pursuant to the Nominating and Corporate Governance Committee Charter, adopted by our Board on July 20, 2007, the primary duties and responsibilities of the Nominating and Corporate Governance Committee consist of, among other things:

•	identifying individuals qualified to become Board members;

•	advising the Board on Board committee appointments and removals;

•	recommending nominees for election to the Board at annual shareholder meetings and when otherwise required;

•	developing and recommending to the Board corporate governance and ethics principles applicable to the company; and

•	overseeing the evaluation of the Board and management.

A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at www.uwink.com.

Code of Ethics.  Our board of directors has adopted a Code of Ethics applicable to all of our employees, including our chief executive officer, chief financial officer and our directors. A copy of our Code of Ethics is available on our website at www.uwink.com. We also filed a copy of our Code of Ethics as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2005, which we filed with the SEC on April 17, 2006.

We did not pay any compensation to our non-employee directors in 2006. We issued 25,000 shares (100,000 pre-reverse split) restricted common stock to each of Mr. McLeod, Mr. Rotter and Ms. Heller on April 3, 2007, pursuant to the 2006 Equity Incentive Plan, which vests in equal monthly installments over a two year period, subject to the other terms and conditions of the 2006 Equity Incentive Plan. We do not currently have any standard or annual arrangements regarding director compensation. We have agreed to award Mr. Rotter 25,000 shares of restricted common stock, vesting in equal monthly installments over a two-year period, as compensation for serving as the chair of our Audit Committee. All directors receive reimbursement for out-of-pocket expenses in attending board of directors meetings. We issued no options to our non-employee directors in 2006.

Executive Compensation

The following table sets forth compensation information for services rendered to us by our executive officers in all capacities, other than as directors, during each of the prior two fiscal years. The following table summarizes all compensation for fiscal years 2006 and 2005 received by our Chief Executive Officer and Chief Financial Officer, our only executive officers. The following information includes the dollar value of base salaries, bonus awards, stock options granted and certain other compensation, if any, whether paid or deferred, and, except as indicated, does not give effect to our four-for-one reverse stock split.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards	Option Awards ($)(5)	Total ($)
Nolan K. Bushnell,	2006	$100,000		—	—	119,022	$219,022
Chief Executive Officer(1)	2005	$9,000		—	—	—	$9,000
Peter F. Wilkniss,	2006	$120,000	(3)	—	—	62,000	$182,000
Chief Financial Officer(2)	2005	$30,000	(4)	—	—	—	$30,000

(1)  The aggregate number of stock awards and option awards issued to Mr. Bushnell and outstanding as of April 3, 2007 is 100,000 (25,000 post-split) and 670,000 (167,500 post-split), respectively. The 100,000 stock awards held by Mr. Bushnell were granted on April 3, 2007; accordingly, no amount in respect of these awards is reflected in Mr. Bushnell's compensation for 2006 or 2005.

(2)  The aggregate number of stock awards and option awards issued to Mr. Wilkniss and outstanding as of April 3, 2007 is 100,000 (25,000 post-split) and 400,000 (100,000 post-split), respectively. The 100,000 stock awards held by Mr. Wilkniss were granted on April 3, 2007; accordingly, no amount in respect of these awards is reflected in Mr. Wilkniss' compensation for 2006 or 2005.

(3)  $20,000 of Mr. Wilkniss' salary for 2006 was accrued and was paid in 2007.

(4)  Represents salary from October 2005 to December 2005. $25,000 of this amount was accrued and was paid in 2007.

(5)  Reflects dollar amounts expensed by the Company during 2006 for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires the company to determine the overall value of the options as of the date of grant based upon the Black Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time in service based options, we will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.

The following tables summarize the amount of our executive officers' equity-based compensation outstanding at the fiscal year ended January 2, 2007, and, except as indicated, does not give effect to our four-for-one reverse stock split:

Option Awards

Name	Number of securities underlying unexercised options exercisable	Number of Securities underlying unexercised options unexercisable	Equity Incentive Plan Awards; number of securities underlying unexercised unearned options	Option exercise price	Option Expiration Date
Nolan K. Bushnell	123,151 6,804 6,667 106,393	26,849 3,196 3,333 393,607	— — — —	$2.64 $1.60 $1.38 $0.33	7/16/2014 12/14/2014 12/29/2014 5/12/2016
Peter F. Wilkniss	89,315 86,210	110,685 113,790	— —	$0.43 $0.57	8/27/2015 9/13/2015

Stock Awards

Name	Number of shares or units of stock that have not vested	Market value of shares or units that have not vested	Equity incentive plan award: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares units, or other rights that have not vested
Nolan K. Bushnell(1)	—	—	—	—
Peter F. Wilkniss(2)	—	—	—	—

(1)  100,000 (25,000 post-split) restricted stock awards, with a market value of $122,000, were granted on April 3, 2007 pursuant to our 2006 Equity Incentive Plan and vest pro-rata over 36 months. The market value of these stock awards at April 3, 2007 is equal to the number of unvested shares multiplied by $1.22 ($4.88 post-split), the closing price of our common stock at April 3, 2007. The value of unvested stock awards at April 3, 2007 may never be realized by the stock award holders.

(2)  100,000 (25,000 post-split) restricted stock awards, with a market value of $122,000 were granted on April 3, 2007 pursuant to our 2006 Equity Incentive Plan and vest pro-rata over 36 months. The market value of these stock awards at April 3, 2007 is equal to the number of unvested shares multiplied by $1.22 ($4.88 post-split), the closing price of our common stock at April 3, 2007. The value of unvested stock awards at April 3, 2007 may never be realized by the stock award holders.

The following table summarizes information regarding stock options exercised by our executive officers named in the preceding tables in 2006 and the value of unexercised "in-the-money" options they held at January 2, 2007, and, except as indicated, does not give effect to our four-for-one reverse stock split:

			Number of securities underlying unexercised options at January 2, 2007		Value of unexercised "in-the-money" options at January 2, 2007(3)
Name	Shares of common stock acquired on exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Nolan K. Bushnell(1)	—	—	243,014	426,986	$220,489	$780,711
Peter F. Wilkniss(2)	—	—	175,525	224,475	$316,163	$403,837

(1)  150,000 (37,500 post-split) options were issued on July 15, 2004; 10,000 (2,500 post-split) options were issued on December 16, 2004; 10,000 options (2,500 post-split) were issued on December 31, 2004; and 500,000 (125,000 post-split) options were issued on May 12, 2006. All options vest pro-rata over 36 months with the initial one-sixth vesting after six months.

(2)  200,000 (50,000 post-split) options were issued on August 29, 2005 and 200,000 (50,000 post-split) options were issued on September 15, 2005. All options vest pro-rata over 36 months with the initial one-sixth vesting after six months.

(3)  In-the-money options represent unexercised options having a per-share exercise price below $2.30 ($9.20 post-split), the closing price of our common stock at December 29, 2006. The value of unexercised in-the-money options equals the number of in-the-money options multiplied by the excess of $2.30 ($9.20 post-split) over the per-share exercise prices of the options. The value of unexercised in-the-money options at January 2, 2007, may never be realized by the option holders.

Employment Agreements

Nolan K. Bushnell

On March 3, 2006, we entered into an employment agreement with our Chairman and Chief Executive Officer, Nolan K. Bushnell. Prior to March 3, 2006, we did not have an employment agreement with Mr. Bushnell.  On November 15, 2007, we entered into a letter agreement amending the terms of Mr. Bushnell’s employment agreement to increase his base salary to $225,000.

Mr. Bushnell is eligible to participate in a bonus program to be established by the board of directors. On May 12, 2006, Mr. Bushnell was granted options to purchase 500,000 (125,000 post-split) shares of our common stock at an exercise price of $0.33 ($1.32 post-split) per share. These options vest pro rata over a thirty-six month period, with the initial one-sixth vesting after six months. Mr. Bushnell was issued 100,000 (25,000 post-split) of restricted common stock on April 3, 2007, pursuant to the 2006 Equity Incentive Plan, which vests in equal monthly installments over a three year period, subject to the other terms and conditions of the 2006 Equity Incentive Plan.

Mr. Bushnell's employment agreement may be terminated by either party with or without Cause at any time upon thirty (30) days prior written notice. If the agreement is terminated by us without Cause or by Mr. Bushnell for Good Reason, Mr. Bushnell will be entitled to receive a severance payment equal to 12 months base salary, a pro rata portion of his annual bonus, immediate vesting of all stock options, and payment of any COBRA amount due for the provision of any and all health benefits provided to him and his family immediately prior to his termination for a period of up to 18 months.

Peter F. Wilkniss

On August 29, 2005, we entered into an employment agreement with our Chief Financial Officer, Peter F. Wilkniss.  On November 15, 2007, we entered into a letter agreement amending the terms of Mr. Wilkniss’ employment agreement.  As amended,  Mr. Wilkniss’ base salary is $225,000.  Mr. Wilkniss is also eligible to participate in a bonus program to be established by the board of directors.

On August 29, 2005, Mr. Wilkniss was granted options to purchase 200,000 (50,000 post-split) shares of our common stock at an exercise price of $0.43 ($1.72 post-split) and was granted options to purchase an additional 200,000 (50,000 post-split) shares of our common stock at an exercise price equal to the closing price of our common stock on September 9, 2005, $0.57 ($2.28 post-split). These options vest pro rata over a thirty-six month period, with the initial one-sixth vesting after six months. Mr. Wilkniss was issued 100,000 (25,000 post-split) shares of restricted common stock on April 3, 2007, pursuant to the 2006 Equity Incentive Plan, which vests in equal monthly installments over a three year period, subject to the other terms and conditions of the 2006 Equity Incentive Plan.

Mr. Wilkniss’ employment agreement may be terminated by either party with or without Cause at any time upon thirty (30) days prior written notice. If the agreement is terminated by us without Cause or by Mr. Wilkniss for Good Reason, Mr. Wilkniss will be entitled to receive a severance payment equal to 12 months base salary, a pro rata portion of his annual bonus, immediate vesting of all stock options and restricted stock, and payment of any COBRA amount due for the provision of any and all health benefits provided to him and his family immediately prior to his termination for a period of up to 18 months.

In each of the employment agreements described above, "Cause" is defined as (i) an action or omission which constitutes a material breach of, or material failure or refusal to perform his duties, (ii) fraud, embezzlement or misappropriation of funds, or (iii) a conviction of any crime which involves dishonesty or a breach of trust or involves us or our executives.

"Good Reason" is defined as (i) a reduction by us in the executive's base salary to a rate less than the initial base salary rate; (ii) a change in the eligibility requirements or performance criteria under any employee benefit plan or incentive compensation arrangement under which the executive is covered, and which materially adversely affects the executive; (iii) our requiring the executive to be based anywhere other than our headquarters or the relocation of our headquarters more than 20 miles from its current location, except for required travel on our business; (iv) the assignment to the executive of any duties or responsibilities which are materially inconsistent with his status or position as a member of our executive management group; or (v) the executive's good faith and reasonable determination, after consultation with nationally-recognized counsel, that he is being unduly pressured or required by our board of directors or a senior executive to directly or indirectly engage in criminal activity.

Equity Compensation Plans

We have adopted equity compensation plans which permit us to grant options and other equity incentive awards to our employees, officers, directors, consultants and independent contractors. As of November 19, 2007, after giving effect to our four-for-one reverse stock split, we may issue an aggregate of 290,202 (1,160,808 pre-split) shares of common stock pursuant to our equity compensation plans.

We assumed the uWink.com, Inc. 2000 Employee Stock Option Plan pursuant to our acquisition of uWink California. The 2000 Plan provided for the issuance of up to 681,218 (after giving effect to a 3.15611 reverse stock split in connection with the acquisition of uWink California but without giving effect to the four-for-one reverse stock split effective July 26, 2007) incentive and non-qualified stock options to our employees, officers, directors and consultants. Options granted under the 2000 Plan vest as determined by the board of directors, provided that any unexercised options will automatically terminate on the tenth anniversary of the date of grant. As of November 19, 2007, there were no shares available for issuance under this plan.

In 2004, our board of directors approved the uWink, Inc. 2004 Stock Incentive Plan. The 2004 Plan provides for the issuance of up to 1,200,000 incentive stock options, non-qualified stock options, restricted stock awards and performance stock awards (without giving effect to the four-for-one reverse stock split) to our employees, officers, directors and consultants. Awards granted under the 2004 Plan vest as determined by the board of directors, provided that no option or restricted stock award granted under the 2004 Plan may be exercisable prior to six months from its date of grant and no option granted under the 2004 Plan may be exercisable after 10 years from its date of grant. As of November 19, 2007, there were no shares available for issuance under this plan.

In 2005, our board of directors approved the uWink, Inc. 2005 Stock Incentive Plan. The 2005 Plan provides for the issuance of up to 2,000,000 incentive stock options, non-qualified stock options, restricted stock awards and performance stock awards (500,000 post-split) to our employees, officers, directors and consultants. Awards granted under the 2005 Plan vest as determined by the board of directors, provided that no option or restricted stock award granted under the 2005 Plan may be exercisable prior to six months from its date of grant and no option granted under the 2005 Plan may be exercisable after 10 years from its date of grant. As of November 19, 2007, after giving effect to our four-for-one reverse stock split, there were 372 (1,486 pre-split) shares available for issuance under this plan.

On June 8, 2006, our board of directors approved the uWink, Inc. 2006 Equity Incentive Plan, and subsequently amended the 2006 Plan on November 4, 2006. The 2006 Plan, as amended, provides for the issuance of up to 2,500,000 incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and stock bonuses (625,000 post-split) to our employees, officers, directors and consultants. As of November 19, 2007, after giving effect to the four-for-one reverse stock split, there were 39,830 (159,320 pre-split) shares available for issuance under the 2006 Plan, which vest as determined by the board of directors, provided that:

•
No option granted under the 2006 Plan may be exercisable after ten years from its date of grant and no ISO granted to a person who owns more than ten percent of the total combined voting power of all classes of our stock will be exercisable after five years from the date of grant; and

•
An option granted to a participant who is an officer or director may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the board of directors.

On June 21, 2007, our board of directors approved the uWink, Inc. 2007 Equity Incentive Plan. The 2007 Plan provides for the issuance of up to 1,000,000 incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and stock bonuses (250,000 post-split) to our employees, officers, directors and consultants. As of November 19, 2007, after giving effect to the four-for-one reverse stock split, there were 250,000 (1,000,000 pre-split) shares available for issuance under the 2007 Plan, which vest as determined by the board of directors, provided that:

•
No option granted under the 2007 Plan may be exercisable after ten years from its date of grant and no ISO granted to a person who owns more than ten percent of the total combined voting power of all classes of our stock will be exercisable after five years from the date of grant; and

•
An option granted to a participant who is an officer or director may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the board of directors.

As of November 19, 2007, after giving effect to the four-for-one reverse stock split, we had outstanding under our equity compensation plans options to purchase an aggregate of 1,015,598 (4,062,392 pre-split) shares of common stock, at exercise prices ranging from $1.04 to $12.64 ($0.26 to $3.16 pre-split) per share, and restricted stock grants totaling 137,500 (550,000 pre-split) shares, issued to our employees, officers and directors.

Director Compensation

We did not pay any compensation to our non-employee directors in 2006. We do not currently have any standard or annual arrangements regarding director compensation. All directors receive reimbursement for out-of-pocket expenses in attending board of directors meetings. We issued no options to our non-employee directors in 2006.

The following table sets forth the dollar amount of the compensation expense incurred by us for financial statement reporting purposes during the fiscal year ended January 2, 2007 for services rendered by our non-employee directors, without giving effect to our four-for-one reverse stock split, except as otherwise indicated:

Name	Stock Awards ($)	Option Awards ($)	Total ($)
Kevin W. McLeod	—	$11,000(1)	$11,000
Bradley N. Rotter	—	$14,000(2)	$14,000
Elizabeth J. Heller(3)	—	—	—
Total	—		$25,000

(1)  Represents the compensation expense incurred by us in the fiscal year ended January 2, 2007 in connection with 100,000 (25,000 post-split) shares of common stock issuable upon exercise of stock options granted to Mr. McLeod under our Equity Incentive Plans. 100,000 (25,000 post-split) shares of restricted stock, with a grant date market value of $122,000, vesting over a two-year period, were issued to Mr. McLeod on April 3, 2007.

(2)  Represents the compensation expense incurred by us in the fiscal year ended January 2, 2007 in connection with 100,000 (25,000 post-split) shares of common stock issuable upon exercise of stock options granted to Mr. Rotter under our Equity Incentive Plans. 100,000 (25,000 post-split) shares of restricted stock, with a grant date market value of $122,000, vesting over a two-year period, were issued to Mr. Rotter on April 3, 2007.

(3)  Ms. Heller was granted 100,000 (25,000 post-split) shares of restricted stock, with a grant date market value of $122,000, vesting over a two-year period, on April 3, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated, the information set forth in this section does not give effect to the four-for-one reverse stock split effected as of July 26, 2007.

On November 7, 2007, we completed the sale, in a registered equity offering, of 5.2 million units at a purchase price of $2.00 per unit, each unit consisting of one share of common stock and warrants to purchase one share of common stock at an exercise price of $2.40, generating net proceeds to us of approximately $9.3 million.  Among those participaing in our registered offering were, Nolan Bushnell, our Chief Executive Officer, who purchased 31,750 units for an aggregate purchase price of $63,500, Peter Wilkniss, our Chief Financial Officer, who purchased 50,000 units for an aggregate purchase price of $100,000, Kevin McLeod, a director, who purchased 50,000 units for an aggregate purchase price of $100,000, Alissa Bushnell, our vice president of public relations and marketing and the daughter of Nolan Bushnell, who purchased 25,000 units for an aggregrate purchase price of $50,000 and Dan Lindquist, our vice president of operations, who purchased 15,000 units for an aggregate purchase price of $30,000.

Effective as of November 12, 2007, holders representing an aggregate of $1,497,500 in principal amount of convertible notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive of $316,568) elected to exercise their right to convert such notes triggered by our November 2007 registered offering into the same units offered in such transaction.  Accordingly, we issued an aggregate 949,703 units to these noteholders in full satisfaction of our obligations under the notes. Among those holders electing to convert their promissory notes into units were Nolan and Nancy Bushnell, our Chief Executive Officer and his wife, who converted an aggregate $156,452 (including accrued interest and conversion incentive)  into 78,226 units, and Peter Wilkniss, our Chief Fxecutive Officer, who converted an aggregate $31,776 (including accrued interest and conversion incentive) into 15,888 units.

On June 8, 2007, we sold $960,500 of convertible promissory notes to 16 accredited investors. Among those participating in the transaction were Nolan Bushnell, our Chief Executive Officer, who invested $125,000 and Dennis Nino, the brother-in-law of Nolan Bushnell, who invested $125,000. The conversion rights in these notes were triggered by our November, 2007 registered offering, and,on November 12, 2007, Mr. Bushnell converted his promissory note to as described above.  Mr. Nino declined to convert his note and accordingly we made cash repayment to Mr. Nino in full satisfaction of his note.

On April 2, 2007, we sold $857,000 of convertible promissory notes to 19 individual accredited investors. Among those participating in the transaction were Peter Wilkniss, our Chief Financial Officer, who invested $25,000, and Dennis Nino, who invested $50,000.  The conversion rights in these notes were triggered by our November, 2007 registered offering, and on November 12, 2007, Mr. Wilkniss converted his promissory note to as described above.  Mr. Nino declined to convert his note and accordingly we made cash repayment to Mr. Nino in full satisfaction of his note.

On October 25, 2006, we entered into a letter agreement with Bradley Rotter, a member of our board of directors, in respect of a promissory note dated April 19, 2006, pursuant to which:

•
Mr. Rotter agreed to convert the $100,000 principal amount and $5,685 in accrued interest outstanding under our April 19, 2006 note into shares of our common stock at a conversion price of $1 per share. Rather than repay this note in cash, we agreed with Mr. Rotter that he would be entitled to receive an additional 20% upon conversion of this note into shares of our common stock. As a result, Mr. Rotter accepted 126,822 (31,706 post-split) shares of our common stock, together with the warrants set forth below, in full and final satisfaction of our obligations under the note; and

•
in accordance with the terms of our April 19, 2006 note, we also issued to Mr. Rotter three-year immediately exercisable warrants to purchase 100,000 (25,000 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

At the time we converted this note, the market price of our common stock was $1.26. At the time we agreed to issue these warrants, the exercise price was at 15% premium to the $0.30 market price. At the time we issued these warrants, the exercise price was at a 73% discount to the $1.26 market price.

Certain of our officers and directors, and family members of officers and directors, participated in a private placement transaction we completed on September 18, 2006 on the same terms as the third party investors who participated in the transaction. Peter Wilkniss, our Chief Financial Officer, invested $30,000 in the transaction and received 100,000 (25,000 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 50,000 (12,500 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

Kevin McLeod, a director, invested $45,000 in the transaction and received 150,000 (37,500 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 75,000 (18,750 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Robert Nino, the brother-in-law of Nolan Bushnell, invested $25,000 in the transaction and received 83,333 (20,834 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 41,667 (10,417 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Dan Lindquist, our vice president of operations, invested $55,500 in the transaction and received 185,000 (46,250 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 92,500 (23,125 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Bradley Rotter, a director, invested $150,000 in the transaction and received 500,000 (125,000 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 250,000 (62,500 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Brent Bushnell, the son of Nolan Bushnell, invested $50,000 in the transaction and received 166,667 (41,667 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 83,333 (20,834 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Nancy Bushnell, the wife of Nolan Bushnell, as trustee for the Bushnell Living Trust, invested $50,000 in the transaction and received 166,667 (41,667 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 83,333 (20,834 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. John Kaufman, our director of restaurant operations, invested $12,500 in the transaction and received 41,666 (10,417 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 20,833 (5,209 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Jeffrey Tappan, the husband of Alissa Bushnell, our vice president of public relations and marketing and the daughter of Nolan Bushnell, invested $25,000 in the transaction and received 83,333 (20,834 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 41,667 (10,417 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

In connection with the private placement of our equity securities completed on September 18, 2006, we converted $70,562 of debt and accrued interest due to Nancy Bushnell, the wife of Nolan Bushnell, and $60,500 of debt due to Dan Lindquist, our vice president of operations, on the same terms as the third party investors who participated in the transaction. Ms. Bushnell received 235,207 (58,802 post-split) shares of our common stock and warrants to purchase 117,603 (29,401 post-split) shares of our common stock at $0.345 ($1.38 post-split) per share, and Mr. Lindquist received 201,667 (50,417 post-split) shares of our common stock and warrants to purchase 100,833 (25,209 post-split) shares of our common stock at $0.345 ($1.38 post-split) per share.

At the time we initiated the September 18, 2006 private placement transaction (and the related debt conversion) in the beginning of August 2006, the market price of our common stock had consistently been below $0.30 per share since March 2006, and had been as low as $0.21 per share, and continued in that range until August 16, 2006. In the three weeks leading up to the September 8, 2006 closing of the first $804,000 of cash proceeds under this transaction and the Bushnell and Lindquist debt conversions, as discussed above, the closing price of our stock rose from $0.27 to $0.55. On September 8, 2006, when Messrs. Wilkniss, Rotter, Tappan and Lindquist became committed to the transaction, and the Bushnell and Lindquist debt conversions became committed, the $0.345 exercise price of the warrants was at a 37% discount to the $0.55 closing price. On September 18, 2006, when we completed the remainder of this transaction and when the Bushnells, and Messrs. Kaufman, Nino and McLeod became committed to the transaction, the $0.345 exercise price of the warrants was at a 70% discount to the $1.12 closing price.

On April 19, 2006, we entered into a letter agreement with Mr. Rotter pursuant to which we:

•	repaid $100,000 of the principal amount of, together with $10,356 of accrued interest on a $200,000 promissory note dated October 10, 2005;

•	issued immediately-exercisable, three-year warrants to Mr. Rotter to purchase 100,000 (25,000 post-split) shares of common stock at an exercise price of $0.345 ($1.38 post-split) per share; and

•
issued a new convertible note payable to Mr. Rotter in the amount of $100,000, the unpaid balance of our October 10, 2005 note with Mr. Rotter. This note was due October 19, 2006, accrued interest at 10%, and was convertible, at the option of Mr. Rotter, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Rotter was to receive as a conversion bonus additional securities equal to 20% of the aggregate principal value plus accrued interest converted. The note was mandatorily repayable immediately following the consummation of any offering of securities that results in gross proceeds to us of at least $3,000,000. Upon such repayment, or upon repayment at maturity, Mr. Rotter was to receive additional warrants to purchase 100,000 (25,000 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split).

The market price of our common stock on April 19, 2006, was $0.30. Consequently, the exercise price of the warrants issued to Mr. Rotter on that date was at a 15% premium to the market price.

On March 31, 2006, we issued 115,000 (28,750 post-split) shares of common stock, valued at $65,550, based on the closing price of the common stock on the date our board of directors authorized such issuance, to Alissa Bushnell, in payment for public relations services provided to us during 2005.

Certain of our officers and directors, and family members of officers and directors, participated in a private placement transaction we completed on March 3, 2006 on the same terms as the third party investors who participated in the transaction. Peter Wilkniss, our Chief Financial Officer, invested $30,000 in the transaction and received 100,000 (25,000 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 50,000 (12,500 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Kevin McLeod, a director, invested $100,000 in the transaction and received 333,333 (83,334 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 166,667 (41,667 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Dennis Nino, the brother-in-law of Nolan Bushnell, invested $75,000 in the transaction and received 250,000 (62,500 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 125,000 (31,250 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. Robert Nino, the brother-in-law of Nolan Bushnell, invested $100,000 in the transaction and received 333,333 (83,334 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 166,667 (41,667 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. In addition, Tallac Corp. invested $500,000 in this transaction and received 1,666,667 (416,667 post-split) shares of our common stock and immediately-exercisable, three-year warrants to purchase 833,334 (208,334 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share; by virtue of this investment, Tallac Corp. became a greater than 10% stockholder of our company. There is no relationship between us and Tallac Corp. or John E. Lee, its principal, other than as a stockholder. As of the date of this prospectus, Tallac Corp. is no longer a 10% stockholder.

At the time we entered into this transaction, the market price of our common stock was $0.21, although the market price had fluctuated between $0.21 and $0.30 in the three weeks prior to the consummation of the transaction, and the exercise price of the warrants was at a 64% premium to the market price.

We secured an approximately ten-year lease on the location for our first uWink restaurant in Woodland Hills, California. The underlying lease agreement between Nolan Bushnell, in his personal capacity, and Promenade LP, the landlord, is as of February 3, 2006. Effective as of April 10, 2006, we, Mr. Bushnell and Promenade LP entered into an assignment agreement pursuant to which Mr. Bushnell assigned his rights under the lease to us (but without relieving Mr. Bushnell of his liability for the performance of the lease). In connection with this assignment, we agreed with Mr. Bushnell that, should we fail to perform under the lease and Mr. Bushnell becomes obligated under the lease as a result, Mr. Bushnell will have the right to operate the leased premises in order to satisfy his obligations under the lease.

On October 10, 2005, we issued a $200,000 convertible note payable to Bradley Rotter, a member of our board of directors. The proceeds of this note were used to fund operations. This note was due April 10, 2006, accrued interest at 10% per annum, and was convertible, at the option of Mr. Rotter, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that resulted in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Rotter was to receive as a conversion bonus additional securities equal to 20% of the aggregate principal value and accrued interest so converted. The note was mandatorily repayable immediately following the consummation of any offering of securities that resulted in gross proceeds to us of at least $3,000,000. Upon such repayment, or upon repayment at maturity, Mr. Rotter was to receive warrants to purchase 200,000 shares of our common stock at an exercise price of $0.59 per share.

On April 19, 2005, Dennis Nino, the brother-in-law of Nolan Bushnell, loaned us an additional $39,000 to be used for operations. This loan, which accrued interest at 6% and was due on demand, was assigned by Mr. Nino to Nancy Bushnell, the wife of Nolan Bushnell, on August 1, 2006, and was converted into shares of our common stock and warrants in connection with our September 18, 2006 equity financing, described below.

On December 6, 2004, we issued a convertible note to Kevin McLeod, one of our directors, in the amount of $50,000. The proceeds of this note were used to fund operations. This note, which accrued interest at 20%, was converted at $0.30 per share into 200,000 shares of our common stock in December 2005. At the time of conversion, the market price of our common stock was $0.30.

In December 2004, Dennis Nino, the brother-in-law of Nolan Bushnell, loaned us $117,000 related to the manufacture of SNAP! units in China. In consideration of Mr. Nino's extension of this loan, we paid Mr. Nino an additional $5,000 upon final payment of the note in 2005.

At various dates in 2004 and 2005, Dan Lindquist, our vice president of operations, loaned us an aggregate of $60,500 to be used for operations. This indebtedness, inclusive of accrued interest of 8% per annum thereon, was converted into shares of our common stock and warrants to purchase our common stock at an exercise price of $0.345 per share in connection with our September 18, 2006 equity financing, as described in more detail above.

At various dates in 2004, Nancy Bushnell loaned us an aggregate of $47,000 for our operations. Our note evidencing this indebtedness accrued interest at 8% per annum and was due on demand. $26,500 of this note was repaid in 2005. Ms. Bushnell loaned us an additional $3,000 in January and February of 2006. This indebtedness was converted into shares of our common stock and warrants to purchase our common stock at an exercise price of $0.345 per share in connection with our September 18, 2006 equity financing, as described in more detail above.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Below is a discussion of our plan of operation for uWink for the next twelve months. Our Management's Discussion and Analysis of our financial condition and results of operations for the third fiscal quarter of 2007 and each of the fiscal years 2006 and 2005, respectively, follow below. Except as otherwise indicated, the information set forth in this section gives effect to the four-for-one reverse stock split effected as of July 26, 2007.

Plan of Operation—uWink Restaurants

We are currently operating and continue to develop an entertainment restaurant concept named uWink. As of October 2, 2007, we had generated $2,189,460 of revenue from the uWink restaurant concept.

We opened our first uWink restaurant in the Westfield Promenade Shopping Center in Woodland Hills, California (Los Angeles area) on October 16, 2006.

Our growth strategy is to open three to four additional company-owned and/or managed restaurants within the next six to twelve months and to franchise our concept, focusing on multiple-unit area development agreements. We are targeting a mix of one-third company-owned restaurants and two-thirds franchised restaurants. We expect we will also seek to generate additional revenue through the sale of media equipment to franchisees. In addition, we believe that our concept is well suited for specialized locations, including airports and schools, and we are pursuing opportunities in these areas.    We also believe that the software platforms and touchscreen terminals we have developed, and are continuing to develop, for our restaurant concept can be deployed in other restaurants, bars and mobile devices. We are currently engaged in preliminary discussions and will continue to seek opportunities to employ these assets in some or all of these other venues, although we have not entered into any definitive agreements to do so.

On June 8, 2007, our subsidiary, uWink Franchise Corporation, entered into an area development agreement with OCC Partners, LLC for our first three planned franchised restaurants to be built in Miami-Dade County, Florida, over the next four years.

On November 7, 2007, we completed a registered offering of our equity securities which resulted in net proceeds to us of approximately $9.3 million.  We expect that the net proceeds from this offering will be sufficient to fund our present level of operations and near-term growth strategy through December 2008, as well as build out and operate our four new planned company-owned restaurant locations and continue our current level of operations for the next twelve months.

Our November 7, 2007 registered offering triggered the conversion rights in convertible promissory notes issued in previous debt financing transactions, described elsewhere in this prospectus.  Effective November 12, 2007, holders representing an aggregate of $1,497,500 in principal amount of these notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive amount of $316,568) elected to convert their notes  into the same units issued in our November 7, 2007 registered offering.  Accordingly, we issued an aggregate 949,703 units to these investors at a purchase price of $2.00 per unit, in full satisfaction of our obligations under the notes.  Holders representing an aggregate of $338,885 in principal amount of convertible notes elected not to convert their notes.  Accordingly, we made an aggregate cash repayment of $459,335 (inclusive of accrued interest), in full satisfaction of these notes.

As a result of the conversions and issuances and repayments described above, our obligations under our convertible promissory notes issued in April 2007 and June 2007 are now fully satisfied.  We are filing this registration statement to register for resale the common stock and warrants issued upon conversion of our convertible promissory notes.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related footnotes for our third fiscal quarter of 2007 and each of the fiscal years 2006 and 2005, respectively, included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The following discussion is based upon our consolidated financials statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for doubtful accounts, inventory reserves, and value of our stock and options/warrants issued for services. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Software Development Costs

Software development costs related to computer games and network and terminal operating systems developed by the Company are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed". Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. When the software is a component part of a product, capitalization begins with the product reaches technological feasibility. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to the completion of all planning, designing, coding and testing activities necessary to establish that the product can be produced to meet its design specifications and certain external factors including, but not limited to, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of salaries and direct payroll related costs and the purchase of existing software to be used in our products.

Amortization of capitalized software development costs is provided on a product-by-product basis on the straight-line method over the estimated economic life of the products (not to exceed three years). Management periodically compares estimated net realizable value by product with the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development costs to expected net realizable value is expensed at that time.

Revenue Recognition

We recognize revenue related to software licenses in compliance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, "Software Revenue Recognition". Revenue is recognized when we deliver our touchscreen pay-for-play game terminals to our customer and we believe that persuasive evidence of an arrangement exists, the fees are fixed or determinable, and collectibility of payment is probable. Included with the purchase of the touchscreen terminals are licenses to use the games loaded on the terminals. The licenses for the games are in perpetuity, we have no obligation to provide upgrades or enhancements to the customer, and the customer has no right to any other future deliverables. We deliver the requested terminals for a fixed price either under agreements with customers or pursuant to purchase orders received from customers.

We do not have any contractual obligations to provide post sale support of our products. We do provide such support on a case by case basis and the costs of providing such support are expensed as incurred. We earned no revenue from post sale support during the periods presented.

Restaurant revenue from food, beverage and merchandise sales is recognized when payment is tendered at the point of sale. Revenue from the sale of gift cards is deferred and recognized upon redemption.

Franchise revenue is recognized when we have performed substantially all of our obligations as franchisor. During the nine months ended October 2, 2007, our franchise-related revenue consisted of a $20,000 non-refundable area development fee and $2,000 of non-refundable franchise application fees. Our area development fee consists of a one-time payment in consideration for the services we perform in preparation of executing each area development agreement. Substantially all of these services which include, but are not limited to, conducting market and trade area analysis, a meeting with our executive team, and performing potential franchise background investigation, are completed prior to our execution of the area development agreement and receipt of the corresponding area development fee. As a result, we recognize the non-refundable portion of this fee in full upon receipt. During the nine months ended October 2, 2007, we also received a $20,000 refundable area development fee. This payment is held in escrow and, accordingly, will not be recorded in the financials until the contingency is resolved and the fees are released from escrow. Our franchise application fee consists of a one-time $5,000 payment, $1,000 of which is non-refundable, in consideration of the services we perform in evaluating the franchise application, which are completed concurrently with receiving the application. As a result, we recognize the non-refundable portion of this fee in full upon receipt. Refundable franchise application fees received are recorded as a short-term liability until such time as the fee becomes non-refundable.

Basis of Presentation

In 2006, with the commencement of restaurant operations, we adopted a 52/53-week fiscal year ending on the Tuesday closest to December 31st, and fiscal quarters ending on the Tuesday closest to March 31, June 30 and September 30, as applicable, for financial reporting purposes. As a result, our 2006 fiscal year ended on January 2, 2007, our fiscal first quarter 2007 ended on April 3, 2007, our fiscal second quarter 2007 ended on July 3, 2007 and our fiscal third quarter 2007 ended on October 2, 2007. For purposes of the following discussion, the three and nine month periods ended October 2, 2007 and September 30, 2006 are sometimes referred to as fiscal quarters and the twelve month periods ended January 2, 2007 and December 31, 2005 are sometimes referred to as fiscal years.

Results of Operations

Fiscal third quarter 2007 compared with fiscal third quarter 2006.

Net sales for the three and nine months ended October 2, 2007 increased by $637,615 and $1,825,134 (1,785% and 1,252%) to $673,335 and $1,970,905, from $35,720 and $145,771, respectively, for the same periods in 2006. In 2006, we wound down our SNAP! and Bear Shop manufacturing and sales operations and repositioned ourselves as an entertainment restaurant company. Revenue from our first restaurant, which opened on October 16, 2006, amounted to $1,899,532 (96% of total revenue) for the nine months ended October 2, 2007. There was no revenue associated with our entertainment restaurant operations for the nine months ended September 30, 2006. The other revenue for the nine month period ended October 2, 2007 of $71,373 was generated through $20,000 of non-refundable ranchise area development fees paid to us upon execution of our franchise area evelopment agreement with OCC Partners; $2,000 of non-refundable franchise application fees; $14,000 of licensing revenue under our agreement with SNAP Leisure LLC; and the liquidation of $35,373 of our remaining SNAP! and Bear Shop inventories. 2006 revenue largely reflects the liquidation of part of our remaining SNAP! and Bear Shop inventories. We also generated licensing revenue of $37,600 (25.7% of total revenue) in the first nine months of 2006, made up of $21,600 in licensing fees from the sale of SNAP machines by SNAP Leisure LLC under our license agreement with SNAP Leisure and $16,000 in licensing fees for some of our games from Mondobox LLC.

Cost of sales for the three and nine month periods ended October 2, 2007 totaled $193,272 and $597,177, compared to $5,250 and $147,373 for same periods in 2006, representing an increase of $188,022 and $449,804 (3,581% and 305%), respectively. Cost of sales for our restaurant amounted to $581,306 (30.6% of restaurant revenue) in the nine months ending October 2, 2007. For the three months ended October 2, 2007, cost of sales for our restaurant was $187,186 (28.4% of restaurant revenue). As our restaurant continues to mature and we continue to optimize our menu and menu cost structure and generate a greater percentage of media revenue, we expect that our restaurant cost of sales will drop to the 25%-27% (of restaurant revenue) range.

Non-restaurant cost of sales amounted to $15,871 for the first nine months of 2007, as compared to $147,373 for the first nine months of 2006. The decrease in non-restaurant cost of sales is attributable to lower SNAP! and Bear Shop sales volume resulting from our decision to wind down our SNAP! and Bear Shop operations. In addition, we sold 27 Bear Shop machines in the first nine months of 2007 for $27,000. There was no cost of sales associated with these machines, as they had been fully reserved for in prior periods. As a result, our non-restaurant gross margin was 78% for the first nine months of 2007. During the nine months ended September 30, 2006, we wrote off $66,398 of uncollectible advances to suppliers to cost of good sold, resulting in negative gross profit of $1,601 for the nine months ended September 30, 2006.

Selling, general and administrative expenses for the three and nine months ended October 2, 2007 totaled $1,501,148 and $5,046,382, compared to $863,845 and $2,046,714 for the three and nine months ended September 30, 2006, representing an increase of $637,303 and $2,999,668 (74% and 147%), respectively.

The increase in SG&A for the first nine months of 2007 is attributable to $1,197,206 of restaurant SG&A in 2007 (including restaurant salary expense of $758,658); higher corporate salary expense ($1,260,412 in 2007 as compared to $639,729 in 2006); increased engineering consulting expense ($268,912 in 2007 versus $177,364 in 2006); higher legal, accounting and other professional expense ($459,589 in 2007 versus $239,331 in 2006); higher depreciation and amortization expense ($237,503 in 2007 versus $17,805 in 2006); and higher nominal stock option expense in 2007 resulting from the continued amortization of fair value expense of options issued prior to 2007, coupled with the recording of expense relating to the increased issuance of employee options in 2006 and 2007 ($1,005,318 of expense for the third quarter of 2007 versus $365,309 of expense for the third quarter of 2006).

As a result, our loss from operations for the three and nine months ended October 2, 2007 was $1,021,085 and $3,672,655, compared to a loss of $833,375 and $2,048,315 for the three and nine months ended September 30, 2006, representing an increase of $187,710 and $1,624,340 (23% and 79%), respectively.

Total other expense for the three and nine months ended October 2, 2007 was $455,880 and $444,568, compared to other expense of $6,267,912 and expense of $6,667,355 for the same periods in 2006, representing a decrease in expense for the first nine months of 2007 of $6,222,787 (93%). This decrease was primarily attributable to the non-recurrence in 2007 of $6,583,902 of expense relating to the issuance of financing warrants in the first nine months of 2006 coupled with $58,076 of gain on settlement of debt income recorded in 2007 resulting from the settlement at a discount of accounts payable owing to outside law firms, partially offset by $408,435 of beneficial debt conversion expense in the first nine months of 2007 relating to approximately $2 million of convertible promissory notes issued in 2007. The notes were convertible, at the option of the holder, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, the holder was entitled to receive, as a conversion incentive, additional securities equal to 20% of the aggregate principal value plus accrued interest converted. On November 7, 2007, we completed a financing transaction that triggered the conversion rights in these notes. Accordingly, we recorded the 20% conversion incentive on the full amount of the notes plus accrued interest, amounting to $408,435, in the statement of operations for the three and nine months ended October 2, 2007.

As a result, our net loss for the three and nine months ended October 2, 2007 totaled $1,476,966 and $4,118,023, compared to a net loss of $7,101,287 and $8,715,670 for the same periods in 2006, representing a decrease of $5,624,321 and $4,597,647 (79% and 53%), respectively.

Fiscal year 2006 compared with fiscal year 2005.

Net sales for the year 2006 were $450,149, compared to $682,604 for the year 2005, representing a decrease of $232,455 (34%). The decrease in revenue is largely attributable to our decision to wind down our SNAP! and Bear Shop manufacturing and sales operations and reposition ourselves as an entertainment restaurant company. Revenue from our first restaurant, which opened on October 16, 2006, amounted to $289,929 (64% of total 2006 revenue) for the period beginning on October 16, 2006 and ending on January 2, 2007.

In addition, we generated licensing revenue of $46,800 (10.4% of total revenue) in 2006. Of this, $27,200 was licensing fees from the sale of SNAP machines by SNAP Leisure LLC under our license agreement with SNAP Leisure and $19,600 was licensing fees for some of our games from Mondobox LLC. In 2005, we generated $100,000 (15% of total 2005 revenue) from the licensing of some of our games to Bluetorch Games. This agreement had a one year term and, accordingly, we recorded licensing revenue of $25,000 per quarter in 2005.

The remaining revenue of $113,420 generated during 2006 largely reflects the liquidation of part of our remaining SNAP! and Bear Shop inventories. In 2005, we generated non-licensing revenue of $582,604, largely from the sale of approximately 200 SNAP! units and 11 Bear Shop units. In 2005, SNAP! sales comprised 78% of our total sales and Bear Shop units 9%.

Cost of sales for the year, 2006 totaled $249,248, compared to $540,974 for the year 2005, representing a decrease of $291,726 (54%). Cost of sales for our restaurant amounted to $99,728 (34% of restaurant revenue) in 2006. As our restaurant matures and we optimize our menu and menu cost structure, we expect that our restaurant cost of sales will drop to the 23%-26% (of restaurant revenue) range.

The decrease in non-restaurant cost of sales is attributable to lower SNAP! and Bear Shop sales volume resulting from our decision to wind down our SNAP! and Bear Shop operations. In addition, we wrote off $66,398 of uncollectible advances to suppliers to cost of goods sold in 2006. As a result, our non-restaurant gross margin was 6.7% in 2006, as compared to 21% in 2005.

Selling, general and administrative expenses for the year 2006 totaled $3,690,921, compared to $2,823,044 for the year, representing an increase of $867,877 (23.5%).

The increase in SG&A is attributable to $572,282 of restaurant SG&A in 2006, higher salary expense ($945,678 in 2006 as compared to $587,000 in 2005), increased engineering consulting expense ($315,000 in 2006 versus $152,000 in 2005) and $180,000 of pre-opening expenses relating to our first restaurant in 2006, together with higher legal and accounting expense ($295,559 in 2006 versus $129,330 in 2005), higher nominal stock option expense in 2006 resulting from the expensing of options granted to employees based on the fair market value of the options ($499,548 of expense in 2006 versus $97,667 of expense in 2005). In 2005, we recorded expense only for those options that were issued at an exercise price below the closing price of the stock on the date of grant. These increases were partially offset by an approximately $980,000 reduction in financial consulting expense from $995,351 in 2005 to $14,750 in 2006. In 2005 we issued in excess of $800,000 worth of shares of our common stock in exchange for outside investor relations and financial consulting services.

We incurred no expense for research and development during the year 2006, compared to $151,542 for the year 2005, representing a decrease of $151,542 (100%). Research and development expense decreased as a result of our decision to halt SNAP! and Bear Shop related research and development in 2005.

Impairment loss fell to $0 in 2006 from $203,125 in 2005. In 2005, we amortized $84,403 and impaired $116,794 in capitalized software development costs and we depreciated $23,928 and impaired $86,332 in SNAP! tooling, moulds and dyes, as a result of our decision to wind down our SNAP! and Bear Shop operations.

As a result, our loss from operations for the year 2006 was $3,490,020, compared to $3,036,081 for the year 2005. As a result, our loss from operations for the year 2006 was $3,490,020, compared to $3,036,081 for the year 2005, representing an increase of $453,939 (15%).

Total other expense for 2006 was $6,871,045, compared to $201,874 in 2005, representing an increase of $6,669,171 (330%). This increase was primarily attributable to $6,583,902 of expense relating to the issuance of financing warrants in the first three quarters of 2006 and $151,111 of expense relating to the conversion of debt and accounts payable into common stock at conversion prices lower than the market price on the date of conversion. In particular, we recorded a conversion loss of $111,127 on the conversion of $217,240 in debt, plus an additional $43,448 reflecting a 20% conversion incentive, into 260,688 shares of common stock at $1.00 per share, when the closing price of our common stock was $1.26. In addition, we recorded a conversion loss of $39,884 on the conversion of $85,810 accounts payable into 60,430 shares of common stock at $1.42 per share, when the closing price of our common stock was $2.08.

Moreover, interest expense increased by $22,008 from $154,326 in 2005 to $176,334 in 2006. While we generally reduced interest accruals in 2006 in line with our reduced debt levels, we booked $132,950 of interest expense in 2006 relating to our issuance of 200,000 immediately-exercisable, three-year warrants to Bradley Rotter, a director, at an exercise price of $0.345 in connection with the repayment of a $200,000 convertible note. The fair value of the warrants of $132,950 was calculated using the Black Scholes option pricing model and was accounted for as interest expense. In addition, gain on forgiveness of debt income rose from $20,156 in 2005 to $42,465 in 2006. In 2006, we settled in our favor a dispute over a $36,000 payable with our former auditors, Stonefield Josephson.

As a result, our net loss for 2006 totaled $10,361,065, compared to a net loss of $3,239,557 for 2005, representing an increase of $7,121,508 (220%).

Liquidity and Capital Resources

As of October 2, 2007, our cash position was $11,495 and we had negative working capital of $3,840,582. Working capital represents our current assets minus our current liabilities and is related to our ability to pay short term debt as it becomes due. On April 3, 2007 and June 8, 2007 we sold $857,000 and $960,500, respectively, of convertible promissory notes, the proceeds of which were used for working capital.

On November 7, 2007, we completed the sale, in a registered equity offering, of 5.2 million units at a purchase price of $2.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40, generating gross proceeds of approximately $10.4 million. The net proceeds from this transaction were approximately $9.3 million after deducting placement agent fees and offering expenses.

Our November 7, 2007 registered offering triggered the conversion rights in the convertible promissory notes issued in April 2007 and June 2007. Effective November 12, 2007, holders representing an aggregate of $1,497,500 in principal amount of convertible notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive of $316,568) elected to convert their notes into the same units issued in the November 7, 2007 registered offering (each unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40) at a purchase price of $2.00 per unit. Accordingly, we issued an aggregate 949,703 of units to these investors in full satisfaction of our obligations under the notes.

Holders representing an aggregate of $338,885 in principal amount of convertible notes elected not to convert their notes. Accordingly, we made cash repayment of a total of $459,335 (inclusive of $120,450 of accrued interest), in full satisfaction of those notes.

Our obligations under our 2007 convertible promissory notes are now fully satisfied.

Our debt at October 2, 2007 consisted of the following:

A $18,885 loan payable to our former Vice President of Marketing issued on various dates in 2004 and 2005, 10% interest secured by certain inventory and receivables, due November 14, 2007. On May 14, 2007, we amended the terms of this note to: reduce the interest rate from 12% to 10%; extend the term from February 15, 2007 to November 14, 2007; prohibit prepayments on the note; and make the principal and accrued interest outstanding under the note convertible, at the option of the holder, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, the holder will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted. Accrued interest of $101,422 outstanding on this note as of October 2, 2007 is included under accrued expenses on the balance sheet as of October 2, 2007. During the nine month period ended October 2, 2007, we repaid $14,400 of this note in cash and credited $14,000 in receivables due from the holder against the principal balance of the note.

On November 12, 2007 the holder declined the conversion right triggered by our November 7, 2007 registered offering.  Accordingly, we repaid in cash a total of $121,595 (inclusive of accrued interest) in full satisfaction of the note.

$1,492,500 of convertible notes in favor of 27 accredited investors with maturity dates ranging from August 12, 2007 to December 8, 2007. The maturity date of notes originally due prior to November 12, 2007 had been extended with the consent of the holders. The notes accrue interest at 10%, are secured by our assets, and are convertible, at the option of the holder, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds of at least $3,000,000. Upon conversion, the holder will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

The conversion rights in these notes were triggered by our November 7, 2007 registered offering.  On November 12, 2007, 21 holders, representing an aggregate of $1,347,500 in principal amount of notes, an aggregate of $78,483 in accrued interest and an aggregate of $285,197 of conversion incentive, elected to convert their notes, in full satisfaction of our obligations under the notes, into an aggregate of 855,590 shares of our common stock and 855,590 warrants to purchase one share of our common stock at an exercise price of $2.40).  Six holders elected not to convert a total of $145,000 principal amount of notes.  We repaid in cash $145,000 principal amount plus an aggregate of $8,842 in accrued interest to those non-converting holders.

Two convertible notes payable to Mr. Dennis Nino, brother-in-law of our CEO, totaling $175,000. A $50,000 note was due August 28, 2007 and a $125,000 note is due December 8, 2007. The maturity date of the August 28th note had been extended with the consent of the holder. Each note accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Nino, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Nino will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

The conversion rights in these notes were triggered by our November 7, 2007 registered offering.  On November 12, 2007, Mr. Nino elected not to convert these notes. Acccordingly, we made cash repayment to Mr. Nino of an aggregate of $183,897 (inclusive of $8,897 of accrued interest) in full satisfaction of these notes.

A $125,000 convertible note payable to our CEO, Nolan Bushnell. The note is due December 8, 2007 and accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Bushnell, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Bushnell will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 12, 2007, Mr. Bushnell elected to exercise the conversion right in the note triggered by our November 7, 2007 registered offering and convert the $125,000 principal amount of the note (together with accrued interest of $5,377 and the conversion incentive of $26,075) into the same units issued in the November 7, 2007 registered offering (each unit consisting of one share of common stock and warrants to purchase one share of common stock at an exercise price of $2.40) at a purchase price of $2.00 per unit.  Accordingly, we issued 78,226 units to Mr. Bushnell in full satisfaction of our obligations under his note.

A $25,000 convertible note payable to our CFO, Peter Wilkniss. The note was due October 10, 2007 and accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Wilkniss, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. The maturity date of this note had been extended with the consent of the holder. Upon conversion, Mr. Wilkniss will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 12 ,2007, Mr. Wilkniss elected to exercise the conversion right in the note triggered by our November 7, 2007 registered offering and convert the $25,000 principal amount of the note (together with accrued interest of $1,479 and the conversion incentive of $5,296) into the same units issued in the November 7, 2007 registered offering (each unit consisting of one share of common stock and warrants to purchase one share of common stock at an exercise price of $2.40) at a purchase price of $2.00 per unit.  Accordingly, we issued 15,888 units to Mr. Wilkniss in full satisfaction of our obligations under his note.

As of the date of this prospectus, we are not in default on any material debt obligation.

As of the date of this prospectus, we do not have any material commitments for capital expenditures. On June 4, 2007, we and the landlord entered into a definitive lease agreement for our new restaurant location at the Howard Hughes Center. We anticipate that we will expend approximately $2 million (net of landlord tenant improvement allowances) to build out this 9,300 square foot location, but have not yet entered into any definitive agreements to commence this process.

We expect that we can currently satisfy our cash requirements through the end of fiscal year 2008. We intend to use the proceeds from our November 7, 2007 registered offering to build out and operate our four new planned company-owned locations and to continue our current level of operations for the next twelve months.

Sources of cash

Since January 1, 2005, we have financed our operations principally by issuing common stock for services, collecting accounts receivable and selling inventory and through the private and public sale of our common stock and convertible promissory notes.

In March 2006, we raised aggregate net proceeds of $1,425,000 from a private placement of our equity securities. We raised an additional $32,500 of aggregate net proceeds in May and June 2006, also from a private placement of our equity securities. In September 2006, we raised aggregate net cash proceeds of $1,500,400 from a private placement of our equity securities. In April, 2007, we sold $857,000 of convertible promissory notes to 19 accredited individual investors. In June 2007, we sold $960,500 of convertible promissory notes to 16 accredited investors. We used the net proceeds from these private placements to fund capital expenditures, and provide the operating capital, required to open our first restaurant, as well as for general working capital purposes. Each of these transactions is described in more detail below.

On March 3, 2006, we raised gross proceeds of $1,500,000 from the private placement of 5,000,000 (1,250,000 post-split) shares of our common stock to 22 investors. These investors also received immediately-exercisable, three-year warrants to purchase an aggregate of 2,500,000 (625,000 post-split) shares of our common stock priced at $0.345 ($1.38 post-split) per share. Merriman Curhan Ford & Co., which acted as sole placement agent for this transaction, was paid a commission of $75,000 (equal to 5% of the aggregate offering price) plus $5,000 in expenses. Merriman also received an additional 450,000 (112,500 post-split) immediately-exercisable, three-year warrants to purchase shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

On May 9, 2006 and June 12, 2006, we sold a total of 108,333 (27,084 post-split) shares of our common stock to two investors for gross proceeds of $32,500. These investors also received immediately-exercisable, three-year warrants to purchase an aggregate of 54,167 (13,542 post-split) shares of common stock at an exercise price of $0.345 ($1.38 post-split) per share.

On September 18, 2006, we completed the sale of a total of 5,001,333 (1,250,334 post-split) shares of our common stock to 51 investors for cash proceeds of $1,500,400. These investors also received immediately-exercisable, three-year warrants to purchase an aggregate of 2,500,667 (625,167 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share. In addition, we converted $70,562 of indebtedness and accrued interest due to Nancy Bushnell, the wife of Nolan Bushnell, our chief executive officer, and $60,500 of indebtedness due to Dan Lindquist, our vice president of operations, into shares of our common stock and warrants on the same terms as the investors in the transaction. Ms. Bushnell received 235,207 (58,802 post-split) shares of our common stock and warrants to purchase 117,603 (29,401 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share, and Mr. Lindquist received 201,667 (50,417 post-split) shares of our common stock and warrants to purchase 100,833 (25,209 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

On April 2, 2007, we sold $857,000 of convertible promissory notes to 19 individual accredited investors. On June 8, 2007, we sold $960,500 of convertible promissory notes to 16 individual accredited investors. We are using the proceeds from these transactions for working capital purposes.

Each of these sale transactions was made pursuant to the exemption from registration provided by SEC Rule 506 promulgated under Regulation D of the Securities Act of 1933.

On November 7, 2007, we completed the sale, in a registered equity offering, of 5.2 million units at a purchase price of $2.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40, generating gross proceeds of approximately $10.4 million. The net proceeds from this transaction were approximately $9.3 million after deducting placement agent fees and offering expenses

On September 8, 2005 we issued a $100,000 convertible promissory note to Dr. William Hines due September 8, 2007. This note included a provision that entitled Dr. Hines to receive an additional 20% of the principal and accrued interest on the note in shares of our common stock upon conversion of the note into any offering of our securities that resulted in gross proceeds to us of at least $3,000,000. On October 26, 2006, we entered into a letter agreement with Dr. William Hines in respect of this note pursuant to which Dr. Hines agreed to convert this note, together with $11,555 in accrued interest thereon, into shares of our common stock at a conversion price of $1 per share.

While Dr. Hines' note was not yet due, we believed it advantageous to us to remove this indebtedness from our balance sheet, particularly as this note was secured by our assets. As a result, we agreed with Dr. Hines that he would be entitled to receive this additional 20% upon the conversion of his note into shares of our common stock even though the conversion was not in connection with the required offering of our securities. As a result, the total amount converted was $133,866, resulting in the issuance of 133,866 (33,467 post-split) shares of our common stock to Dr. Hines in satisfaction of his note.

On October 25, 2006, we entered into a letter agreement with Bradley Rotter, a member of our board of directors, pursuant to which he agreed to convert our $100,000 note that matured on October 19, 2006, together with $5,685 in accrued interest thereon, into shares of our common stock at a conversion price of $1 per share. Under the note, Mr. Rotter was further entitled to receive an additional 20% of the outstanding principal and interest in shares of our common stock upon conversion of the note into any offering of our securities that resulted in gross proceeds to us of at least $3,000,000.

Rather than repay this note in cash, we agreed with Mr. Rotter that he would be entitled to receive this additional 20% upon conversion of this note into shares of our common stock even though the conversion was not in connection with the required offering of our securities. As a result, the total amount converted was $126,682, resulting in the issuance of 126,822 (31,706 post-split) shares of our common stock to Mr. Rotter.

In accordance with the terms of the note, we also agreed to issue Mr. Rotter three-year, immediately-exercisable warrants to purchase 100,000 (25,000 post-split) shares of our common stock at an exercise price of $0.345 ($1.38 post-split) per share.

Cash position and sources and use of cash

Our cash and cash equivalents position as of October 2, 2007 was $11,495.

On April 2, 2007, we completed the sale of $857,000 of convertible promissory notes to 19 accredited individual investors ($25,000 of these proceeds were received on April 10, 2007). On June 8, 2007, we completed the sale of $960,500 of convertible promissory notes to 16 individual accredited investors. We used the proceeds from these transactions for working capital purposes.  On November 7, 2007 we raised approximately $9.3 million of net proceeds pursuant to a registered offering of our equity securities.  We are using the proceeds from this transaction for new restaurant development and working capital purposes.

During the nine months ended October 2, 2007, net cash used in operations was $1,975,199, compared to a use of cash of $889,485 for the nine months ended September 30, 2006.

Our major uses of cash in operations in the first nine months of 2007 were to pay cash employee compensation and benefits of approximately $2.0 million, cash non-salary restaurant operating expenses of $438,548 and cash rent expense of $255,060. The non-cash transactions that reduced cash used in operations relative to our net loss included: $1,005,318 of non-cash expense relating to employee stock options and restricted stock, beneficial debt conversion expense of $408,435, $237,503 of depreciation and amortization expense, an increase in accounts payable of $239,837, an increase in accrued expenses of $171,375 and an increase in our accrued payroll of $226,630.

Our net loss for the nine months ended September 30, 2006 was $8,715,670, but, due to a number of non-cash transactions reflected largely in our selling, general and administrative and other expenses, we used $889,485 in cash for operations. Our major uses of cash in operations were to pay cash employee compensation of approximately $443,000; cash payments to outside engineering contractors of approximately $150,000; cash rent expense of approximately $102,000; $90,000 of non-salary "pre-opening" expenses for first restaurant; and approximately $120,000 of outside auditor, legal counsel and SEC filing fees. The major source of operating cash during the period was the sale of inventory valued at approximately $115,000. The non-cash transactions that reduced cash used in operations relative to our net loss included: $6,583,902 of non-cash expense related to the expensing of the fair value of financing warrants issued in the first three quarters of 2006; $365,309 of non-cash expense relating to employee stock options, the write off to cost of goods sold of $66,000 of uncollectible inventory deposits, the use of $217,462 worth of shares of common stock to pay for services rendered; and an increase in our accounts payable of $219,468.

During the nine months ended October 2, 2007, we used $188,635 in our investing activities, largely related to equipping the outside patio area of our Woodland Hills, California restaurant, computer hardware purchases and expense relating to new restaurant construction. During the nine months ended September 30, 2006, we used $914,747 in our investing activities, largely reflecting capital expenditures relating to the construction of our Woodland Hills, California restaurant.

During the nine months ended October 2, 2007, our financing activities provided cash in the amount of $2,120,323, as compared to providing cash of $2,657,043 for the nine months ended September 30, 2006. Net proceeds from debt issuance amounted to $1,780,580 in the first nine months of 2007, largely due to the sale of $1,817,500 of convertible notes to 30 investors (including $175,000 from the brother-in-law of our CEO, $125,000 from our CEO and $25,000 from our CFO), as compared to net repayment of $278,959 in the first nine months of 2006. In addition, we received cash proceeds of $339,743 from the exercise of warrants and options in the first nine months of 2007. Other than proceeds from option and warrant exercises, we received no proceeds from the issuance of common stock to investors in the first nine months of 2007, compared to proceeds of $2,936,002 in the first nine months of 2006.

During the year 2006, net cash used in operations was $1,944,172, as compared to $514,087 for the year 2005.

Our net loss for the year 2006 was $10,361,065, but, due to a number of non-cash transactions reflected largely in our selling, general and administrative and other expenses, we used $1,944,172 in cash for operations. Our major uses of cash in operations were to pay cash employee compensation of approximately $1,282,032 (including $945,678 of corporate salary expense and $336,354 of restaurant salary expense); cash payments to outside engineering contractors of approximately $315,000; cash rent expense of approximately $177,028 (including $113,196 of corporate rent and $63,832 of restaurant rent expense); $180,000 of "pre-opening" expenses for our first restaurant; and approximately $200,000 of outside auditor, legal counsel and SEC filing fees. The major source of operating cash during the period was the sale of inventory valued at approximately $115,000. The non-cash transactions that reduced cash used in operations relative to our net loss included: $6,583,902 of non-cash expense related to the expensing of the fair value of financing warrants issued during 2006; $132,950 of non-cash expense reflecting the fair value of warrants issued in connection with the repayment of debt; $151,111 of non-cash expense relating to the conversion into stock of debt and accounts payable; $499,548 of non-cash expense relating to employee stock options, the write off to cost of goods sold of $66,000 of uncollectible inventory deposits, the use of $481,240 worth of shares of common stock to pay for services and payroll; and an increase in our accounts payable of $96,934.

We spent approximately $1,000,000 to build out and equip the Woodland Hills location for our first restaurant, including approximately $400,000 on leasehold improvements; $375,000 on technology, furniture and fixtures; $150,000 on certain "pre-opening" expenses (including staffing, staff training and menu development costs and initial inventory); and $75,000 on licenses. To staff the restaurant, we have hired an executive chef, six managers and sixty-four full time and part time non-managerial restaurant staff.

During the year 2006, we used $1,002,864 in our investing activities, as compared to generating $612,400 in 2005. In 2006, we invested in computers, third-party software, construction costs and other equipment relating our restaurant operations, including the build out of the Woodland Hills location for our first restaurant. In 2005, we invested only $2,600 in plant, property and equipment, in line with our reduced levels of staffing and operations during that period. In December 2004, we invested $615,000 in a deposit related to our pursuit of the assets of Sega Gameworks out of bankruptcy. We liquidated this deposit during the first three months of 2005, resulting in net positive cash from investing activities of $612,400 for 2005. In December 2004, we made a bid to acquire the assets of Sega Gameworks out of bankruptcy. In connection with that bid, we borrowed $615,000 to fund the payment of an earnest money deposit required by the bankruptcy court. After SS Entertainment USA, a subsidiary of Sega Corporation, was determined to be the winning bidder, this deposit was returned to us in the first quarter of 2005 and we used those funds to repay the $615,000 in loans.

During 2006, our financing activities provided cash in the amount of $2,978,282 as compared to using cash of $131,896 in 2005. The increase is primarily due to a $2,582,498 increase in net proceeds from the issuance of common stock in 2006 as compared to 2005; $279,485 in proceeds from warrant and options exercises in 2006; and lower levels of cash debt repayment in 2006, as compared to 2005. In 2006, we repaid $152,100 of loans to unrelated parties and made net repayment of $100,000 on amounts due to related parties. In 2005, we made net repayment of debt of $646,295, resulting from the cash repayment in 2005 of $615,000 of short-term debt instruments issued in 2004 to support our pursuit of the assets of Sega Gameworks out of bankruptcy and the cash repayment of $131,295 of debt from our former Vice President of Operations used in 2004 to fund SNAP! production; partially offset by cash proceeds from the issuance of a $100,000 note. In addition, we received net proceeds from advances from related parties of $146,000. In October 2005, we issued a $200,000, 6 month convertible note to Mr. Bradley Rotter, a member of our board of directors, which was partially offset by the repayment in 2005 of advances received from related parties for the production of SNAP! units in China in 2004.

Off-balance sheet arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and qualitative disclosure about market risk

We believe that we do not have any material exposure to interest rate or commodity risks. We do not own any derivative instruments and do not engage in any hedging transactions.

Comprehensive income or loss

We have no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Earnings per share

We report earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of shares of common stock available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock had been issued and if the additional shares of common stock were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common stock would have an anti-dilutive effect.

The issuable common stock underlying the following securities has been excluded from the computation of diluted net loss per share for each of the fiscal first nine months of 2007 and 2006 because the effect would have been anti-dilutive, as illustrated in the following table (giving effect to the four-for-one reverse stock split):

	2007	2006
Stock options issued to employees	422,480	95,984
Warrants issued to consultants and finders	5,545	80,657
Warrants issued for financing	448,323	459,748
	871,203	636,389

The issuable common stock underlying the following securities has been excluded from the computation of diluted net loss per share for each of the fiscal years 2006 and 2005 because the effect would have been anti-dilutive, as illustrated in the following table (without giving effect to the four-for-one reverse stock split):

	2006	2005
Shares to be issued upon conversion of bridge loans/convertible notes	—	500,012
Stock options issued to employees	360,185	2,400,411
Warrants granted to consultants and finders	7,921	568,814
Warrants granted for financing	1,268,062	1,866,523
	1,636,168	5,335,760

Stock Compensation

We adopted SFAS No. 123 (Revised 2004), SHARE BASED PAYMENT ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, we recognized $1,005,318 in share-based compensation expense for the nine months ended October 2, 2007 and $499,548 in share-based compensation expense for our 2006 fiscal year. The impact of this share-based compensation expense on our basic and diluted earnings per share was $0.16 per share for the first nine months of 2007 and $0.03 per share for the fiscal year 2006. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

PRINCIPAL SECURITYHOLDERS

The following table sets forth, as of November 19, 2007, and giving effect to our four-for-one reverse stock split as of July 26, 2007: (a) the names of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names of each director, executive officer and significant employee, the number of shares of common stock beneficially owned and the percentage of our common stock so owned, by each such person, and by all directors, executive officers and significant employees as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated.

As of November 19, 2007, we had a total of 12,671,534 shares of common stock issued and outstanding (after giving effect to our four-for-one reverse stock split as of July 26, 2007), which is the only issued and outstanding voting equity security of our company.

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect of security through any contract, arrangement, understanding, or relationship or otherwise, subject to community property laws where applicable.

Name and address of beneficial owner	Number of shares	Percent of class(1)
Special Situations Fund III QP, L.P.(9)(10)	2,000,000	15.8%
Steven R. Becker(11)(12)	348,375	2.8
WSV Management, L.L.C. (11)(12)	870,938	6.9
WS Ventures Management, L.P. (11)(12)	870,938	6.9
Reid S. Walker(11)(12)	870,938	6.9
G. Stacy Smith(11)(12)	870,938	6.9
Patrick P. Walker(11)(12)	870,938	6.9
Michael A. Roth(13)(14)	1,000,000	7.9
Brian J. Stark(13)(14)	1,000,000	7.9
Nolan K. Bushnell(2)(3)	974,167	7.5
John S. Kaufman(2)(8)	70,591	**
Peter F. Wilkniss(2)(4)	277,611	2.2
Kevin W. McLeod(2)(5)	430,540	3.4
Bradley N. Rotter(2)(6)	292,122	2.3
Elizabeth J. Heller(2)(7)	25,000	**
All officers, directors and significant employees as a group (6 persons)	2,070,031	16.3%

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days, including upon exercise of options or warrants or other convertible securities.

**  Less than one percent

(1)  The determination of percentage ownerships is based on a total of 12,671,534 shares of common stock issued and outstanding (after giving effect to our four-for-one reverse stock split as of July 26, 2007), and does not include shares issuable upon the exercise of stock options and shares of restricted stock that have been or may be granted under our equity incentive plans or shares that may be issued upon exercise of outstanding warrants

(2)  Address is 16106 Hart Street, Van Nuys, California 91406.

(3)  Includes 601,057 shares held by the Bushnell Living Trust, 44,359 shares held by the Nolan K. Bushnell Insurance Trust, 160,210 shares issuable upon exercise of warrants held by the Bushnell Living Trust, 104,305 shares issuable upon exercise of stock options held by Mr. Bushnell, 60,068 shares issuable upon exercise of stock options held by Nancy Bushnell, wife of Mr. Bushnell, and 4,168 shares of restricted stock held by Mr. Bushnell.

(4)  Includes 140,888 shares held by Mr. Wilkniss, 65,888 shares issuable upon exercise of warrants held by Mr. Wilkniss, 66,667 shares issuable upon exercise of stock options held by Mr. Wilkniss, and 4,168 shares of restricted stock held by Mr. Wilkniss.

(5)  Includes 283,320 shares held by Mr. McLeod, 122,914 shares issuable upon exercise of warrants held by Mr. McLeod, 18,056 shares issuable upon exercise of stock options held by Mr. McLeod, and 6,250 shares of restricted stock held by Mr. McLeod.

(6)  Includes 181,706 shares held by Mr. Rotter, 87,500 shares issuable upon exercise of warrants held by Mr. Rotter, 16,666 shares issuable upon exercise of stock options held by Mr. Rotter, and 6,250 shares of restricted stock held by Mr. Rotter.

(7)  Includes 12,500 shares held by Ms. Heller, 6,250 shares issuable upon exercise of warrants held by Ms. Heller and 6,250 shares of restricted stock held by Ms. Heller.

(8)  Includes 33,092 shares held by JSK Management, over which Mr. Kaufman has voting and dispositive control, 10,417 shares held by Mr. Kaufman, 5,208 shares issuable upon exercise of warrants held by Mr. Kaufman, 20,883 shares issuable upon exercise of stock options held by Mr. Kaufman and 1,041 shares of restricted stock held by Mr. Kaufman.

(9)  Address is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(10)  Based upon information regarding uWink, Inc. holdings reported on a Form 3 filed by Austin W. Marxe and David M. Greenhouse with the SEC on November 15, 2007. Includes 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock.  Messrs. Marxe and Greenhouse share voting control over all securities owned by Special Situations Fund III QP, L.P.

(11)  Address is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(12)  Based upon information regarding uWink, Inc. holdings reported on a Schedule 13G filed with the SEC on November 16, 2007.  As of November 7, 2007 (the “Reporting Date”), WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate (i) 500,000 Shares and (ii) 500,000 warrants, each exercisable to purchase one Share as of the Reporting Date (the “Warrants”). WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities held by the WSO Funds. In addition, as of the Reporting Date, SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”), and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore” and collectively with SRBGC and SRBQP, the "Greenway Funds") owned in the aggregate (i) 200,000 Shares, and (ii) 200,000 Warrants. SRB Management, L.P. (“SRB Management”) is the general partner of SRBGC and SRBQP and the general partner and investment manager of SRB Offshore. BC Advisors, LLC (“BCA”) is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA. As a result, Mr. Becker possesses the sole power to vote and to direct the disposition of the securities held by the Greenway Funds. The Warrants contain an issuance limitation prohibiting the warrantholder from exercising those securities to the extent that such exercise would result in beneficial ownership by the warrantholder and its affiliates and any other persons whose beneficial ownership of Shares would be aggregated with the warrantholders for purposes of Section 13(d) of the Securities Exchange Act of 1934 of more than 9.999% of the Shares then issued and outstanding (including for such purpose the Shares issuable upon exercise) (the "9.999% Issuance Limitation"). The 9.999% Issuance Limitation may be not waived. Thus, as of the Reporting Date, for the purposes of Reg. Section 240.13d-3, (i) WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith are deemed to beneficially own 870,938 Shares, or approximately 7.2% of the Shares deemed issued and outstanding as of the Reporting Date, consisting of (a) 500,000 Shares and (b) 370,938 Warrants; and (ii) Mr. Becker is deemed to beneficially own 348,375 Shares, or approximately 2.9% of the Shares deemed issued and outstanding as of the Reporting Date, consisting of (a) 200,000 Shares and (b) 148,375 Warrants.

(13)  Address is 3600 South Lake Drive, St. Francis, WI 53235.

(14)  Based upon information regarding uWink, Inc. holdings reported on a Schedule 13G filed with the SEC on November 16, 2007.  Represents an aggregate of 1,000,000 shares of common stock held directly by SF Capital Partners Ltd., consisting of 500,000 shares of common stock and 500,000 warrants to purchase a share of common stock. Michael A. Roth and Brian J. Stark jointly direct the management of Stark Offshore Management LLC (“Stark Offshore”), which acts as the investment manager and has sole power to direct the management of SF Capital. As Managing Members of Stark Offshore, Michael A. Roth and Brian J. Stark jointly possess voting and dispositive power over all of the foregoing shares.

DESCRIPTION OF SECURITIES

At a special meeting of the holders of common stock held on July 23, 2007, our stockholders approved our reincorporation in the state of Delaware, a four-for-one reverse stock split, and an increase in the number of shares of our common stock that we are authorized to issue from 50,000,000 (12,500,000 on a post-split basis) to 100,000,000 (25,000,000 on a post-split basis). Unless otherwise indicated, information in this section gives effect to the above-described actions, including our reincorporation under the laws of the state of Delaware, the four-for-one reverse stock split and the increase in our authorized common stock.

General

Under our articles of incorporation, our authorized capital stock consists of 25,000,000, shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock.

Common Stock

We are authorized to issue 25,000,000 shares of common, of which, as of November 19, 2007, 12,671,534 shares were issued and outstanding and held by approximately 584 record holders.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation and certain mergers and reorganizations), in which cases Delaware law requires the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, of which, as of November 19, 2007, no shares have been designated or are issued and outstanding. Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

Warrants issued prior to the date of this prospectus.

We have issued warrants to purchase shares of our common stock to investors and investment bankers in several prior private placement transactions and upon conversion of our convertible promissory notes, as discussed elsewhere in this prospectus. As of November 19, 2007, we have issued warrants that entitle the holders to purchase an aggregate of 2,693,636 shares of common stock at exercise prices ranging from $1.38 to $36.00 per share, with a weighted average exercise price of $3.53, excluding the warrants issued in our recently completed public offering, as described below.

We issued an additional 5,491,450 warrants to purchase shares of our common stock in our November 7, 2007 registered offering, each of which entitles the holder thereof to purchase one (1) share of the our common stock at an exercise price of $2.40 per share, and which may be converted at any time during the period commencing on November 7, 2007 and ending November 7, 2012.  The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants, a copy of which is filed as an exhibit to this registration statement.

Each warrant represents the right to purchase up to 1 share of common stock at an exercise price equal to $2.40 per share, subject to adjustment as described below. Each warrant may be exercised on or after November 7, 2007, the date that the warrants were issued, through and including November 7, 2012, the fifth anniversary of the date of such issuance.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then, following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

The warrants may be redeemed by us prior to their expiration, at a redemption  price of $0.05 per warrant, at any time the last sale price of our common stock has been at least two hundred percent (200%) above the exercise price of the warrants on each of the twenty (20) consecutive trading days ending within three business days prior to the date on which notice of redemption is given.

Warrants to be sold by selling securityholders as a part of this offering.

The warrants being offered by our selling securityholders in this offering are identical to the warrants issued pursuant to our November 7, 2007 registered offering.

Stock Options and Restricted Stock

As of November 12, 2007, we have options outstanding to purchase an aggregate 1,015,598 shares of our common stock, which generally vest pro-rata over 36 months, with exercise prices ranging from $1.04 to $12.64 per share, with a weighted average exercise price of $3.94.

As of November 12, 2007, we have outstanding an aggregate 137,500 shares of restricted common stock, which vest over periods ranging from 24 to 36 months, with a grant date weighted average fair value of $5.04.

Transfer Agent

The co-transfer agents for our securities are X-Clearing Corporation, 535 Sixteenth Street Mall, Suite 810, Denver, Colorado 80202, and Continental Stock & Transfer Company, 17 Battery Place, New York, NY 10004. Continental Stock & Transfer will effect all electronic transfers of our securities.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 19, 2007, we have 12,671,534 shares of common stock outstanding. All of these shares will be freely tradable without restriction or further registration under the Securities Act, with the exception of 212,415 (848,579 pre-split) shares issued over the last twelve months that are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering and have not been registered for resale. These restricted shares will become eligible for resale under Rule 144 following this offering. Of these restricted shares, 56,250 (225,000 pre-split) shares were issued to our officers and directors and will be subject to the lock-ups described below under the section entitled "Lock-ups".

We issued 94,114 shares of common stock and warrants to purchase 94,114 shares of common stock to our officers upon conversion of convertible promissory notes held by such officers, which shares and warrants are offereby hereby but also subject to the lock-ups described below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 12,671 shares of common stock immediately as of the date of this prospectus; and

•
if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Amendments to Rule 144

On November 15, 2007, the SEC adopted amendments to Rule 144 which, among other things, shorten the holding period under Rule 144 for restricted securities of public companies from one year to six months, and substantially simplify Rule 144 compliance for non-affiliates by allowing non-affiliates to freely resell restricted securities after satisfying a six-month holding period.  These amendments will not be effective until published in the Federal Register.  Thereafter, restricted shares of our stock issued more than six months prior to such effectiveness will become eligible for resale under Rule 144, as amended.

Lock-ups

We will not permit or cause a private or public sale or private or public offering of any of our securities (in any manner, including pursuant to Rule 144 under the Act) owned or to be owned of record, or beneficially by any of our officers, directors or a certain stockholder, or by any family member or affiliate of any of the foregoing persons who own stock, or by any option holder who would have the ability to sell the shares underlying his option under Rule 701 under the Act, or by certain holders of shares issued upon conversion of our convertible promissory notes for a period of 180 days, in the case of our officers and directors, and 90 days, in the case of the certain stockholder and certain holders of shares issued upon conversion of our convertible promissory notes, following November 7, 2007, the closing date of our recently completed registered offering. Each of our officers, directors, the certain stockholder and the certain noteholders, collectively, our Insiders,  executed an agreement with the placement agents in such offering regarding such restrictions.

PLAN OF DISTRIBUTION

Each selling securityholder of the common stock and warrants and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling securityholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling securityholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will pay certain fees and expenses incurred by us incident to the registration of the common stock and warrants being registered hereunder.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by selling securityholders or any other person.  We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our common stock offered in this offering will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of uWink, Inc. as of January 2, 2007 and December 31, 2005 and for each of the fiscal years 2006 and 2005 appearing in this prospectus and in the registration statement of which this prospectus is a part have been included in reliance upon the report of Kabani & Co., Inc., a registered independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.  Such report includes an explanatory paragraph relating to the inability of uWink, Inc., as of the date of such report, to continue as a going concern.

Giving effect to the completion of our November 2007 registered offering, we have sufficient working capital to remove the doubt about our ability to continue as a going concern.  Consequently, as reflected in the financial statements included in our quarterly report on Form 10-QSB for the nine-month period ended October 2, 2007, there is no longer substantial doubt as to our ability to continue as a going concern.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

On July 27, 2005, we terminated Stonefield Josephson, Inc., or SJ, as our independent accountants. SJ reported on our financial statements for the years ended December 31, 2004, 2003 and 2002. Their opinion did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles but was modified as to a going concern.

During our full fiscal years ended December 31, 2004, 2003 and 2002, there were no disagreements with SJ on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of SJ, would have caused them to make reference to the subject matter of such disagreements in connection with their reports; and there were no reportable events, as listed in Item 304 (a)(1)(v) of Regulation S-B.

On July 25, 2005, we engaged Kabani & Company, Inc., or Kabani, to act as our independent auditors. The change in accountants was approved by unanimous written consent of the Board of Directors on July 27, 2005. Our 2006 and 2005 financial statements were audited by Kabani, and our 2004 financial statements, originally audited by SJ, were re-audited by Kabani.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC registration statements on Form SB-2 under the Securities Act with respect to the securities offered by the selling securityholders hereby. For further information about us, and our securities, you should refer to such registration statements and their exhibits. This combined prospectus does not contain all of the information set forth in the registration statements, as amended, and the exhibits and schedules thereto. Statements contained in this combined prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if such document is filed as an exhibit, reference is made to the copy of such document filed as an exhibit to the registration statements, as amended, each statement being qualified in all respects by such reference. A copy of our registration statements, as amended, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The information in this section gives effect to our re-incorporation under the laws of the State of Delaware, effective as of July 23, 2007.

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We currently have and expect to continue director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933. We are currently reviewing this insurance policy and may increase the limits under such policy in the future. Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. In addition, we may enter into indemnification agreements with each of our directors and executive officers. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, specifically including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

UWINK, INC.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

UWINK, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 2, 2007 AND DECEMBER 31, 2005
AND THREE AND NINE MONTHS ENDED OCTOBER 2, 2007 AND SEPTEMBER 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
uWink, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheet of uWink, Inc. and subsidiary as of January 2, 2007, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended January 2, 2007 and December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of uWink, Inc. and subsidiary as of January 2, 2007, and the results of its operations and its cash flows for the years ended January 2, 2007 and December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses and negative cash flow from operations since its inception and has a working capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc. CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 20, 2007

UWINK, INC. AND SUBSIDIARY
Consolidated Balance Sheet
As of January 2, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$55,006
Account receivable, net of allowance for doubtful accounts of $72,265	19,645
Inventory, net	77,206
Prepaid expenses and other current assets	21,835
TOTAL CURRENT ASSETS	173,692

PROPERTY AND EQUIPMENT, NET	892,117
INTANGIBLE ASSETS, NET	35,000
LONG TERM DEPOSIT	2,300
TOTAL ASSETS	$1,103,109

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$999,424
Accrued expenses	242,613
Accrued payroll and related benefits	154,690
Notes payable	55,805
Advance from Customers	24,980
TOTAL CURRENT LIABILITIES	1,477,512

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 50,000,000 shares authorized; 25,179,215 shares issued and outstanding	25,179
Additional paid-in capital	34,514,391
Accumulated deficit	(35,133,615)
Shares to be Issued	219,642
TOTAL STOCKHOLDERS' DEFICIT	(374,403)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,103,109

The accompanying notes are an integral part of these consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Consolidated Statements of Operations
for the Years Ended January 2, 2007 and December 31, 2005

	2006	2005
NET SALES	$450,149	$682,604
COST OF SALES	249,248	540,974
GROSS PROFIT	200,901	141,630

OPERATING EXPENSES
Selling, general and administrative expenses	3,690,921	2,823,044
Research and development	—	151,542
Impairment loss	—	203,125
TOTAL OPERATING EXPENSES	3,690,921	3,177,711

LOSS FROM OPERATIONS	(3,490,020)	(3,036,081)

OTHER INCOME (EXPENSE)
Other income	14,504	651
Beneficial conversion of debt	(16,667)	(60,238)
Gain on settlement of debt	42,465	20,156
Interest expense	(176,334)	(154,326)
Equipment stolen	—	(8,117)
Fair value of warrant liability	(6,583,902)	—
Loss on debt conversion	(151,111)	—
TOTAL OTHER INCOME (EXPENSE)	(6,871,045)	(201,874)

LOSS BEFORE PROVISION FOR INCOME TAXES	(10,361,065)	(3,237,955)

PROVISION FOR INCOME TAXES	—	1,602

NET LOSS	$(10,361,065)	$(3,239,557)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED	$(0.54)	$(0.28)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC AND DILUTED	19,233,185	11,737,329

Weighted average number of shares for dilutive securities has not been calculated because the effect of dilutive securities is anti-dilutive

The accompanying notes are an integral part of these consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Consolidated Statement of Stockholders' Deficit
For the Years Ended January 2, 2007 and December 31, 2005

	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	SHARES TO BE ISSUED	ACCUMULATED DEFICIT	TOTAL
BALANCE, DECEMBER 31, 2004	10,615,664	$10,616	$21,064,324	$176,930	$(21,532,993)	$(281,123)
Issuance of common stock for conversion of loan, and accrued interest	121,986	123	192,378	171,003	—	363,504
Issuance of common stock for cash, net	710,547	712	502,598	(134,911)	—	368,399
Issuance of common stock for services	1,013,719	1,015	1,110,901	43,675	—	1,155,591
Issuance of common stock to employees for accrued payroll	—	—	—	48,000	—	48,000
Issuance of common stock to employees for exercise of options	8,968	10	3,544	—	—	3,554
Merger conversion shares	4,404	5				5
Beneficial conversion feature related to convertible note	—	—	61,714	—	—	61,714
Value of options issued at below market price	—	—	95,639	—	—	95,639
Net loss	—	—	—	—	(3,239,557)	(3,239,557)
BALANCE, DECEMBER 31, 2005	12,475,288	12,480	23,031,098	304,697	(24,772,550)	(1,424,275)
Issuance of common stock for conversion of loan, and accrued interest	1,197,573	1,198	497,107	(150,003)	—	348,302
Issuance of common stock for cash, net	10,109,667	10,110	2,940,788	—		2,950,897
Issuance of common stock for services	1,172,567	1,173	486,118	(134,550)	—	352,740
Issuance of common stock to employees for accrued payroll	—	—	—	175,000	—	175,000
Issuance of common stock to employees or exercise of options	130,000	130	44,870	—	—	45,000
Issuance of common stock for exercise of warrants	133,333	134	199,851	34,500	—	234,485
Merger conversion shares	10,787	5	9,999	(10,002)	—	2
Shares cancelled	(50,000)	(50)	(46,450)	—	—	(46,500)
Beneficial conversion feature related to convertible note	—	—	(16,500)	—	—	(16,500)
Nominal stock option expense	—	—	499,548	—	—	499,548
Value of warrants issued for interest expense	—	—	132,950	—	—	132,950
Reverse warrant liability	—	—	6,583,902	—	—	6,583,902
Loss on debt conversion			151,111			151,111
Net loss	—	—	—	—	(10,361,065)	(10,361,065)
BALANCE, JANUARY 2, 2007	25,179,215	$25,179	$34,514,391	$219,642	$(35,133,615)	$(374,403)

The accompanying notes are an integral part of these consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended January 2, 2007 and December 31, 2005

	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(10,361,065)	$(3,239,557)
Adjustment to reconcile net loss to net cash used in operating activities:
Amortization of debt discount on convertible note payable	16,667	61,714
Employee Stock Option expense	499,548	95,639
Depreciation and amortization expense	94,826	127,082
Impairment Loss	—	203,125
Bad debt allowance	(3,728)	(19,789)
Loss on debt conversion	111,227	—
Gain on settlement of debt	(42,465)	—
Loss on accounts payable conversion	39,884	—
Fair value of warrant liability	6,583,902	—
Issuance of warrants for debt	132,950	—
Issuance of common stock for payroll	175,000	51,553
Issuance of common stock for services	306,240	1,155,591
Inventory obsolescence reserve	78,276	(152,945)
Issuance of common stock for accrued interest	13,901	88,500
Changes in operating assets and liabilities:
Accounts receivable	18,642	301,799
Inventory	99,863	417,271
Deposits—inventory	66,398	286,796
Deposits	(2,300)	(2,536)
Prepaid expenses and other current assets	19,348	17,214
Accounts payable	96,934	77,872
Accrued expenses	49,338	79,777
Accrued payroll and related benefits	62,444	11,827
Advances from Customers	—	(75,020)
Net cash used in operating activities	(1,944,172)	(514,087)

CASH FLOW FROM INVESTING ACTIVITIES:
Payment for property and equipment	(942,864)	(2,600)
Payment for liquor license	(60,000)	—
Deposits—Sega Gameworks	—	615,000
Net cash provided by (used in) investing activities	(1,002,864)	612,400

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from debt	—	100,000
Repayment of debt	(152,100)	(746,295)
Proceeds from advances from related parties	—	289,500
Repayment of advances from related parties	(100,000)	(143,500)
Proceeds from issuance of common stock	2,950,897	368,399
Proceeds from warrant exercises	234,485	—
Proceeds from option exercise	45,000	—
Net cash provided by (used in) financing activities	2,978,282	(131,896)

NET INCREASE/ (DECREASE) IN CASH AND CASH EQUIVALENT	31,247	(33,583)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,759	57,342

CASH AND CASH EQUIVALENTS, END OF PERIOD	$55,006	$23,759

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$3,049	$8,225
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
Conversion of debt into shares of common stock	$320,000	$275,003

The accompanying notes are an integral part of these consolidated financial statements

UWINK, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 2, 2007 AND DECEMBER 31, 2005

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND LINE OF BUSINESS

uWink, Inc. (formerly Prologue) was incorporated under the laws of the State of Utah on October 14, 1982. Pursuant to a Securities Purchase Agreement and Plan of Reorganization dated November 21, 2003 among Prologue, uWink, Inc., a Delaware corporation ("uWink-DE") and its stockholders, Prologue received all the issued and outstanding shares of uWink-DE's capital stock (subsequently, uWink-DE changed its name to uWink California, Inc.). Prologue issued 1 share of its common stock for every 3.15611 shares of uWink-DE capital stock. Since the stockholders of uWink-DE received a majority of the issued and outstanding shares of Prologue and the uWink-DE management team and board of directors became the management team and board of directors of Prologue, according to FASB Statement No. 141—"Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

•	uWink-DE is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values.

•
Control of the net assets and business of Prologue was acquired effective December 4, 2003. This transaction has been accounted for as a purchase of the assets and liabilities of Prologue by uWink-DE. The historical cost of the net liabilities assumed was $750.

uWink-DE was incorporated under the laws of the State of Delaware on June 10, 1999. Subsequent to the transaction described above, uWink-DE changes its name to uWink California, Inc. ("uWink California"). uWink, Inc. (formerly Prologue) and its subsidiary, uWink California are hereafter referred to as "the Company."

The Company designs, develops and markets entertainment software and platforms for restaurants, bars and mobile devices and manufactures and sells touch screen pay-for-play game terminals and amusement vending machines.

The Company derives its revenue from the sale of its game terminals, amusement vending machines, licensing fees and inventory refills on the vending machines.

The Company is currently operating and continuing to develop the uWink restaurant, an entertainment restaurant concept. The Company's restaurant operations generated $289,929 of revenue for the fiscal year ended January 2, 2007. There were no revenues associated with the uWink restaurant for the year ended December 31, 2005.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred net losses of $10,361,065 and $3,239,557 for the fiscal years ended January 2, 2007 and December 31, 2005 respectively and had a net working capital deficiency of $1,303,820 and $1,248,178 as of January 2, 2007 and December 31, 2005, respectively.

These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that its working capital as of the date of this report will not be sufficient to fund the current level of operations through the end of the current fiscal year 2007. The Company believes that it will need additional amounts of working capital to finance future losses from operations as it endeavors to build revenue and reach a profitable level of operations. The Company plans to obtain the additional working capital through the private placement sale of its equity and/or debt securities.

Fiscal Year End

In 2006, with the commencement of restaurant operations, the Company adopted a 52/53-week fiscal year ending on the Tuesday closest to December 31st for financial reporting purposes. As a result, the Company's 2006 fiscal year ends on January 2, 2007. For the purposes of the accompanying financial statements, the years ended January 2, 2007 and December 31, 2005 are sometimes referred to as fiscal years 2006 and 2005, respectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of uWink, Inc. and its subsidiary, uWink California, Inc. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and unearned revenue, the carrying amounts approximate fair value due to their short maturities. The amounts shown for convertible debentures and notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk include accounts receivable. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Inventory

Non-restaurant inventory consists of finished goods and restaurant inventory consists of food and beverages. All inventory is stated at the lower of cost, utilizing the first-in, first-out method, or market. An obsolescence reserve is estimated for items whose value have been determined to be impaired or whose future utility appears limited. For the years ended January 2, 2007 and December 31, 2005, the obsolescence reserve was $295,730 and $217,454, respectively.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-10 years for machinery and equipment and 3-5 years for office furniture and equipment. Computer equipment and related software is depreciated using the straight-line method over its estimated useful life of 3 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

Research and Development

Research and development costs are charged to expense as incurred until technological feasibility has been established. These costs consist primarily of salaries and direct payroll related costs.

Software Development Costs

Software development costs related to computer games and network and terminal operating systems developed by the Company are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. When the software is a component part of a product, capitalization begins with the product reaches technological feasibility. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to the completion of all planning, designing, coding and testing activities necessary to establish that the product can be produced to meet its design specifications and certain external factors including, but not limited to, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of salaries and direct payroll related costs and the purchase of existing software to be used in the Company's products.

Amortization of capitalized software development costs is provided on a product-by-product basis on the straight-line method over the estimated economic life of the products (not to exceed three years). Management periodically compares estimated net realizable value by product with the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development costs to expected net realizable value is expensed at that time. Amortization of capitalized software development costs was $0 and $84,403 for the years ended January 2, 2007 and December 31, 2005, respectively. There is no amortization related to software development cost for fiscal 2006 as the cost has been fully amortized as of December 31, 2005. Impairment loss on capitalized software development costs was $116,795 for the year ended December 31, 2005, as described in Note 5 below.

Revenue Recognition

The Company recognizes revenue related to software licenses in compliance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 97-2, "Software Revenue Recognition." Revenue is recognized when the Company delivers its touch screen pay-for-play game terminals to its customer and the Company believes that persuasive evidence of an arrangement exits, the fees are fixed or determinable and collectability of payment is probable. Included with the purchase of the touch screen terminals are licenses to use the games loaded on the terminals. The licenses for the games are in perpetuity, the Company has no obligation to provide upgrades or enhancements to the customer, and the customer has no right to any other future deliverables. The Company delivers the requested terminals for a fixed price either under agreements with customers or pursuant to purchase orders received from customers.

The Company does not have any contractual obligations to provide post sale support of its products. The Company does provide such support on a case by case basis and the costs of providing such support are expensed as incurred. The Company earned no revenue from post sale support during the periods presented.

Restaurant revenue from food and beverage sales is recognized when payment is tendered at the point of sale. Revenue from the sale of gift cards is deferred and recognized upon redemption.

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business."

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. For the year ended December 31, 2005, impairment loss on capitalized software development costs was $116,795 and impairment loss on obsolete SNAP! tooling amounted to $86,330, as described in Note 5 below.

Advances from Customers

The Company records advances from customers as a liability and recognizes these amounts as revenue over the period of the related agreement. In 2004, the Company recorded a $100,000 advances from customers liability relating to a one year licensing agreement. Accordingly, the Company recognized licensing revenue of $100,000 in 2005 and reduced the advances from customers liability accordingly. As of January 2, 2007, advances from customers relating to licensing fees amounted to $24,980.

Returns

The Company does not offer customers a contractual right to return products sold by the Company. The Company does accept product returns from time to time on a case by case basis. The Company recorded a Provision for Sales Returns of $150,000 in 2004 to reflect anticipated product returns in 2005. Product returns in 2005 were booked against this provision. The Company did not record any increase in the Provision for Sales Returns in 2005 or 2006 because of the low level of product sales in 2005 and 2006.

Advertising and Marketing Costs

The Company expenses costs of advertising and marketing as incurred. Advertising and marketing expense for the years ended January 2, 2007 and December 31, 2005 amounted to $19,931 and $0, respectively.

Pre-opening Expenses

Pre-opening expenses, consisting primarily of manager salaries, advertising, travel, food and beverage, employee payroll and related training costs incurred prior to the opening of a restaurant, are expensed as incurred.

Sales Taxes

Restaurant revenue is presented net of sales taxes. The obligation is included in accrued expenses until the taxes are remitted to the appropriate taxing authorities. The sales tax payable as of January 2, 2007 was $23,997.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect. The following potential common shares have been excluded from the computation of diluted net loss per share for each of the fiscal years 2006 and 2005 because the effect would have been anti-dilutive:

	2006	2005
Shares to be issued upon conversion of bridge loans/convertible notes	—	500,012
Stock options issued to employees	360,185	2,400,411
Warrants granted to consultants and finders	7,921	568,814
Warrants granted for financing	1,268,062	1,866,523
	1,636,168	5,335,760

Segment Reporting

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superseded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon revenue by product line and services (see Note 12).

Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Loss," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended January 2, 2007 and December 31, 2005, the Company does not have items that represented other comprehensive income and, accordingly, has not included in the statement of stockholders' equity the change in comprehensive loss.

Discounts on Loans

Discounts on loans are principally the values attributed to the detachable warrants issued in connection with the loans and the value of the preferential conversion feature associated with the loans. These discounts are accounted for in accordance with Emerging Issues Task Force ("EITF") 00-27 issued by the American Institute of Certified Public Accountants.

Geographic Areas and Major Customers

For the year ended January 2, 2007, the Company generated $57,200 in revenue, amounting to 13% of total revenue, from one customer located in the United States.

For the year ended December 31, 2005, the Company generated $305,000 in revenue, amounting to 45% of total revenue, from the sale of SNAP! machines to one customer located in Japan. For the year ended December 31, 2005, the Company also generated licensing revenue of $100,000, amounting to 15% of total revenue, from one customer located in the United States.

Recently Issued Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March 2006, FASB issued SFAS 156 "Accounting for Servicing of Financial Assets" this Statement amends FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.    Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.    Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.    Permits an entity to choose "Amortization method " or "Fair value measurement method"for each class of separately recognized servicing assets and servicing liabilities.

4.    At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.    Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

In September 2006, FASB issued SFAS 157 "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a.    A brief description of the provisions of this Statement

b.    The date that adoption is required

c.    The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007 the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The company is analyzing the potential accounting treatment.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consist of restaurant credit card payments still in process. No allowance for doubtful accounts has been recorded for these receivables as collection is considered probable. The allowance for doubtful accounts of $72,265 as of January 2, 2007 is to cover the accounts receivable from non-restaurant activities.

NOTE 3 - INVENTORY

Inventory has been reviewed for obsolescence and stated at lower of cost or market as of January 2, 2007 and December 31, 2005, determined on a first in first out basis. During the twelve months ended December 31, 2005, obsolete inventory previously reserved for was written down by $485,351 and a corresponding reduction was made to the obsolescence reserve. The remaining inventory was marked down to its net realizable value, as reflected by an increase in the obsolescence reserve to $217,454 at December 31, 2005. During 2005, the Company made a strategic decision to reposition itself as an entertainment restaurant company, to wind down its SNAP! and Bear Shop manufacturing and sales operations and to liquidate its remaining inventory. As a result, all non-restaurant inventory at January 2, 2007 and December 31, 2005 is treated as finished goods inventory. Restaurant inventory consists of food and beverages.

Inventory at January 2, 2007:

Finished Goods	$355,009
Restaurant	17,927
Less: obsolescence reserve	(295,730)
$77,206

NOTE 4 - PROPERTY AND EQUIPMENT

The cost of property and equipment at January 2, 2007 consisted of the following:

2006
Computer equipment	$519,396
Office furniture and equipment	17,926
Restaurant Furniture and Fixtures	543,631
Leasehold improvements	84,849
Machinery and equipment	82,603
1,248,405
Less accumulated depreciation	(356,288)
$892,117

Depreciation expense for the fiscal years ended January 2, 2007 and December 31, 2005 was $69,826 and $42,679, respectively.

NOTE 5 - IMPAIRMENT OF PROPERTY AND EQUIPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

At December 31, 2005, SNAP! tooling assets with a gross value of $159,517 were fully impaired. As s result the gross value of property and equipment was reduced by $159,517, accumulated depreciation was reduced by $73,187 and impairment loss was increased by $86,330.

At December 31, 2005, remaining unamortized capitalized software development costs of $116,795 were fully impaired and written off to impairment loss.

We recorded no impairment loss expense for the fiscal year ended January 2, 2007.

NOTE 6 - COMPONENTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The major components of selling, general and administrative expenses for the fiscal year ended January 2, 2007 consisted of the following:

Professional fees	$489,070
Corporate rent expense	113,196
Pre-opening expenses	180,000
Restaurant operating expenses	572,282
Engineering consulting	316,560
Corporate salary expense	945,678
Employee stock option expense	499,548
Inventory reserve expense	117,489
Other expenses	457,098
$3,690,921

The major components of selling, general and administrative expenses for the year ended December 31, 2005 consisted of the following:

Financial consulting	$995,351
Professional fees	364,634
Rent	115,057
Engineering consulting	89,293
Salary expense	587,605
Employee stock option expense	97,667
Inventory reserve expense	238,116
Other expenses	335,321
$2,823,044

NOTE 7 - DUE TO RELATED PARTIES

Due to related parties consists of amounts advanced to the Company by certain related parties, specifically its employees and their family members and directors of the Company.

At January 2, 2007 there were no amounts due to related parties.

Due to related parties outstanding at December 31, 2005 consisted of the following:

Convertible note payable to Mr. Bradley Rotter, a member of the Company's board of directors. This note was due April 10, 2006, accrued interest at 10%, and was convertible, at the option of Mr. Rotter, into the same securities issued by the Company in (and on the same terms and conditions pari passu with the investors in) any offering of its securities that results in gross proceeds to the Company of at least $3,000,000. Upon conversion, Mr. Rotter was to receive as a conversion bonus additional securities equal to 20% of the aggregate principal value plus accrued interest converted. The note was mandatorily repayable immediately following the consummation of any offering of securities that results in gross proceeds to the Company of at least $3,000,000. Upon such repayment, or upon repayment at maturity, Mr. Rotter was to receive warrants to purchase 200,000 shares of common stock of the Company at an exercise price of $0.59. A portion of the value of this note was recorded as a preferential conversion feature and recorded as discount of $40,000 to be amortized over the term of the note, 6 months. $20,000 of this discount was amortized in each of 2005 and 2006.

Principal Amount	$200,000
Less Discount	(20,000)
180,000
Loan payable to the brother-in-law of the President and CEO issued on August 10, 2005, 6% interest, unsecured, due upon demand.	39,000
Loan payable to the wife of the President and CEO issued on various dates in 2004, 8% interest, unsecured, due upon demand.	20,500
Loan payable to the Company's Vice President of Operations issued on various dates in 2004 and 2005, 8% interest unsecured, due upon demand.	60,500
Total	$300,000

On April 19, 2006, we entered into a letter agreement (the "April Rotter Letter Agreement") with Mr. Rotter, in respect of the $200,000 Convertible Promissory Note, dated October 10, 2005 and due April 10, 2006, payable to Mr. Rotter (the "2005 Rotter Note"). Pursuant to the April Rotter Letter Agreement, effective April 19, 2006, we:

1.    Repaid $100,000 of the principal amount of, together with $10,356 of accrued interest on, the 2005 Rotter Note;

2.    Issued immediately-exercisable, three-year warrants to Mr. Rotter to purchase 100,000 shares of common stock at an exercise price of $0.345 per share; and

3.    Issued a new convertible note (the "2006 Rotter Note ") payable to Mr. Rotter, in respect of the unpaid balance of $100,000 on the 2005 Rotter Note. This note was due October 19, 2006, accrued interest at 10%, and was convertible, at the option of Mr. Rotter, into the same securities issued by the Company in (and on the same terms and conditions pari passu with the investors in) any offering of its securities that results in gross proceeds to the Company of at least $3,000,000. Upon conversion, Mr. Rotter was to receive as a conversion bonus additional securities equal to 20% of the aggregate principal value plus accrued interest converted. The 2006 Rotter Note was mandatorily repayable immediately following the consummation of any offering of securities that results in gross proceeds to the Company of at least $3,000,000. Upon such repayment, or upon repayment at maturity, Mr. Rotter was to receive additional warrants to purchase 100,000 shares of common stock of the Company at an exercise price of $0.345.

On October 25, 2006, we entered into a letter agreement (the "Rotter Letter Agreement") with Mr. Rotter, in respect of this note. Pursuant to the Rotter Letter Agreement, effective October 25, 2006:

1.    Mr. Rotter agreed to convert the $100,000 principal amount and $5,685 in accrued interest outstanding under the note into shares of common stock at a conversion price of $1 per share. In accordance with the terms of the note, Mr. Rotter is entitled to receive an additional 20% of such amount in shares of common stock upon conversion into any offering of our securities that results in gross proceeds to the Company of at least $3,000,000. The note was due on October 19, 2006. Rather than repay the note in cash, we agreed with Mr. Rotter that he would be entitled to receive this additional 20% upon the conversion of the note into shares of common stock even though the conversion was not in connection with any such offering. As a result, the total amount to be converted is $126,822. As such, Mr. Rotter accepted 126,822 shares of common stock of the Company, together with the warrants set forth below, in full and final satisfaction of the Company's obligations under the note.

2.    In accordance with the terms of the note, the Company also issued to Mr. Rotter three-year immediately exercisable warrants to purchase 100,000 shares of common stock at an exercise price of $0.345 per share.

On the date of conversion the closing price of our common stock was $1.26. Accordingly, we recorded a $54,111 loss on conversion of this note in the 2006 statement of operations, reflecting the 21,137 share conversion premium and the difference between the $1.00 conversion price and the $1.26 market price. Because the loss on conversion reflects the 20% conversion premium, we also reversed $20,000 of preferential conversion feature expense previously recorded in 2006 in respect of this note.

In connection with a private placement of our equity securities completed on September 18, 2006, the Company converted $62,500 of debt and $8,062 of accrued interest due to Nancy Bushnell, the wife of our CEO Nolan Bushnell (including the assignment to Ms. Bushnell of a $39,000 note (plus $4,485 in accrued interest) held by the brother-in-law of our CEO), and $60,500 of debt due to Dan Lindquist, our Vice President of Operations, into shares of common stock and warrants on the same terms as the third party investors who participated in the transaction. Ms. Bushnell received 235,207 shares of common stock and warrants to purchase 117,603 shares of common stock at $0.345 per share, and Mr. Lindquist received 201,667 shares of common stock and warrants to purchase 100,833 shares of common stock at $0.345 per share. These issuances were made pursuant to the exemption from registration provided by SEC Rule 506 promulgated under Regulation D of the Securities Act of 1933. The common stock and warrants issued as part of this conversion are on the same terms as the common stock and warrants issued to the other investors. Because the Company issued securities on conversion of Ms. Bushnell's and Mr. Lindquist's debt that have identical terms to the securities issued to the third party investors for cash in the September 2006 private placement, the securities issued to Ms. Bushnell and Mr. Lindquist represented the market value equivalent of the debt. Therefore, there is no gain or loss recognized on conversion of debt.

During the fiscal year ended January 2, 2007, we accrued $13,861 in interest on amounts due to related parties and paid $11,162 in interest on amounts due to related parties.

NOTE 8 - NOTES PAYABLE

Notes payable outstanding at January 2, 2007 consisted of the following:

Loan payable to the Company's former Vice President of Marketing issued on various dates in 2004 and 2005, 12% interest secured by inventory and receivables of the Company, due February 15, 2007. The loan payable to the Company's Vice President of Marketing was reclassified from "Due to Related Parties" to "Notes Payable" on the December 31, 2005 balance sheet following the termination of the holder's employment with the Company and was further reclassified from long term liabilities to short term liabilities on the January 2, 2007 balance sheet. Accrued interest of $90,521 outstanding on this note as of January 2, 2007 is included under accrued expenses on the balance sheet as of January 2, 2007. During 2006, we repaid $30,000 of this note in cash. In addition, on August 1, 2006, we credited a total of $28,959 in receivables owed to the Company by the holder of the note against the principal amount of this note. On December 19, 2006, we credited an additional $5,600 in receivables owed to the Company by the holder against the principal amount of the note.
$47,285

On June 15, 2006, we entered into an amended promissory note with Elite Cabinet Corporation ("ECC") in relation to trade payables previously owing to ECC. The principal amount of this note is $10,177.75 and the note accrues interest at 8%. We are required to pay $300 per month on this note from June 15, 2006 to January 15, 2007, at which time the entire unpaid balance plus accrued interest is due and payable. During 2006, we repaid in cash $1,658 of this note. We repaid this note in cash in full on January 12, 2007.	8,520
Total	$55,805

NOTE 9 - LONG TERM NOTES PAYABLE

Long term convertible notes payable outstanding at December 31, 2005 consisted of the following:

Convertible note issued on September 8, 2005. The note was due September 8, 2007, accrued interest at 10%, and was mandatorily convertible into the same securities issued by the Company in (and on the same terms and conditions pari passu with the investors in) any offering of its securities that results in gross proceeds to the Company of at least $3,000,000. Upon conversion, the holder was to receive as a conversion bonus additional securities equal to 20% of the aggregate principal value plus accrued interest converted. A portion of the value of this note was recorded as a preferential conversion feature and recorded as discount of $20,000 to be amortized over the term of the note, 2 years. $3,333 of this discount was amortized in 2005.

Principal Amount	$100,000
Less Discount	(16,667)
$83,333

On October 26, 2006, we entered into a letter agreement (the "Hines Letter Agreement") with Dr. William Hines, the holder of this note. Pursuant to the Hines Letter Agreement, effective October 26, 2006:

Dr. Hines agreed to convert the $100,000 principal amount and $11,555 in accrued interest outstanding under the note into shares of common stock of the Company at a conversion price of $1 per share. In accordance with the terms of the note, Dr. Hines is entitled to receive an additional 20% of such amount in shares of common stock upon conversion into any offering of our securities that results in gross proceeds to the Company of at least $3,000,000. While the note was not yet due, we believed it advantageous to the Company to remove the Hines note from the balance sheet, particularly because the Hines note was secured by assets of the Company. As such, we agreed with Dr. Hines that he would be entitled to receive this additional 20% upon the conversion of the Hines note into shares of common stock even though the conversion was not in connection with any such offering. As a result, the total amount to be converted is $133,866. As such, Dr. Hines accepted 133,866 shares of common stock of the Company in full and final satisfaction of the Company's obligations under the note.

On the date of conversion the closing price of our common stock was $1.26. Accordingly, we recorded a $57,116 loss on conversion of this note in the fiscal 2006 statement of operations, reflecting the 22,311 share conversion premium and the difference between the $1.00 conversion price and the $1.26 market price. Because the loss on conversion reflects the 20% conversion premium, we also reversed $10,833 of preferential conversion feature expense previously recorded in 2005 and 2006 in respect of this note.

Long term notes payable outstanding at December 31, 2005 consisted of the following:

A $111,844 loan payable to the Company's former Vice President of Marketing issued on various dates in 2004 and 2005, 12% interest secured by inventory and receivables of the Company, due February 15, 2007. The loan payable to the Company's Vice President of Marketing was reclassified from Due to Related Parties to Notes Payable on the December 31, 2005 balance sheet following the termination of the holder's employment with the Company. Accrued interest of $70,667 outstanding on this note as of December 31, 2005 is included under accrued expenses on the balance sheet as of December 31, 2005. This loan was reclassified to notes payable under current liabilities on the January 2, 1007 balance sheet (see Note 8).

NOTE 10 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of Preferred Stock. The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Fully-paid stock of the Company is not liable to any further call or assessment.

Common Stock

Unless otherwise indicated below, all common stock issuances were valued at the closing price of the common stock on the date of the relevant event or agreement.

During the year ended December 31, 2005, the Company:

On January 1, 2005, issued 50,000 shares of common stock in exchange for financial consulting services valued at $127,500.

On January 14, 2005, issued 60,000 shares of common stock in exchange for business development services valued at $90,000.

On January 19, 2005, issued 12,500 shares of common stock for financial consulting services valued at $21,875.

On February 22, 2005, issued 175,000 shares of common stock in exchange for consulting services valued at $194,250.

On March 8, 2005, issued 40,000 shares of common stock in exchange for public relations services valued at $38,000.

On March 8, 2005, issued 400,000 shares of common stock in exchange for investor relations services valued at $444,000.

On March 14, 2005, sold 100,000 shares of common stock for cash to an investor in a private placement offering for gross proceeds of $75,000.

On April 1, 2005, issued 2,600 shares of common stock in exchange for financial consulting service valued at $2,737.

On April 1, 2005, issued 13,500 shares of common stock in exchange for consulting services valued at $13,750.

On April 1, 2005, issued 7,500 shares of common stock in exchange for financial consulting services valued at $7,895.

On April 1, 2005, issued 20,000 shares of common stock valued at $17,000 as a financial penalty for failing to register common stock.

On April 12, 2005, issued 50,000 shares of common stock in exchange for financial consulting services valued at $46,500.

On May 15, 2005, sold 533,458 shares of common stock for cash to 6 investors for $293,402. In addition, the Company issued these investors warrants to purchase 533,458 shares of common stock at $1.50 per share. These warrants are immediately exercisable and expire on May 15, 2010. There were no registration rights associated with the warrants. The fair value of the warrants was accounted for as cost of raising equity with a corresponding amount debited to additional paid-in capital.

On May 25, 2005, issued 121,986 shares of common stock upon conversion of $150,000 in principal and $42,500 in accrued interest outstanding on a convertible note issued in 2002.

On August 3, 2005, issued 10,000 shares of common stock valued at $5,500 as a financial penalty for failing to register common stock.

On September 12, 2005, issued 50,000 shares of common stock in exchange for consulting services valued at $22,500.

On October 7, 2005, issued 10,000 shares of common stock valued at $6,000 as a financial penalty for failing to register common stock.

During the year ended January 2, 2007, the Company:

On January 10, 2006, issued 500,012 shares of common stock valued at $150,003 to 4 investors on conversion of $125,003 principal amount of convertible notes plus $25,000 of accrued interest. These shares were part of shares to be issued as of December 31, 2005.

On March 31, 2006, issued 115,000 shares of common stock, valued at $65,550 based on the closing price of the common stock on the date of the agreement, to Ms. Alissa Bushnell, daughter of our CEO Nolan Bushnell, in payment for public relations services provided to the Company during 2005. These shares were part of shares to be issued as of December 31, 2005.

On March 31, 2006, issued 50,000 shares of common stock valued at $21,000, based on the closing price of the common stock on the date of the agreement, to the holder of a $120,000 convertible note in consideration for the holder extending the maturity date of the note from November 2005 to March 2006. These shares were part of shares to be issued as of December 31, 2005.

On June 8, 2006, issued 434,453 shares of common stock to various service providers valued at $122,076, based on the closing price of our common stock on the date of the relevant agreement. 150,000 of these shares were included in shares to be issued as of December 31, 2005.

On June 8, 2006, issued 33,333 shares of common stock valued at $10,000, based on the closing price of our common stock on the date of the agreement, to Cody Management in exchange for financial consulting services rendered.

On August 4, 2006, issued 241,582 shares of common stock to various service providers valued at $63,134, based on the closing price of our common stock on the date of the relevant agreement.

On September 20, 2006, issued 100,000 shares of common stock valued at $36,000 upon the exercise of stock options.

On March 3, 2006, sold 5,000,000 shares of common stock to 22 investors for gross proceeds of $1,500,000. The investors in the transaction also received immediately exercisable, three-year warrants to purchase an aggregate of 2,500,000 shares of common stock priced at $0.345 per share. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction. We paid to Merriman Curhan Ford & Co, as placement agent, a commission of $75,000 (equal to 5% of the aggregate offering price) plus $5,000 in expenses. Merriman also received an additional 450,000 immediately exercisable, three-year warrants to purchase common stock at $0.345 per share as part of this fee arrangement. The fair value of the warrants of $590,524 (as calculated as of the issuance date) was calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.30, risk free rate of return of 7.5%, volatility of 109%, expected life of 3 years and dividend yield of 0%. The fair value of the warrants issued to the investors of $500,444 (as calculated as of the issuance date) was recognized as an expense at March 31, 2006 with a corresponding amount booked as a short term liability. The fair value of the warrants issued to the placement agent of $90,080 was accounted for as a cost of raising equity with a corresponding amount debited to additional paid-in capital. In accordance with EITF 00-19, at the end of each reporting period, the fair value of the warrants is recalculated, and changes to the warrant liability and related gain or loss are booked appropriately.

As of June 30, 2006, the fair value of the warrant liability relating to the 2,500,000 warrants issued to the investors was $338,010, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.28, risk free rate of return of 7.5%, volatility of 78.43%, expected life of 2.75 years and dividend yield of 0%. In accordance with EITF 00-19, the Company reduced the short term warrant liability relating to these warrants as of June 30, 2006 by $162,424 to reflect the fair value as of June 30, 2006 and recognized fair value of warrant liability income (other income) of $162,434 in the statement of operations for the six months ended June 30, 2006.

As of September 30, 2006, the fair value of the warrant liability relating to the 2,500,000 warrants issued to the investors was $3,104,000, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 7.5%, volatility of 123%, expected life of 2.5 years and dividend yield of 0%. In accordance with EITF 00-19, the Company increased the short term warrant liability relating to these warrants as of September 30, 2006 by $2,765,990 to reflect the fair value as of September 30, 2006 and recognized fair value of warrant liability expense (other expense) of $2,765,990 in the statement of operations for the nine months ended September 30, 2006.

On May 9, 2006 and June 12, 2006, sold a total of 108,333 shares of common stock to 2 investors for gross proceeds of $32,500. These investors also received immediately-exercisable, three-year warrants to purchase an aggregate of 54,167 shares of common stock at $0.345 per share. The fair value of the warrants of $8,920 (as calculated as of the issuance dates) was calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.30 for the May 9 warrants and $0.28 for the June 12 warrants, risk free rate of return of 7.5%, volatility of 86%, expected life of three years and dividend yield of 0%. As of June 30, 2006, the fair value of these warrants was $7,674, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.28, risk free rate of return of 7.5%, volatility of 78.43%, expected life of 3 years and dividend yield of 0%. The fair value of these warrants of $7,674, as calculated as of June 30, 2006, was recognized as a fair value of warrant liability expense (other expense) with a corresponding amount booked as a short term warrant liability as of June 30, 2006. The shares of common stock issued to these investors are reflected as shares to be issued on the June 30, 2006 balance sheet. We issued these shares on July 24, 2006.

As of September 30, 2006, the fair value of the warrant liability relating to the 54,167 warrants issued to the investors was $67,947, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 7.5%, volatility of 123%, expected life of 2.75 years and dividend yield of 0%. In accordance with EITF 00-19, the Company increased the short term warrant liability relating to these warrants as of September 30, 2006 by $60,272 to reflect the fair value as of September 30, 2006 and recognized fair value of warrant liability expense (other expense) of $60,272 in the statement of operations for the nine months ended September 30, 2006.

On September 18, 2006, completed the sale of a total of 5,001,333 shares of common stock to 51 investors for cash proceeds of $1,500,400. These investors also received immediately-exercisable, three-year warrants to purchase an aggregate of 2,500,667 shares of common stock priced at $0.345 per share. In addition, we converted $70,562 of debt and accrued interest due to Nancy Bushnell, the wife of our CEO Nolan Bushnell, and $60,500 of debt due to Dan Lindquist, our Vice President of Operations, into shares of common stock and warrants on the same terms as the investors in the transaction. Ms. Bushnell received 235,207 shares of common stock and warrants to purchase 117,603 shares of common stock at $0.345 per share, and Mr. Lindquist received 201,667 shares of common stock and warrants to purchase 100,833 shares of common stock at $0.345 per share.

The fair value of the warrants of $2,630,405 (as calculated as of the date of issuance) was calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.12, risk free rate of return of 3.93%, volatility of 123%; expected life of 3 years and dividend yield of 0%. The fair value of these warrants, as calculated as of September 30, 2006, was $3,411,955, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 3.93%, volatility of 123%; expected life of 3 years and dividend yield of 0%. The September 30, 2006 fair value of the warrants of $3,411,955 was recognized as an expense with a corresponding amount booked as a short term warrant liability. These issuances were made pursuant to the exemption from registration provided by SEC Rule 506 promulgated under Regulation D of the Securities Act of 1933.

A provision in the Securities Purchase Agreements governing the Company's sales of common stock and warrants on March 3, 2006, May 9, 2006, June 12, 2006 and September 18, 2006 requires the Company to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock and shares of common stock underlying the warrants sold as promptly as possible and that, if the registration statement is not declared effective by the SEC within 180 days of the closing date of the transaction, or if the Company fails to keep the registration statement continuously effective until all the shares (and shares underlying warrants) are either sold or can be sold without restriction under Rule 144(k), that the Company pay the investors monthly liquidated damages equal to 1.5% of their investment until the registration statement is declared and kept effective or all the shares have been sold or can be sold without restriction under Rule 144(k) (in the case of a failure to keep the registration statement continuously effective). Because the warrants are subject to registration rights with liquidated damages for failure to register, under EITF 00-19, the fair value of the warrants is accounted for as a liability and, at the end of each reporting period, the fair value of the warrants is recalculated, and changes to the warrant liability and related gain or loss are booked appropriately.

On August 25, 2006, the investors in the March 3, 2006 transaction waived this liquidated damages provision for an additional three-month period, as it relates to the registration statement becoming effective by September 3, 2006. On December 3, 2006, the investors in each of the 2006 transactions agreed, without additional consideration, to permanently waive their right to registration of the warrants and shares of common stock underlying the warrants issued in these transactions as well as their right to liquidated damages for our failure to register the shares issued or issuable in these transactions. As a result, the warrant liability of $6,583,902 as of September 30, 2006 was reclassified to equity as of December 3, 2006.

On October 25, 2006, issued 99,582 shares of common stock to various service providers valued at $38,776, based on the closing price of our common stock on the date of the relevant agreement.

On October 25, 2006, issued 3,334 shares of common stock valued at $2,000, based on the closing price of the common stock on the date of the agreement, to Richard Strong in exchange for engineering consulting service rendered.

On October 25, 2006, issued 100,000 shares of common stock valued at $27,000, based on the closing price of our common stock on the date of the agreement, to S. Raymond Hibarger, its former Vice President of Marketing, in final settlement of all compensation due to Mr. Hibarger.

On October 25, 2006, issued 10,787 shares valued at $10,007 to 2 accredited individual investors relating to our merger with uWink California in 2003 and our capital raising transactions in 2004. These shares were included as shares to be issued on the December 31, 2005 balance sheet and had remained unissued for ministerial reasons.

On October 25, 2006, entered into a letter agreement (the "Rotter Letter Agreement") with Mr. Bradley Rotter, a member of its board of directors, in respect of the $100,000 Convertible Promissory Note, dated April 19, 2006 and due October 19, 2006, from the Company to Mr. Rotter (the "Rotter Note"). Pursuant to the Rotter Letter Agreement, effective October 25, 2006:

1.    Mr. Rotter agreed to convert the $100,000 principal amount and $5,685 in accrued interest outstanding under the Rotter Note into shares of common stock at a conversion price of $1 per share. In accordance with the terms of the Rotter Note, Mr. Rotter is entitled to receive an additional 20% of such amount in shares of common stock upon conversion into any offering of securities that results in gross proceeds to the Company of at least $3,000,000. The note was due on October 19, 2006. Rather than repay the note in cash, the Company agreed with Mr. Rotter that he would be entitled to receive this additional 20% upon the conversion of the Rotter Note into shares of common stock even though the conversion was not in connection with any such offering. As a result, the total amount to be converted is $126,822. As such, Mr. Rotter accepted 126,822 shares of common stock of the Company, together with the warrants set forth below, in full and final satisfaction of the Company's obligations under the Rotter Note.

2.    In accordance with the terms of the Rotter Note, the Company also issued to Mr. Rotter three-year immediately exercisable warrants to purchase 100,000 shares of common stock at an exercise price of $0.345 per share.

On October 26, 2006, entered into a letter agreement (the "Hines Letter Agreement") with Dr. William Hines in respect of the $100,000 Convertible Promissory Note, dated September 8, 2005 and due September 8, 2007, from the Company to Dr. Hines (the "Hines Note"). Pursuant to the Hines Letter Agreement, effective October 26, 2006:

Dr. Hines agreed to convert the $100,000 principal amount and $11,555 in accrued interest outstanding under the Hines Note into shares of common stock of the Company at a conversion price of $1 per share. In accordance with the terms of the Hines Note, Dr. Hines is entitled to receive an additional 20% of such amount in shares of common upon conversion into any offering of Company securities that results in gross proceeds to the Company of at least $3,000,000. While the Hines Note was not yet due, the Company believed it advantageous to remove the Hines Note from the balance sheet, particularly because the Hines Note was secured by assets of the Company. As such, the Company agreed with Dr. Hines that he would be entitled to receive this additional 20% upon the conversion of the Hines Note into shares of common stock even though the conversion was not in connection with any such offering. As a result, the total amount to be converted is $133,866. As such, Dr. Hines accepted 133,866 shares of common stock of the Company in full and final satisfaction of the Company's obligations under the Hines Note.

On November 18, 2006, issued 85,898 shares of common stock to various service providers valued at $119,705, based on the closing price of our common stock on the date of the relevant agreement.

On December 6, 2006, issued 133,334 shares of common stock valued at $200,001 on the exercise of warrants at an exercise price of $1.50 per share.

On December 6, 2006 issued 30,000 shares of common stock valued at $9,000 on the exercise of employee stock options at an exercise price of $0.30 per share.

On December 31, 2006, issued 9,386 shares of common stock to various service providers valued at $18,048.

In November 2006, pursuant to a settlement entered into with Burt Martin Arnold, cancelled 50,000 shares of common stock originally issued to Burt Martin Arnold on April 11, 2005 and valued at $46,500.

Shares to be Issued

At December 31, 2005, Shares to be Issued consisted of:

•	27,442 shares valued at $20,144 remaining unissued from 2004.

•	500,012 shares valued at $150,003 on due on conversion of $125,003 principal amount of convertible notes plus accrued interest of $25,000.

•	50,000 shares valued at $21,000 to be issued in consideration of the extension of the maturity date of a convertible note.

•	150,000 shares valued at $48,000 to be issued as compensation to a former employee.

•	115,000 shares valued at $65,550 to be issued for consulting services rendered during 2005.

At January 2, 2007, Shares to be Issued consisted of:

•	79,545 shares valued at $175,000 to be issued in settlement of accrued employee compensation as of January 2, 2007.

•	100,000 shares valued at $34,500 to be issued upon exercise of warrants at an exercise price of $0.345 per share.

•	16,635 shares valued at $10,142 remaining unissued in connection with the Company's capital raising transactions in 2004. These shares remained unissued at January 2, 2007 for ministerial reasons.

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock Options

The Company adopted SFAS No. 123 (Revised 2004), SHARE BASED PAYMENT ("SFAS No. 123R"), under the modified- prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $499,548 in share-based compensation expense for the year ended January 2, 2007. The impact of this share-based compensation expense on the Company's basic and diluted earnings per share was $0.03 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

For periods presented prior to the adoption of SFAS No. 123R, pro forma information regarding net income and earnings per share as required by SFAS No. 123 has been determined as if we had accounted for our employee stock options under the original provisions of SFAS No. 123. The fair value of these options was estimated using the Black-Scholes option pricing model. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. During the year ended December 31, 2005, the Company recorded $95,639 as the stock based compensation expense.

2005
Net loss as reported	$(3,239,557)
Compensation recognized under APB 25	95,639
Compensation recognized under SFAS 123	(392,870)
Pro forma	$(3,536,788)
Basic and diluted loss per common share as reported	$(0.28)
Pro forma	$(0.30)

The Company assumed the uWink.com, Inc. 2000 Employee Stock Option Plan pursuant to its acquisition of uWink California. The 2000 Plan provides for the issuance of up to 681,218 (after giving effect to a 3.15611 reverse stock split in connection with the acquisition of uWink California) incentive and non-qualified stock options to employees, officers, directors and consultants of the Company. Options granted under the 2000 Plan vest as determined by the Board of Directors, provided that any unexercised options will automatically terminate on the tenth anniversary of the date of grant. As of January 2, 2007, there are 0 shares available for issuance under this plan.

In 2004, the Company's Board of Directors approved the uWink, Inc. 2004 Stock Incentive Plan (the "2004 Plan"). The 2004 Plan provides for the issuance of up to 1,200,000 incentive stock options, non-qualified stock options, restricted stock awards and performance stock awards to employees, officers, directors, and consultants of the Company. Awards granted under the 2004 Plan vest as determined by the Board of Directors, provided that no option or restricted stock award granted under the 2004 Plan may be exercisable prior to six months from its date of grant and no option granted under the 2004 Plan may be exercisable after 10 years from its date of grant. As of January 2, 2007, there are 0 shares available for issuance under this plan.

NOTE 11 - STOCK OPTIONS AND WARRANTS

In 2005, the Company's Board of Directors approved the uWink, Inc. 2005 Stock Incentive Plan (the "2005 Plan"). The 2005 Plan provides for the issuance of up to 2,000,000 incentive stock options, non-qualified stock options, restricted stock awards and performance stock awards to employees, officers, directors, and consultants of the Company. Awards granted under the 2005 Plan vest as determined by the Board of Directors, provided that no option or restricted stock award granted under the 2005 Plan may be exercisable prior to six months from its date of grant and no option granted under the 2005 Plan may be exercisable after 10 years from its date of grant. As of January 2, 2007, there are 1,486 shares available for issuance under this plan.

On June 8, 2006, the Company's Board of Directors approved the uWink, Inc. 2006 Equity Incentive Plan (the "2006 Plan"). The 2006 Plan provides for the issuance of up to 1,000,000 incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and stock bonuses to employees, officers, directors, and consultants of the Company. On November, 14, 2006, the Company's Board of Directors approved an amendment to the 2006 Plan to increase the number of shares available under the plan by 1,500,000 to a total of 2,500,000. As of January 2, 2007, there are 688,485 shares available for issuance under this plan.

Awards granted under the 2006 Plan vest as determined by the Board of Directors, provided that:

•
no option granted under the 2006 Plan may be exercisable after ten years from its date of grant and no ISO granted to a person who owns more than ten percent of the total combined voting power of all classes of stock of the Company will be exercisable after five years from the date of grant; and

•
an option granted to a participant who is an officer or director may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Board of Directors.

Pursuant to the Stock Option Plans, during the twelve months ended December 31, 2004, the Company granted 352,835 stock options to employees that remain outstanding as of January 2, 2007.

During the twelve months ended December 31, 2005, the Company granted 1,385,000 stock options to employees and directors that remain outstanding as of January 2, 2007. 420,000 of these options were granted on July 25, 2005 at an exercise price of $0.36, which was equal to the fair value of the shares on that date. 350,000 of these options were granted on August 29, 2005 at an exercise price of $0.43 per share, which was equal to the fair value of the shares on that date. 350,000 of these options were granted on September 15, 2005 at an exercise price of $0.57 per share, which was equal to the fair value of the shares on that date. 165,000 of these options were granted on October 21, 2005 at an exercise price of $0.40 per share, which was equal to the fair value of the shares on that date. 100,000 of these options were granted on November 11, 2005 at an exercise price of $0.45 per share, which was equal to the fair value of the shares on that date. All these options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On February 10, 2006, the Company granted 400,000 stock options to our Chief Technology Officer, Paul Dumais, at an exercise price of $0.30 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On May 12, 2006, the Company granted 500,000 stock options to our CEO, Nolan Bushnell, at an exercise price of $0.33 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On July 5, 2006, the Company granted 125,000 stock options to an employee at an exercise price of $0.28 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On August 4, 2006, the Company granted 100,000 stock options to an employee at an exercise price of $0.26 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On August 10, 2006, the Company granted 150,000 stock options to an employee at an exercise price of $0.28 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On August 24, 2006, the Company granted a total of 100,000 stock options to three employees at an exercise price of $0.55 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On September 1, 2006, the Company granted 70,000 stock options to an employee at an exercise price of $0.60 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On September 22, 2006, the Company granted 400,000 stock options to our Director of Restaurant Operations, John Kaufman, at an exercise price of $1.17 per share. 50,000 of these options vest in a lump sum after 3 months. The remaining 350,000 options will vest over a thirty-six month period, with the initial one-sixth vesting after six months.

On October 10, 2006, the Company granted 25,000 stock options to an employee at an exercise price of $1.52 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On October 30, 2006, the Company granted 200,000 stock options to an employee at an exercise price of $1.30 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On November 8, 2006, the Company granted 25,000 stock options to an employee at an exercise price of $1.50 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On November 30, 2006, the Company granted a total of 600,000 stock options to 2 employees at an exercise price of $1.95 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

On December 27, 2006, the Company granted a total of 170,000 stock options to 2 employees at an exercise price of $2.20 per share. These options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

Following is a summary of the stock option activity for the year ended January 2, 2007:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	2,400,411	$0.88	$1,454,081
Granted	2,865,000	$0.99
Forfeited	435,679	$1.05
Exercised	130,000	$0.35	$(253,500)
Outstanding, January 2, 2007	4,699,732	$0.94	$6,461,941
Exercisable, January 2, 2007	1,267,179	$0.97	$1,761,242

Following is a summary of the status of options outstanding at January 2, 2007:

Outstanding Options

Exercise Price	Number	Average Remaining Contractual Life	Exercisable
$0.26	100,000	9.60	—
$0.28	275,000	9.57	—
$0.30	370,000	9.12	88,357
$0.32	79,212	5.87	79,212
$0.33	500,000	9.37	106,393
$0.36	420,000	8.56	200,986
$0.40	165,000	8.81	65,699
$0.43	350,000	8.66	156,301
$0.45	100,000	8.86	37,900
$0.55	100,000	9.65	—
$0.57	350,000	8.71	150,868
$0.60	70,000	9.68	—
$1.17	400,000	9.73	50,000
$1.25	6,584	8.00	4,389
$1.30	200,000	9.84	—
$1.38	10,000	8.00	6,667
$1.45	13,751	7.96	9,356
$1.50	25,000	9.86	—
$1.52	25,000	9.78	—
$1.60	10,000	7.96	6,804
$1.95	600,000	9.92	—
$2.20	170,000	10.00	—
$2.37	28,516	5.25	28,516
$2.40	162,500	7.55	133,413
$2.64	150,000	7.55	123,151
$3.16	19,169	2.97	19,169
	4,699,732		1,267,179

For options granted during the year ended January 2, 2007, the weighted-average fair value of such options was $0.93.

During the year ended January 2, 2007 we received $45,000 from the exercise of 130,000 stock options at a weighted-average exercise price of $0.35 per share.

The total weighted-average remaining contractual term of the options outstanding at January 2, 2007 is 9.1 years.

The total weighted-average remaining contractual term of the options exercisable at January 2, 2007 is 8.22 years.

The Company recognized expense of $499,548 for the fair value of the options vested during the year ended January 2, 2007.

The total compensation expense not yet recognized relating to unvested options at January 2, 2007 is $2,988,156 and the weighted average period over which this expense will be recognized is 2.4 years.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option pricing model are as follows:

For the 400,000 options granted on February 10, 2006:

Risk-free interest rate	7.75%
Expected life of the options	10.00 years
Expected volatility	109%
Expected dividend yield	0

For the 500,000 options granted on May 12, 2006:

Risk-free interest rate	7.75%
Expected life of the options	10.00 years
Expected volatility	85.78%
Expected dividend yield	0

For the 125,000 options granted on July 5, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	70.62%
Expected dividend yield	0

For the 100,000 options granted on August 4, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	70.62%
Expected dividend yield	0

For the 150,000 options granted on August 10, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	70.37%
Expected dividend yield	0

For the 100,000 options granted on August 24, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	70.37%
Expected dividend yield	0

For the 70,000 options granted on September 1, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	104.80%
Expected dividend yield	0

For the 400,000 options granted on September 22, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	122.77%
Expected dividend yield	0

For the 25,000 options granted on October 10, 2006, the 200,000 options granted on October 30, 2006, and the 25,000 options granted on November 8, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	119.24%
Expected dividend yield	0

For the 600,000 options granted on November 30, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	126.64%
Expected dividend yield	0

For the 170,000 options granted on December 27, 2006:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	115.09%
Expected dividend yield	0

NOTE 11 - STOCK OPTIONS AND WARRANTS

Warrants

Following is a summary of the warrant activity for the year ended January 2, 2007.

	Warrants	Weighted- Average Exercise Price
Balance, December 31, 2005	2,435,337	$3.09
Granted	5,923,271	$0.35
Exercised	233,334	$1.01
Cancelled	273,716	$4.87
Balance January 2, 2007	7,851,558	$1.02

During the year ended January 2, 2007, the Company issued:

On March 3, 2006, 2,500,000 immediately-exercisable, three-year warrants at an exercise price of $0.345 to 22 investors and 450,000 immediately-exercisable, three-year warrants at an exercise price of $0.345 to a placement agent. The fair value of the warrants of $590,524 was calculated, as of the date of issuance, using the Black Scholes option pricing model using the following assumptions: stock price of $0.30, risk free rate of return of 7.5%, volatility of 109%, expected life of 3 years and dividend yield of 0%;

On May 9, 2006 and June 12, 2006, 54,167 immediately-exercisable, three-year warrants to 2 investors at an exercise price of $0.345. The fair value of the warrants of $8,920 was calculated, as of the date of issuance, using the Black Scholes option pricing model using the following assumptions: stock price of $0.30 for the May 9 warrants and $0.28 for the June 12 warrants, risk free rate of return of 7.5%, volatility of 86%, expected life of three years and dividend yield of 0%; and

On September 18, 2006, 2,719,104 immediately-exercisable, three-year warrants to 51 investors at an exercise price of $0.345. The fair value of the warrants of $2,630,405 was calculated, as of the date of issuance, using the Black Scholes option pricing model using the following assumptions: stock price of $1.12, risk free rate of return of 3.93%, volatility of 123%; expected life of 3 years and dividend yield of 0%.

A provision in the Securities Purchase Agreements governing these transactions requires the Company to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock and shares of common stock underlying the warrants purchased by the investors as promptly as possible and that, if the registration statement is not declared effective by the SEC within 180 days of the closing date of the transaction, or if the Company fails to keep the registration statement continuously effective until all the shares (and shares underlying warrants) are either sold or can be sold without restriction under Rule 144(k), that the Company pay the investors monthly liquidated damages equal to 1.5% of their investment until the registration statement is declared and kept effective or all the shares have been sold or can be sold without restriction under Rule 144(k) (in the case of a failure to keep the registration statement continuously effective). The warrants issued to the placement agent are not subject to this registration rights/liquidated damages for failure to register provision.

Because the warrants were subject to registration rights with liquidated damages for failure to register, under EITF 00-19, the fair value of the warrants was accounted for as a liability and, at the end of each reporting period, the fair value of the warrants was recalculated, and changes to the warrant liability and related gain or loss were booked appropriately. On August 25, 2006, the investors in the March 3, 2006 transaction waived this liquidated damages provision for an additional three-month period, as it relates to the registration statement becoming effective by September 3, 2006. On December 3, 2006, the investors in each of the 2006 transactions agreed, without additional consideration, to permanently waive their right to registration of the warrants and shares of common stock underlying the warrants issued in these transactions as well as their right to liquidated damages for our failure to register the shares issued or issuable in these transactions. As a result, the cumulative warrant liability of $6,583,902 at September 30, 2006 was reclassified to equity as of December 3, 2006.

In accordance with EITF 00-19, the $500,444 fair value of the 2,500,000 warrants issued to the investors in the March 3, 2006 transaction was recognized as an expense in the March 31, 2006 statement of operations with a corresponding amount booked as short term warrant liability on the March 31, 2006 balance sheet. As of June 30, 2006, the fair value of the warrant liability relating to the 2,500,000 warrants issued to the investors was $338,010, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.28, risk free rate of return of 7.5%, volatility of 78.43%, expected life of 2.75 years and dividend yield of 0%. In accordance with EITF 00-19, the Company reduced the short term warrant liability relating to these warrants as of June 30, 2006 by $162,424 to reflect the fair value at June 30, 2006 and recognized fair value of warrant liability income (other income) of $162,434 in the statement of operations for the six months ended June 30, 2006. As of September 30, 2006, the fair value of the warrant liability relating to the 2,500,000 warrants issued to the investors in the March 3, 2006 transaction was $3,104,000, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 7.5%, volatility of 123%, expected life of 2.5 years and dividend yield of 0%. In accordance with EITF 00-19, the Company increased the short term warrant liability relating to these warrants as of September 30, 2006 by $2,765,990 to reflect the fair value as of September 30, 2006 and recognized fair value of warrant liability expense (other expense) of $2,765,990 in the statement of operations for the nine months ended September 30, 2006. Because the warrants issued to the placement agent in the March 3, 2006 transaction are not subject to registration rights/liquidated damages for failure to register, the issuance date fair value of the 450,000 warrants issued to the placement agent of $90,080 (along with the placement agent's commission and expenses) was accounted for as a cost of raising equity with a corresponding amount debited to additional paid-in capital.

As of June 30, 2006, the fair value of the 54,167 warrants issued in May and June 2006 was $7,674, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $0.28, risk free rate of return of 7.5%, volatility of 78.43%, expected life of 3 years and dividend yield of 0%. The fair value of these warrants of $7,674, as calculated as of June 30, 2006, was recognized as fair value of warrant liability expense (other expense) in the statement of operations for the six month ended June 30, 2006, with a corresponding amount booked as a short term warrant liability as of June 30, 2006. As of September 30, 2006, the fair value of the warrant liability relating to the 54,167 warrants issued to the investors was $67,947, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 7.5%, volatility of 123%, expected life of 2.75 years and dividend yield of 0%. In accordance with EITF 00-19, the Company increased the short term warrant liability relating to these warrants as of September 30, 2006 by $60,272 to reflect the fair value as of September 30, 2006 and recognized fair value of warrant liability expense (other expense) of $60,272 in the statement of operations for the nine months ended September 30, 2006.

The fair value of the 2,719,104 warrants issued in the September 18, 2006 transaction, as calculated as of September 30, 2006, was $3,411,955, as calculated using the Black Scholes option pricing model using the following assumptions: stock price of $1.42, risk free rate of return of 3.93%, volatility of 123%; expected life of 3 years and dividend yield of 0%. The September 30, 2006 fair value of these warrants of $3,411,955 was recognized as fair value of warrant liability expense (other expense) with a corresponding amount booked as a short term warrant liability as of September 30, 2006.

As discussed above, the cumulative warrant liability of $6,583,902 at September 30, 2006 was reclassified to equity as of December 3, 2006.

On April 19, 2006, the Company issued 100,000 immediately-exercisable, three-year warrants to Mr. Bradley Rotter, a director of the Company, at an exercise price of $0.345 in connection with the partial repayment and partial extension of a $200,000 convertible note. The fair value of the warrants of $16,828 was calculated using the Black Scholes option pricing model using the following assumptions: risk free rate of return of 7.5%, volatility of 86%, expected life of 3 years and dividend yield of 0%. The fair value of the warrants was accounted for as interest expense with a corresponding amount debited to additional paid-in capital.

On October 26, 2006, the Company issued an additional 100,000 immediately-exercisable, three-year warrants at an exercise price of $0.345 to Mr. Rotter in connection with the conversion into common stock of a $100,000 note issued to Mr. Rotter on April 19, 2006. The fair value of the warrants of $116,122 was calculated using the Black Scholes option pricing model using the following assumptions: risk free rate of return of 3.93%, volatility of 119.24%, expected life of 3 years and dividend yield of 0%. The fair value of the warrants was accounted for as interest expense with a corresponding amount debited to additional paid-in capital.

The Company recognized interest expense for the year ended January 2, 2007 of $132,950 in respect of the 200,000 warrants issued to Bradley Rotter discussed above. In addition, the Company recognized $6,583,902 of expense in the statement of operations relating to the financing warrants issued during the period. Of this $6,583,902 expense, $3,139,769 reflects expense related to the issuance date fair value of the warrants and $3,444,133 reflects net expense related to the change in the fair value of the warrants.

Following is a summary of the status of warrants outstanding at January 2, 2007:

Outstanding Warrants

Price	Number	Average Remaining Contractual Life	Exercisable
$0.345	5,823,271	2.44	5,823,271
$1.50	400,124	3.37	400,124
$1.58	22,180	1.04	22,180
$1.75	85,000	2.75	85,000
$2.00	245,000	2.30	245,000
$2.37	234,995	0.23	234,995
$3.50	890,988	2.75	890,988
$5.00	50,000	2.25	50,000
$7.00	50,000	2.25	50,000
$9.00	50,000	2.25	50,000
	7,851,558		7,851,558

NOTE 12 - SEGMENTS

In 2006, the Company had two reportable segments consisting of (1) Restaurant operations and (2) Products, representing the sale of SNAP! and Bear Shop machines and the licensing of SNAP! and Bear Shop intellectual property. The Company had no restaurant operations prior to 2006. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on sales, gross profit margins and operating profit (loss) before income taxes. Selling, general and administrative expenses taken into account in determining operating profit (loss) before income taxes consist primarily of professional fees, corporate and restaurant rent expense, salary and engineering consulting expense, restaurant pre-opening and operating expenses, employee stock option expense, inventory reserve expense and other expenses. Unallocated operating loss before income taxes reflects the sum of fair value of warrant liability expense, loss on conversion of debt expense, interest expense, beneficial conversion feature expense, and gain on settlement of debt and other income.

The following is information for the Company's reportable segments for the year ended January 2, 2007:

	RESTAURANT SEGMENT	PRODUCTS SEGMENT	OTHER	TOTAL
	(IN THOUSANDS)
Revenue	$290	$160	$—	$450
Gross margin	190	11	—	201
(Loss) from operations before tax	(3,179)	(311)	(6,871)	(10,361)
Identifiable assets	1,044	59	—	1,103
Depreciation and amortization	60	2	—	62
Capital expenditures	1,003	—	—	1,003

The Company operated in one segment in the year ended December 31, 2005.

NOTE 13 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of January 2, 2007 are as follows:

Deferred tax assets:
Federal net operating loss	$6,962,511
State net operating loss	1,949,041
Total deferred tax assets	8,911,552
Less valuation allowance	(8,911,552)
$—

At January 2, 2007, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $22,427,014 and $22,047,979, respectively. Federal NOLs could, if unused, expire in varying amounts in the years 2018 through 2022. State NOLs, if unused, could expire in varying amounts from 2007 through 2010.

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2005 are as follows:

Deferred tax assets:
Federal net operating loss	$6,051,055
State net operating loss	1,689,083
Total deferred tax assets	7,740,138
Less valuation allowance	(7,740,138)
$—

At December 31, 2005, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $19,486,303 and $19,107,268, respectively. Federal NOLs could, if unused, expire in varying amounts in the years 2017 through 2021. State NOLs, if unused, could expire in varying amounts from 2006 through 2009.

The reconciliation of the effective income tax rate to the federal statutory rate for the fiscal years ended January 2, 2007 and December 31, 2005 is as follows:

	2006	2005
Federal income tax rate	(34)%	(34)%
State tax, net of federal benefit	(6)%	(6)%
Increase in valuation allowance	40%	40%
Effective income tax rate	0.0%	0.0%

Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by the change in control rules under I.R.C. 382, limiting its annual utilization to the value of the Company at the date of change in control times the federal discount rate. A significant portion of the NOL may expire before it can be utilized.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Other Litigation

In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. As of January 2, 2007 and December 31, 2005, management believes that the Company is not a party to any action which would have a material impact on its financial condition, operations, or cash flows.

Effective May 31, 2006, we terminated the lease agreement at our former corporate offices at 12536 Beatrice Street, Los Angeles, California 90066. In consideration for the early termination of the lease, we agreed to allow the landlord to retain $20,000 of the security deposit held by the landlord under the lease.

Effective June 1, 2006, we entered into a lease agreement relating to our new corporate offices at 16106 Hart Street, Van Nuys, California 91406. This property consists of approximately 2,200 square feet of office and warehouse space at the base rental rate of $2,300 per month.

Effective as of April 10, 2006, we secured an approximately 10 year lease on the planned location for our first uWink restaurant in Woodland Hills, California, located at 6100 Topanga Canyon Boulevard, Woodland Hills, California 91367. The underlying lease agreement between Nolan Bushnell, our CEO, in his personal capacity, and Promenade LP, the landlord, is as of February 3, 2006. Effective as of April 10, 2006, the Company, Mr. Bushnell and Promenade L.P. entered into an assignment agreement pursuant to which Mr. Bushnell assigned his rights under the lease to the Company (but without relieving Mr. Bushnell of his liability for the performance of the lease). In connection with this assignment, we agreed with Mr. Bushnell that, should we fail to perform under the lease and Mr. Bushnell become obligated under the lease as a result, Mr. Bushnell will have the right to operate the leased premises in order to satisfy his obligations under the lease.

This location consists of 5,340 square feet. The minimum annual rent payments under the lease are $176,220 from rental commencement through January 31, 2009; $181,507 from February 1, 2009 to January 31, 2010; $186,952 from February 1, 2010 to January 31, 2011; $192,560 from February 1, 2011 to January 31, 2012; $198,337 from February 1, 2012 to January 31, 2013; $204,287 from February 1, 2013 to January 31, 2014; $210,416 from February 1, 2014 to January 31, 2015; and $216,728 from February 1, 2015 to January 31, 2016.

If our gross sales from this location exceed certain annual thresholds, we are obligated to pay additional percentage rent over and above the minimum annual rent described above. Our percentage rent obligation is equal to 5% of gross sales in excess of the following thresholds:

Rental commencement to January 31, 2009: $3,524,400;

February 1, 2009 to January 31, 2010: $3,630,132;
February 1, 2010 to January 31, 2011: $3,739,036;
February 1, 2011 to January 31, 2012: $3,851,207;
February 1, 2012 to January 31, 2013: $3,966,743;
February 1, 2013 to January 31, 2014: $4,085,745;
February 1, 2014 to January 31, 2015: $4,208,318; and
February 1, 2015 to January 31, 2016: $4,334,567.

Our obligation to pay rent under this lease commenced on October 5, 2006.

Total rent expense for the year ended January 2, 2007 is $177,028. Total rent expense for the year ended December 31, 2005 as $115,057.

Effective September 15, 2006, we entered into a license agreement with SNAP Leisure LLC, a company owned and operated by our former Vice President of Marketing. Pursuant to this agreement, we licensed our SNAP! intellectual property, including the games featured on SNAP! in the form they currently run on SNAP! (we have made significant enhancements to our games for display in our restaurant and SNAP Leisure LLC has no right to those enhancements or any future enhancements or new games we develop), to SNAP Leisure LLC for use in the "pay to play" amusements market worldwide (the "pay to play" amusements market is generally considered to be the coin operated video game machine market). The agreement provides that we are to receive royalties calculated per SNAP! machine sold ($200 royalty per machine for the first 300 machines sold; $80 per machine royalty for the next 700 machines sold; and $50 per machine royalty for any additional machines sold thereafter). We have no obligation to provide any support or software maintenance, upgrades or enhancements under this agreement.

On January 26, 2007, we entered into an Inventory Purchase Agreement, a License Agreement and a Non-Competition Agreement with Interactive Vending Corporation ("IVC"). Pursuant to these agreements, we agreed to sell our remaining Bear Shop machine inventory (at $2,000 per complete machine, payable in 2 installments) and accessories inventory (at our cost) to IVC. In addition, we granted IVC an exclusive, worldwide license to our Bear Shop intellectual property (excluding any intellectual property relating to the name "uWink" or any derivation thereof), including US Patent # 6,957,125, (except that we retain the right of use in the restaurant industry subject to the limitations in the Non-Competition Agreement) in exchange for royalties based on the revenue generated by IVC from the licensed intellectual property, ranging from 5% of revenue in the first year of the agreement to 3% of revenue in years seven, eight, nine and ten of the agreement. We have no obligation to provide any support or software maintenance, upgrades or enhancements under these agreements. We also entered into a Non-Competition Agreement with IVC, pursuant to which we agreed not to engage in the business of interactive vending, other than in the restaurant industry to the extent the interactive vending is integrated into the operations of the restaurant, for as long as IVC is obligated to make royalty payments under the License Agreement.

NOTE 15 - SUBSEQUENT EVENTS

On January 26, 2007, we entered into an Inventory Purchase Agreement, a License Agreement and a Non-Competition Agreement with Interactive Vending Corporation ("IVC"). Pursuant to these agreements, we agreed to sell our remaining Bear Shop machine inventory (at $2,000 per complete machine, payable in 2 installments) and accessories inventory (at our cost) to IVC. In addition, we granted IVC an exclusive, worldwide license to our Bear Shop intellectual property (excluding any intellectual property relating to the name "uWink" or any derivation thereof), including US Patent # 6,957,125, (except that we retain the right of use in the restaurant industry subject to the limitations in the Non-Competition Agreement) in exchange for royalties based on the revenue generated by IVC from the licensed intellectual property, ranging from 5% of revenue in the first year of the agreement to 3% of revenue in years seven, eight, nine and ten of the agreement. We have no obligation to provide any support or software maintenance, upgrades or enhancements under these agreements. We also entered into a Non-Competition Agreement with IVC, pursuant to which we agreed not to engage in the business of interactive vending, other than in the restaurant industry to the extent the interactive vending is integrated into the operations of the restaurant, for as long as IVC is obligated to make royalty payments under the License Agreement.

On April 2, 2007, we completed the sale of $857,000 of convertible promissory notes to 19 accredited individual investors. The notes have a six month term, accrue interest at 10% and are secured by the assets of the Company. The notes are convertible, at the option of the holder, into the same securities issued by the Company in (and on the same terms and conditions pari passu with the investors in) any offering of its securities that results in gross proceeds to the Company of at least $3,000,000. Upon conversion, the holder is entitled to receive, as a conversion incentive, additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

UWINK, INC. AND SUBSIDIARY
Consolidated Balance Sheet
As of October 2, 2007
 (Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,495
Account receivable, net of allowance for doubtful accounts of $72,265	13,727
Inventory, net of reserve for obsolescence	32,626
Prepaid expenses and other current assets	63,618
TOTAL CURRENT ASSETS	121,466

PROPERTY AND EQUIPMENT, NET	886,890
TOTAL ASSETS	$1,008,356

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,599,363
Accrued payroll and related benefits	501,320
Notes payable	1,511,385
Due to related parties	325,000
Advance from customers	24,980
TOTAL CURRENT LIABILITIES	3,962,048

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 25,000,000 shares authorized;
6,513,486 shares issued and outstanding	6,514
Additional paid-in capital	36,276,835
Accumulated deficit	(39,251,638)
Shares to be issued	14,598
TOTAL STOCKHOLDERS' DEFICIT	(2,953,692)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,008,356

The accompanying notes are an integral part of these unaudited consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	Three month periods ended		Nine month periods ended
	October 2, 2007	September 30, 2006	October 2, 2007	September 30, 2006
		(Restated)		(Restated)

NET SALES	$673,335	$35,720	$1,970,905	$145,771

COST OF SALES	193,272	5,250	597,177	147,373
GROSS PROFIT / (LOSS)	480,063	30,470	1,373,728	(1,601)

OPERATING EXPENSES
Selling, general and administrative expenses	1,501,148	863,845	5,046,382	2,046,714
TOTAL OPERATING EXPENSES	1,501,148	863,845	5,046,382	2,046,714

LOSS FROM OPERATIONS	(1,021,085)	(833,375)	(3,672,655)	(2,048,315)

OTHER INCOME (EXPENSE)
Other income	950	1,656	950	11,962
Beneficial conversion of debt	(408,435)	(22,500)	(408,435)	(47,500)
Gain on settlement of debt	--	2,497	58,076	5,873
Interest expense	(48,395)	(11,347)	(95,159)	(53,788)
Fair value of warrant liability	--	(6,238,218)	--	(6,583,902)
TOTAL OTHER INCOME (EXPENSE)	(455,880)	(6,267,912)	(444,568)	(6,667,355)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,476,966)	(7,101,287)	(4,117,223)	(8,715,670)

PROVISION FOR INCOME TAXES	--	--	800	--

NET LOSS	$(1,476,966)	$(7,101,287)	$(4,118,023)	$(8,715,670)

NET LOSS PER COMMON SHARE - BASIC & DILUTED	$(0.23)	$(1.51)	$(0.63)	$(2.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC & DILUTED	6,547,392	4,711,380	6,498,506	4,145,546

Weighted average number of shares for dilutive securities has not been calculated because the effect of dilutive securities is anti-dilutive

The accompanying notes are an integral part of these unaudited consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)

	Nine month periods ended
	OCTOBER 2,	SEPTEMBER 30,
	2007	2006
		(Restated)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,118,023)	$(8,715,670)
Adjustment to reconcile net loss to net cash used in operating activities:
Beneficial debt conversion expense	408,435	47,500
Employee stock option expense	1,005,318	365,309
Depreciation and amortization expense	237,503	17,805
Bad debt allowance		(3,728)
Gain on settlement of debt	(58,076)	(5,873)
Issuance of warrants for debt	--	16,828
Issuance of common stock for services	(99,213)	217,642
Issuance of common stock for accrued interest	--	8,063
Inventory obsolescence reserve	(17,948)	78,275
Fair value of warrant liability	--	6,583,902
Changes in operating assets and liabilities:
Accounts receivable	5,918	1,448
Inventory	62,528	115,708
Deposits	2,300	66,398
Prepaid expenses and other current assets	(41,783)	(12,805)
Accounts payable	239,837	219,468
Accrued expenses	171,375	(14,826)
Accrued payroll and related benefits	226,630	125,071
Net cash used in operating activities	(1,975,199)	(889,485)

CASH FLOW FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(188,635)	(914,747)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from debt	1,492,500	--
Repayment of debt	(36,920)	(178,959)
Proceeds from advances from related parties	325,000	--
Repayment of advances from related parties	--	(100,000)
Proceeds from issuance of common stock	--	2,936,002
Proceeds from warrant exercises	199,813	--
Proceeds from option exercise	139,930	--
Payment of offering costs	--	--
Net cash provided by (used in) financing activities	2,120,323	2,657,043

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENT	(43,511)	852,811
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,006	23,759

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,495	$876,569

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$--	$3,049
Income taxes paid	$--	$--

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES

Conversion of debt into shares of common stock	$--	$123,000

The accompanying notes are an integral part of these unaudited consolidated financial statements

UWINK, INC. AND SUBSIDIARY
Notes to Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The unaudited consolidated financial statements have been prepared by uWink, Inc. (the "Company", "we" or "us"), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended January 2, 2007 included in our Annual Report on Form 10-KSB. The results of the three and nine months ended October 2, 2007 are not necessarily indicative of the results to be expected for the full year ending January 1, 2008.

STOCK SPLIT

Effective July 26, 2007, we effected a four-for-one reverse stock split. All per share amounts and share numbers presented herein have been retroactively restated for this adjustment.

FISCAL YEAR END

In 2006, with the commencement of restaurant operations, we adopted a 52/53-week fiscal year ending on the Tuesday closest to December 31st and fiscal quarters ending on the Tuesday closest to March 31, June 30 and September 30, as applicable, for financial reporting purposes. As a result, our 2006 fiscal year ended on January 2, 2007, our 2007 fiscal first quarter ended on April 3, 2007, our 2007 fiscal second quarter ended on July 3, 2007 and our 2007 fiscal third quarter ended on October 2, 2007.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of uWink, Inc. and our subsidiary, uWink California, Inc. and its wholly owned subsidiary, uWink Franchise Corporation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires us to disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and unearned revenue, the carrying amounts approximate fair value due to their short maturities. The amounts shown for convertible debentures and notes payable also approximate fair value because current interest rates and terms offered to us for similar debt are substantially the same.

REVENUE RECOGNITION

Restaurant revenue from food, beverage and merchandise sales is recognized when payment is tendered at the point of sale. We record gift card sales as a short-term liability in the period in which a gift card is issued and proceeds are received. As gift cards are redeemed, this liability is reduced and revenue is recognized.

Franchise revenue is recognized when we have performed substantially all of our obligations as franchisor. During the nine months ended October 2, 2007, our franchise-related revenue consisted of a $20,000 non-refundable area development fee and $2,000 of non-refundable franchise application fees. Our area development fee consists of a one-time payment in consideration for the services we perform in preparation of executing each area development agreement. Substantially all of these services which include, but are not limited to, conducting market and trade area analysis, a meeting with our executive team, and performing potential franchise background investigation, are completed prior to our execution of the area development agreement and receipt of the corresponding area development fee. As a result, we recognize the non-refundable portion of this fee in full upon receipt. During the nine months ended October 2, 2007, we also received a $20,000 refundable area development fee. This payment is held in escrow and, accordingly, will not be recorded in the financials until the contingency is resolved and the fees are released from escrow. Our franchise application fee consists of a one-time $5,000 payment, $1,000 of which is non-refundable, in consideration of the services we perform in evaluating the franchise application, which are completed concurrently with receiving the application. As a result, we recognize the non-refundable portion of this fee in full upon receipt. Refundable franchise application fees received are recorded as a short-term liability until such time as the fee becomes non-refundable.

We recognize revenue related to software licenses in compliance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 97-2, "Software Revenue Recognition." Revenue is recognized when we deliver our touch screen pay-for-play game terminals to our customer and we believe that persuasive evidence of an arrangement exits, the fees are fixed or determinable and collectibility of payment is probable. Included with the purchase of the touch screen terminals are licenses to use the games loaded on the terminals. The licenses for the games are in perpetuity, we have no obligation to provide upgrades or enhancements to the customer, and the customer has no right to any other future deliverables. We deliver the requested terminals for a fixed price either under agreements with customers or pursuant to purchase orders received from customers.

We do not have any contractual obligations to provide post sale support of our products. We provide such support on a case by case basis and the costs of providing such support are expensed as incurred. We earned no revenue from post sale support during the periods presented.

ADVANCES FROM CUSTOMERS

We record advances from customers as a liability and recognize these amounts as revenue over the period of the related agreement. As of October 2, 2007, advances from customers relating to licensing fees amounted to $24,980.

SALES TAXES

Restaurant revenue is presented net of sales taxes. The obligation is included in accrued expenses until the taxes are remitted to the appropriate taxing authorities. The sales tax payable as of October 2, 2007 was $55,351.

REPORTING SEGMENTS

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superseded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. Currently, SFAS 131 has no effect on our financial statements as substantially all of our operations are conducted in one industry segment.

RECLASSIFICATIONS

Certain comparative amounts have been reclassified to conform to the current period presentation.

NOTE 2 - LOSS PER SHARE

We report loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The following potential common shares have been excluded from the computation of diluted net loss per share for the three and nine months ended October 2, 2007 and September 30, 2006 because the effect would have been anti-dilutive:

	2007	2006
Stock options issued to employees	422,880	95,984
Warrants issued to consultants and finders	5,545	80,657
Warrants issued for financing	448,323	459,748
	871,203	636,389

Diluted earnings (loss) per share has not been presented because the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consist of restaurant credit card payments still in process. No allowance for doubtful accounts has been recorded for these receivables as collection is considered probable. The allowance for doubtful accounts of $72,265 as of October 2, 2007 is to cover the accounts receivable from non-restaurant activities.

NOTE 4 - INVENTORY

Inventory has been reviewed for obsolescence and stated at lower of cost or market as of October 2, 2007, determined on a first in first out basis. During 2005, the Company made a strategic decision to reposition itself as an entertainment restaurant company, to wind down its SNAP! and Bear Shop manufacturing and sales operations and to liquidate its remaining inventory. As a result, all non-restaurant inventory at October 2, 2007 is treated as finished goods inventory.

During the nine months ended October 2, 2007, the Company generated $27,000 in revenue from the sale of obsolete inventory previously fully reserved for at a value of $71,000. Accordingly, gross non-restaurant inventory was written down by $71,000 and a corresponding reduction was made to the obsolescence reserve. The obsolescence reserve at October 2, 2007 relates solely to non-restaurant inventory. During the nine months ended October 2, 2007, remaining non-restaurant inventory was marked down to its net realizable value, as reflected by an increase in the obsolescence reserve of $43,392. Restaurant inventory consists of food, beverages and merchandise available for sale in the restaurant.

Inventory at October 2, 2007:
Finished Goods	$277,782
Restaurant	32,626
Less: obsolescence reserve	(277,782)
$32,626

NOTE 5 - PROPERTY AND EQUIPMENT

The cost of property and equipment at October 2, 2007 consisted of the following:

Computer equipment	$571,173
Office furniture and equipment	17,926
Restaurant furniture and fixtures	636,831
Leasehold improvements	84,849
Machinery and equipment	82,603
Construction in progress	52,300
1,445,682
Less accumulated depreciation	(558,792)
$886,890

Depreciation expense for the nine months ended October 2, 2007 and September 30, 2006 was $202,503 and $7,805, respectively.

NOTE 6 - COMPONENTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The major components of selling, general and administrative expenses for the nine months ended October 2, 2007 consisted of the following:

Professional fees	$459,589
Rent	255,060
Restaurant operating expenses	438,548
Product development	268,912
Salary expense	2,019,070
Employee stock option expense	1,005,318
Depreciation and amortization	237,503
Other	362,382
$5,046,382

The major components of selling, general and administrative expenses for the nine months ended September 30, 2006 consisted of the following:

Professional fees	$239,331
Rent	102,126
Product development	177,364
Salary expense	639,729
Employee stock option expense	365,309
Inventory reserve expense	117,489
Pre-opening expenses	89,767
Other	315,599
$2,046,714

NOTE 7 - DUE TO RELATED PARTIES

Due to related parties consists of amounts advanced to us by certain of our officers and their family members and directors of the Company.

Due to related parties outstanding at October 2, 2007 consisted of the following:

Two convertible notes payable to Mr. Dennis Nino, brother-in-law of our CEO. A $50,000 note was due August 28, 2007 and a $125,000 note is due December 8, 2007. Each note accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Nino, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Nino will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 7, 2007 we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion right in Mr. Nino's notes. On November 12, 2007, Mr. Nino elected not to convert these notes. Accordingly, we made cash repayment to Mr. Nino of an aggregate of $183,897 (inclusive of $8,897 of accrued interest) in full satisfaction of these notes.

Principal Amount	$175,000

Convertible note payable to our CEO, Nolan Bushnell. The note is due December 8, 2007 and accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Bushnell, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Bushnell will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 7, 2007 we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion right in Mr. Bushnell's note. On November 12, 2007, Mr. Bushnell elected to convert the principal amount of the note (together with $5,377 of accrued interest and $26,075 of conversion incentive), in full satisfaction of our obligations under the note, into 78,226 units (consisting of 78,226 shares of our common stock and 78,226 warrants to purchase one share of our common stock at an exercise price of $2.40), at a purchase price of $2.00 per unit.

Principal Amount	$125,000

Convertible note payable to our CFO, Peter Wilkniss. The note was due October 10, 2007 and accrues interest at 10%, is secured by our assets, and is convertible, at the option of Mr. Wilkniss, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds to us of at least $3,000,000. Upon conversion, Mr. Wilkniss will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 7, 2007 we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion right in Mr. Wilkniss' note. On November 12, 2007, Mr. Wilkniss elected to convert the principal amount of the note (together with $1,479 of accrued interest and $5,296 of conversion incentive), in full satisfaction of our obligations under the note, into 15,888 units (consisting of 15,888 shares of our common stock and 15,888 warrants to purchase one share of our common stock at an exercise price of $2.40), at a purchase price of $2.00 per unit.

Principal Amount	$25,000
Total due to related parties	$325,000

According to EITF 98-5 paragraph 13, which covers the accounting for (a) a security that becomes convertible only upon the occurrence of a future event outside the control of the holder and (b) a security that is convertible from inception but contains conversion terms that change upon the occurrence of a future event, any contingent beneficial conversion feature should be measured at the commitment date but not recognized in earnings until the contingency is resolved. As the notes become convertible only upon occurrence of a future event outside of our control ("any offering of our securities that results in gross proceeds to us of at least $3,000,000"), the beneficial conversion feature is contingent and, therefore, not recognized in the financials as of July 3, 2007. On November 7, 2007, we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion rights in the above notes. Therefore, $68,150 has been recorded as beneficial conversion feature expense on these notes payable to the related parties.

During the nine month period ended October 2, 2007, we accrued $12,500 in interest on amounts due to related parties and paid $0 in interest on amounts due to related parties.

During the nine months ended October 2, 2007, salary amounting to $177,630 was paid to employees related to the CEO.

NOTE 8 - NOTES PAYABLE

Notes payable outstanding at October 2, 2007 consisted of the following:

Loan payable to our former Vice President of Marketing issued on various dates in 2004 and 2005, 10% interest secured by certain inventory and receivables, due November 14, 2007. On May 14, 2007, we amended the terms of this note to: reduce the interest rate from 12% to 10%; extend the term from February 15, 2007 to November 14, 2007; prohibit prepayments on the note; and make the principal and accrued interest outstanding under the note convertible, at the option of the holder, into the same securities issued in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds of at least $3,000,000. Upon conversion, the holder will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

This loan was reclassified from "Due to Related Parties" to "Notes Payable" on the December 31, 2005 balance sheet following the termination of the holder's employment and was further reclassified from long term liabilities to short term liabilities on the January 2, 2007 balance sheet. Accrued interest of $101,422 outstanding on this note as of October 2, 2007 is included under accrued expenses on the balance sheet as of October 2, 2007. During the nine month period ended October 2, 2007, we repaid $14,400 of this note in cash and credited $14,000 in receivables due from the holder against the principal balance of the note.

On November 12, 2007, the holder declined the conversion right triggered by our November 7, 2007 financing. Accordingly, we repaid in cash a total of $121,595 (inclusive of accrued interest) in full satisfaction of the note.

Principal Amount	$18,885

Convertible notes in favor of 27 accredited investors with maturity dates ranging from August 12, 2007 to December 8, 2007. The notes accrue interest at 10%, are secured by our assets, and are convertible, at the option of the holder, into the same securities issued by us in (and on the same terms and conditions pari passu with the investors in) any offering of our securities that results in gross proceeds of at least $3,000,000. Upon conversion, the holder will receive as a conversion incentive additional securities equal to 20% of the aggregate principal value plus accrued interest converted.

On November 7, 2007 we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion rights in the notes. On November 12, 2007, 21 holders, representing an aggregate of $1,347,500 in principal amount of notes, an aggregate of $78,483 in accrued interest and an aggregate of $285,197 of conversion incentive, elected to convert their notes, in full satisfaction of our obligations under the notes, into an aggregate of 855,590 units at $2.00 per unit (such units collectively consisting of 855,590 shares of our common stock and 855,590 warrants to purchase one share of our common stock at an exercise price of $2.40). 6 holders elected not to convert a total of $145,000 in principal amount of notes. We repaid the $145,000 principal amount plus an aggregate of $8,842 in accrued interest to those non-converting holders, in full satisfaction of those notes.

Aggregate Principal Amount	1,492,500
Total notes payable	$1,511,385

According to EITF 98-5 paragraph 13, which covers the accounting for (a) a security that becomes convertible only upon the occurrence of a future event outside the control of the holder and (b) a security that is convertible from inception but contains conversion terms that change upon the occurrence of a future event, any contingent beneficial conversion feature should be measured at the commitment date but not recognized in earnings until the contingency is resolved. As the notes become convertible only upon occurrence of a future event outside of our control ("any offering of our securities that results in gross proceeds to us of at least $3,000,000"), the beneficial conversion feature is contingent and, therefore, not recognized in the financials as of July 3, 2007. On November 7, 2007, we completed an offering of our securities (units, priced at $2.00 per unit, consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40 per share) that resulted in gross proceeds to us of approximately $10.4 million. This transaction triggered the conversion rights in all the above notes. Therefore, $340,285 has been recorded as beneficial conversion feature expense on these notes payable.

During the nine month period ended October 2, 2007, we accrued $72,263 in interest on the above notes payable and paid $0 in cash interest on these notes payable.

NOTE 9 - EQUITY

PREFERRED STOCK

We have authorized 5,000,000 shares of preferred stock. Our board of directors is authorized to establish, from the authorized shares of preferred stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of our board of directors, each such class or series of preferred stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. Fully-paid stock is not liable to any further call or assessment.

COMMON STOCK

Unless otherwise indicated below, all common stock issuances were valued at the closing price of the common stock on the date of the relevant event or agreement.

Effective July 26, 2007, we effected a four-for-one reverse stock split. All per share amounts and share numbers presented herein have been retroactively restated for this adjustment.

Effective July 23, 2007, the authorized number of shares of our common stock was increased from 12,500,000 shares (post-split) to 25,000,000 shares (post-split).

During the nine month period ended October 2, 2007, we issued:

73,425 shares of common stock valued at $139,930 upon the exercise of stock options. Out of these, 8,750 shares of common stock valued at $17,500 were issued to employees related to our CEO;

169,792 shares of common stock valued at $234,313 upon the exercise of warrants. Out of these, 25,000 shares of common stock valued at $34,500 were issued to our CFO and 25,000 shares of common stock valued at $34,500 were issued to a director;

an aggregate of 8,750 shares of common stock valued at $71,800 to five employees in settlement of accrued compensation. Out of these, 2,500 shares of common stock valued $22,000 were issued to employees related to our CEO; and

12,459 shares of common stock in exchange for consulting services valued at $89,337.

During the nine months ended October 2, 2007, we cancelled 46,250 shares of common stock valued at $205,350. These shares were returned to us by Redwood Consultants pursuant to a settlement we entered into with Redwood Consultants relating to a total of 100,000 shares of common stock valued at $444,000 issued to Redwood Consultants in 2005 for consulting services rendered in 2005.

SHARES TO BE ISSUED

At October 2, 2007, shares to be issued consisted of:

8,444 shares valued at $14,598. Of these, 4,285 shares valued at $4,456 were issuable pursuant to option exercises, and were issued subsequent to October 2, 2007. The remaining 4,159 shares valued at $10,142 remained unissued in connection with our capital raising transactions in 2004. These shares remain unissued for ministerial reasons.

During the nine months ended October 2, 2007, we reclassified 23,728 shares of common stock valued at $193,750 from shares to be issued to accrued compensation. These shares were to be issued in settlement of accrued employee compensation as of April 3, 2007. Out of these, 14,865 shares valued at $115,750 were to be issued to employees related to our CEO. Of these reclassified shares, an aggregate of 8,750 shares of common stock valued at $71,800 were subsequently issued to five employees in settlement of accrued compensation. Out of these, 2,500 shares of common stock valued $22,000 were issued to employees related to our CEO.

NOTE 10 - STOCK OPTIONS, WARRANTS AND RESTRICTED STOCK AWARDS

Effective July 26, 2007, we effected a four-for-one reverse stock split. All per share amounts and share numbers presented herein have been retroactively restated for this adjustment.

We adopted SFAS No. 123 (Revised 2004), SHARE BASED PAYMENT ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, we accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, we recognized $1,005,318 in share-based compensation expense for the nine months ended October 2, 2007. The impact of this share-based compensation expense on our basic and diluted earnings per share was $0.16 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

In 2005, our Board of Directors approved the uWink, Inc. 2005 Stock Incentive Plan (the "2005 Plan"). The 2005 Plan provides for the issuance of up to 500,000 incentive stock options, non-qualified stock options, restricted stock awards and performance stock awards to our employees, officers, directors, and consultants. Awards granted under the 2005 Plan vest as determined by the Board of Directors, provided that no option or restricted stock award granted under the 2005 Plan may be exercisable prior to six months from its date of grant and no option granted under the 2005 Plan may be exercisable after 10 years from its date of grant. As of October 2, 2007, there are 372 shares available for issuance under this plan.

On June 8, 2006, our Board of Directors approved the uWink, Inc. 2006 Equity Incentive Plan (the "2006 Plan"). The 2006 Plan, as subsequently amended on November 14, 2006, provides for the issuance of up to 625,000 incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and stock bonuses to our employees, officers, directors, and consultants. As of October 2, 2007, there are 39,830 shares available for issuance under this plan.

On June 21, 2007, our Board of Directors approved the uWink, Inc. 2007 Equity Incentive Plan (the "2007 Plan"). The 2007 Plan provides for the issuance of up to 250,000 incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and stock bonuses to our employees, officers, directors, and consultants. As of October 2, 2007, there were 250,000 shares available for issuance under the 2007 Plan.

Awards granted under both the 2006 Plan and the 2007 Plan vest as determined by the Board of Directors, provided that:

o
no option granted under the 2006 Plan or the 2007 Plan may be exercisable after ten years from its date of grant and no ISO granted to a person who owns more than ten percent of the total combined voting power of all classes of stock of the Company will be exercisable after five years from the date of grant; and

o
an option granted to a participant who is an officer or director may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Board of Directors.

On February 21, 2007, we issued 2,500 options to an employee at an exercise price of $7.04 per share.

On March 14, 2007, we issued 1,000 options to 2 employees at an exercise price of $4.76 per share.

On March 19, 2007, we issued 7,500 options to an employee at an exercise price of $4.48 per share.

On April 13, 2007, we issued 3,750 options to an employee at an exercise price of $4.92 per share.

On April 25, 2007, we issued 500 options to an employee at an exercise price of $5.00 per share.

On April 30, 2007, we issued 10,000 options to an employee at an exercise price of $5.08 per share.

On May 4, 2007, we issued 37,500 options to an employee at an exercise price of $6.20 per share.

On May 16, 2007, we issued 10,000 options to an employee at an exercise price of $5.60 per share.

On May 31, 2007, we issued 7,500 options to an employee at an exercise price of $6.20 per share.

On September 20, 2007, we issued 7,500 options to an employee at an exercise price of $4.05 per share.

All these options vest in 36 equal monthly installments with the initial one-sixth vesting after 6 months.

Following is a summary of the stock option activity for the nine months ended October 2, 2007:

		Weighted
		Average
	Options	Exercise	Aggregate
	outstanding	Price	Intrinsic Value
Outstanding, January 2, 2007	1,174,933	$3.76	$6,461,691
Granted	87,750	$5.62
Forfeited	169,375	$4.60
Exercised	73,425	$1.91	$146,850
Outstanding, October 2, 2007	1,019,883	$3.93	$1,402,944
Exercisable, October 2, 2007	508,015	$3.84	$799,419

The following is a summary of the status of options outstanding at October 2, 2007:

Exercise Price	Options Outstanding	Average Remaining Contractual Life	Exercisable
$1.00 - $1.99	475,928	8.18	275,939
$2.00 - $2.99	123,575	8.27	70,069
$4.00 - $4.99	99,750	9.08	21,931
$5.00 - $5.99	28,084	8.96	7,008
$6.00 - $6.99	60,000	9.39	6,239
$7.00 - $7.99	102,500	9.18	28,454
$8.00 - $8.99	42,500	9.24	10,829
$9.00 - $9.99	45,254	6.43	45,254
$10.00 - $10.99	37,500	6.79	37,500
$12.00 - $12.99	4,792	2.22	4,792
	1,019,883	8.36	508,015

For options granted during the nine months ended October 2, 2007, the weighted-average fair value of such options was $5.62.

During the nine months ended October 2, 2007, we received $139,930 from the exercise of 73,425 stock options at a weighted-average exercise price of $1.91 per share.

The total weighted-average remaining contractual term of the options outstanding at October 2, 2007 is 8.4 years.

The total weighted-average remaining contractual term of the options exercisable at October 2, 2007 is 7.9 years.

We recognized expense of $865,325 for the fair value of the options vested during the nine months ended October 2, 2007.

The total compensation expense not yet recognized relating to unvested options at October 2, 2007 is $1,929,621 and the weighted-average period over which this expense will be recognized is 1.8 years.

The assumptions used in calculating the fair value of options granted during the period, using the Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.29%
Expected life of the options	10.00 years
Expected volatility	82%-125%
Expected dividend yield	0

Restricted Stock Awards

Restricted stock awards are grants that entitle the holder to shares of common stock as the award vests. Our restricted stock awards generally vest in 24 or 36 equal monthly installments, as noted below. The fair value of our restricted stock awards is estimated using the Black-Scholes option pricing model.

On April 3, 2007, we granted restricted stock awards to our executive officers and directors totaling 125,000 shares, with a fair value of $4.88 per share. 50,000 of these shares vest in 36 equal monthly installments and 75,000 of these shares vest in 24 equal monthly installments. On June 14, 2007, we granted 12,500 restricted stock awards to an employee that vest in 36 equal monthly installments, with a fair value of $6.44 per share.

Following is a summary of the restricted stock award activity for the nine months ended October 2, 2007.

		Weighted-
		Average
		Grant Date	Aggregate
	Shares	Fair Value	Intrinsic value
Non-vested balance January 2, 2007	--	--	$--
Granted	137,500	$5.02
Vested	28,299	$4.95
Forfeited	--	--
Non-vested balance October 2, 2007	109,201	$5.04	$426,977

For awards granted during the nine months ended October 2, 2007, the weighted-average fair value of such awards was $5.02.

The total weighted-average remaining contractual term of the awards outstanding at October 2, 2007 is 2.0 years.

We recognized expense of $139,993 for the fair value of the awards vested during the nine months ended October 2, 2007.

The total compensation expense not yet recognized relating to unvested awards at October 2, 2007 is $550,507 and the weighted average period over which this expense will be recognized is 2.0 years.

The assumptions used in calculating the fair value of awards granted during the period, using the Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.29%
Expected life of the award	2-3 years
Expected volatility	122.9%-125%
Expected dividend yield	0

Warrants

Following is a summary of the warrant activity for the nine months ended October 2, 2007.

		Weighted
		Average
		Exercise	Aggregate
	Warrants	Price	Intrinsic Value
Balance January 2, 2007	1,962,889	$4.08	$11,840,814
Granted	--	--
Exercised	144,792	$1.38
Cancelled	58,748	$9.47
Balance October 2, 2007	1,759,349	$4.12	$3,356,227

During the nine months ended October 2, 2007, we issued no warrants and recognized no expense relating to warrants.

Following is a summary of the status of warrants outstanding at October 2, 2007:

	Outstanding Warrants
Exercise Price	Number	Average Remaining Contractual Life	Exercisable
$1.38	1,311,026	1.67	1,311,026
$6.00	100,031	2.62	100,031
$6.32	5,545	0.28	5,545
$7.00	21,250	2.00	21,250
$8.00	61,250	1.55	61,250
$14.00	222,747	2.00	222,747
$20.00	12,500	1.50	12,500
$28.00	12,500	1.50	12,500
$36.00	12,500	1.50	12,500
	1,759,349		1,759,349

NOTE 11 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a. A brief description of the provisions of this Statement

b. The date that adoption is required

c. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007 the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115." The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Management is currently evaluating the effect of this pronouncement on financial statements.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, we are generally subject to claims, complaints, and legal actions. As of October 2, 2007, management believes that we are not a party to any action which would have a material impact on our financial condition, operations, or cash flows.

Leases

Effective June 1, 2006, we entered into a lease agreement relating to our new corporate offices at 16106 Hart Street, Van Nuys, California 91406. This property consists of approximately 2,200 square feet of office and warehouse space at the base rental rate of $2,300 per month.

Effective as of April 10, 2006, we secured an approximately 10 year lease on the planned location for our first uWink restaurant in Woodland Hills, California, located at 6100 Topanga Canyon Boulevard, Woodland Hills, California 91367. The underlying lease agreement between Nolan Bushnell, our CEO, in his personal capacity, and Promenade LP, the landlord, is as of February 3, 2006. Effective as of April 10, 2006, we, Mr. Bushnell and Promenade L.P. entered into an assignment agreement pursuant to which Mr. Bushnell assigned his rights under the lease to us (but without relieving Mr. Bushnell of his liability for the performance of the lease). In connection with this assignment, we agreed with Mr. Bushnell that, should we fail to perform under the lease and Mr. Bushnell become obligated under the lease as a result, Mr. Bushnell will have the right to operate the leased premises in order to satisfy his obligations under the lease.

This location consists of 5,340 square feet. The minimum annual rent payments under the lease are $176,220 from rental commencement through January 31, 2009; $181,507 from February 1, 2009 to January 31, 2010; $186,952 from February 1, 2010 to January 31, 2011; $192,560 from February 1, 2011 to January 31, 2012; $198,337 from February 1, 2012 to January 31, 2013; $204,287 from February 1, 2013 to January 31, 2014; $210,416 from February 1, 2014 to January 31, 2015; and $216,728 from February 1, 2015 to January 31, 2016.

If our gross sales from this location exceed certain annual thresholds, we are obligated to pay additional percentage rent over and above the minimum annual rent described above. Our percentage rent obligation is equal to 5% of gross sales in excess of the following thresholds:

Rental commencement to January 31, 2009: $3,524,400;
February 1, 2009 to January 31, 2010: $3,630,132;
February 1, 2010 to January 31, 2011: $3,739,036;
February 1, 2011 to January 31, 2012: $3,851,207;
February 1, 2012 to January 31, 2013: $3,966,743;
February 1, 2013 to January 31, 2014: $4,085,745;
February 1, 2014 to January 31, 2015: $4,208,318; and
February 1, 2015 to January 31, 2016: $4,334,567.

Our obligation to pay rent under this lease commenced on October 5, 2006.

Total rent expense for the nine months ended October 2, 2007 was $255,061. Total rent expense for the nine months ended September 30, 2006 was $102,000.

Licensing Agreements

Effective September 15, 2006, we entered into a license agreement with SNAP Leisure LLC, a company owned and operated by our former Vice President of Marketing. Pursuant to this agreement, we licensed our SNAP intellectual property, including the games featured on SNAP in the form they currently run on SNAP (we have made significant enhancements to our games for display in our restaurant and SNAP Leisure LLC has no right to those enhancements or any future enhancements or new games we develop), to SNAP Leisure LLC for use in the "pay to play" amusements market worldwide (the "pay to play" amusements market is generally considered to be the coin operated video game machine market). The agreement provides that we are to receive royalties calculated per SNAP machine sold ($200 royalty per machine for the first 300 machines sold; $80 per machine royalty for the next 700 machines sold; and $50 per machine royalty for any additional machines sold thereafter). The agreement further provides that SNAP Leisure LLC cannot affix the name "uWink" to any new product sold under the license following the first anniversary of the agreement and must remove all references to uWink from all products sold under the agreement within a 5 year period. We have no obligation to provide any support or software maintenance, upgrades or enhancements under this agreement.

On January 26, 2007, we entered into an Inventory Purchase Agreement, a License Agreement and a Non-Competition Agreement with Interactive Vending Corporation ("IVC"). Pursuant to these agreements, we agreed to sell our remaining Bear Shop machine inventory (at $2,000 per complete machine, payable in 2 installments) and accessories inventory (at our cost) to IVC. In addition, we granted IVC an exclusive, worldwide license to our Bear Shop intellectual property (excluding any intellectual property relating to the name "uWink" or any derivation thereof), including US Patent # 6,957,125,(except that we retain the right of use in the restaurant industry subject to the limitations in the Non-Competition Agreement) in exchange for royalties based on the revenue generated by IVC from the licensed intellectual property, ranging from 5% of revenue in the first year of the agreement to 3% of revenue in years seven, eight, nine and ten of the agreement. We have no obligation to provide any support or software maintenance, upgrades or enhancements under these agreements. We also entered into a Non-Competition Agreement with IVC, pursuant to which we agreed not to engage in the business of interactive vending, other than in the restaurant industry to the extent the interactive vending is integrated into the operations of the restaurant, for as long as IVC is obligated to make royalty payments under the License Agreement.

NOTE 13 - RESTATEMENT

In our unaudited quarterly financial statements for 2006 as originally filed we had, in consultation with our external auditors, interpreted and applied EITF 00-19 to treat the fair value of financing warrants as a cost of raising equity with a corresponding amount debited to additional paid-in capital. In letters to us dated November 9, 2006 and January 5, 2007, the Securities and Exchange Commission raised questions as to our interpretation of EITF 00-19 as it relates to the accounting treatment of financing warrants issued during 2006. In consultation with our external auditors, on December 1, 2006 our Chief Executive Officer and Chief Financial Officer determined to amend and restate the financial statements and information for the three and nine months ended September 30, 2006 to recognize expense for the fair value of the financing warrants issued during 2006 and to book a corresponding amount as short term warrant liability on the balance sheet at September 30, 2006. Furthermore, on January 17, 2007, our Chief Executive Officer and Chief Financial Officer determined, in consultation with our external auditors, to further amend and restate the financial statements and information for the three and nine months ended September 30, 2006 to reflect the change in the fair value of the warrant liability as of September 30, 2006.

As originally filed, the $3,139,769 fair value (as calculated as of the issuance dates) of certain warrants issued during the nine months ended September 30, 2006 was accounted for as a cost of raising equity with a corresponding amount debited to additional paid-in capital.

A provision in the Securities Purchase Agreements governing our private placement transactions completed on March 3, 2006, May 9, 2006, June 12, 2006 and September 18, 2006 requires us to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock and shares of common stock underlying the warrants purchased by the investors in those transactions as promptly as possible and that, if the registration statement is not declared effective by the SEC within 180 days of the closing date of the transaction, or if we fail to keep the registration statement continuously effective until all the shares (and shares underlying warrants) are either sold or can be sold without restriction under Rule 144(k), that we pay the investors monthly liquidated damages equal to 1.5% of their investment until the registration statement is declared and kept effective or all the shares have been sold or can be sold without restriction under Rule 144(k) (in the case of a failure to keep the registration statement continuously effective). In connection with the March 3, 2006 transaction, we issued 450,000 immediately-exercisable, three-year warrants to a placement agent. The warrants issued to the placement agent are not subject to this registration rights/liquidated damages for failure to register provision.

The fair value of the warrants issued to the investors in these transactions, as calculated as of September 30, 2006, was $6,583,902. In accordance with EITF 00-19, we have determined to amend and restate the financial statements for the three and nine months ended September 30, 2006 to recognize expense of $6,583,902 for the fair value of the warrants, as calculated as of September 30, 2006, issued to the investors in these transactions and to record a corresponding short term warrant liability of $6,583,902 on the September 30, 2006 balance sheet. Because the placement agent's warrants are not subject to registration rights/liquidated damages for failure to register, the fair value of the 450,000 warrants issued to the placement agent of $90,080 was accounted for as cost of raising equity with a corresponding amount debited to additional paid-in capital.

The following presents the effect on our previously issued financial statements for the nine months ended September 30, 2006. THE TABLES SET FORTH BELOW ONLY PRESENT THOSE ACCOUNTS THAT WERE AFFECTED BY THE RESTATEMENT.

Statement of operations for the nine months ended September 30, 2006:

	Previously	Increase
	Reported	(Decrease)	Restated

OTHER INCOME (EXPENSE)
Fair value of warrant liability	--	(6,583,902)	(6,583,902)
TOTAL OTHER INCOME (EXPENSE)	(83,453)	(6,583,902)	(6,667,355)
NET LOSS	(2,131,768)	(6,583,902)	(8,715,670)
NET LOSS PER COMMON SHARE - BASIC & DILUTED	(0.13)	(0.40)	(0.53)

Statement of cash flows for the nine months ended September 30, 2006:

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	(2,131,768)	(6,583,902)	(8,715,670)

Adjustment to reconcile net loss to net cash used in operating activities:
Fair value of warrant liability	--	6,583,902	6,583,902

The net effect of the restatement is an increase of $6,583,902 in total other expense for the nine months ended September 30, 2006 and an increase of $6,583,902 in net loss for the nine months ended September 30, 2006. As a result, basic and diluted net loss per share increased by $0.40 per share for the nine months ended September 30, 2006.

NOTE 14 - SUBSEQUENT EVENTS

On October 25, 2007, we entered into a definitive agreement to acquire the leasehold interest and certain other assets of a currently operating restaurant in downtown Mountain View, California, which we intend to convert to the uWink concept and open by early 2008, subject to the satisfaction of customary closing conditions.

On November 7, 2007, we completed the sale, in a registered equity offering, of 5.2 million units at a purchase price of $2.00 per unit, consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40, generating gross proceeds of approximately $10.4 million. The net proceeds from this transaction were approximately $9.3 million after deducting placement agent fees and offering expenses.

Our November 7, 2007 financing triggered the conversion rights in the convertible promissory notes issued in April 2007 and June 2007. Effective November 12, 2007, holders representing an aggregate of $1,497,500 in principal amount of convertible notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive of $316,568) elected to convert (in full satisfaction of our obligations under the notes) their notes into the same units issued in the November 7, 2007 financing (each unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price of $2.40) at a purchase price of $2.00 per unit. Accordingly, we issued an aggregate 949,703 units to these investors.

Holders representing an aggregate of $338,885 in principal amount of convertible notes elected not to convert their notes. Accordingly, we made cash repayment of a total of $459,335 (inclusive of $120,450 of accrued interest), in full satisfaction of those notes.

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

949,703 Shares of Common Stock

Warrants to Purchase 949,703 Shares of Common Stock

PROSPECTUS

December 3, 2007